As filed with the Securities and Exchange Commission on August 8, 2008
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-1
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

CHINA ADVANCED CONSTRUCTION MATERIALS GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	1700	20-8468508
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Xianfu Han
Yingu Plaza, 9 Beisihuanxi Road, Suite 1708
Haidian District, Beijing 100080 PRC
(Address of Principal Executive Offices)
+86 10 82525301

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Copies to:
Louis A. Bevilacqua, Esq. Thomas M. Shoesmith, Esq. Joseph R. Tiano, Jr., Esq. Scott C. Kline, Esq. Thelen Reid Brown Raysman & Steiner LLP 701 8th Street, N.W., Washington, D.C. 20001 +1 202 508 4000
(Names, addresses and telephone numbers of agents for service)

Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐ (Do not check if smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)(3)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common stock, $0.001 par value	498,750	$2.40	$1,197,000	$47
Common stock, $0.001 par value, issuable upon conversion of Series A Convertible Preferred Stock	3,500,000	$0.50	$1,750,000	$69
Common Stock, $0.001 par value, issuable upon the exercise of warrants	1,750,000	$2.40	$4,200,000	$165
Common Stock, $0.001 par value, issuable upon the exercise of placement agent warrants	245,000	$2.40	$588,000	$23
Common stock, $0.001 par value, issuable pursuant to terms of Securities Escrow Agreement	3,500,000	$2.40	$8,400,000	$330
Warrants to purchase shares of Common Stock, $0.001 par value	875,000	-	-	-
Total				$634

(1) In accordance with Rule 416(a), the Registrant is also registering hereunder an indeterminate number of shares that may be issued and resold resulting from stock splits, stock dividends or similar transactions.

(2) The selling stockholders have established the offering price of $2.40 per share for shares underlying the warrants and $0.50 per share for the shares of common stock underlying the Series A Convertible Preferred Stock. These prices were arbitrarily selected and do not have any relationship to any established criteria such as book value or current earnings per share. The offering price we set for our common stock was not based on past earnings, nor is it indicative of potential market value of the assets that we own. The shares of common stock and the shares of common stock issuable pursuant to the terms of a Securities Escrow Agreement have a price per share of $2.40, based on the average of the bid and ask prices for the Registrant’s common stock as quoted on the Over-the-Counter Bulletin Board on August 5, 2008.

(3) Represents 9,493,750 shares of the Registrant’s common stock being offered by the selling stockholders named in the Registration Statement.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PROSPECTUS

Subject to completion, dated       , 2008

CHINA ADVANCED CONSTRUCTION MATERIALS GROUP, INC.

9,493,750 Shares of Common Stock
875,000 Common Stock Purchase Warrants

This prospectus relates to 9,493,750 shares of common stock, and 875,000 warrants to purchase shares of common stock, of China Advanced Construction Materials Group, Inc. that may be sold from time to time by the selling stockholders named in this prospectus.

We will not receive any proceeds from the sale of common stock or warrants covered by this prospectus. To the extent that the selling stockholders exercise, for cash, all of the warrants covering the 1,995,000 shares of common stock registered for resale under this prospectus, we would receive $4,788,000 in the aggregate from such exercises. We intend to use such proceeds for working capital, and other general corporate purposes.

Our common stock is quoted on the OTC Bulletin Board maintained by the National Association of Securities Dealers, Inc. under the symbol “CADC.OB.” The closing bid price for our common stock on August 5, 2008 was $2.30 per share, as reported on the OTC Bulletin Board. As of the date of this prospectus, there is not a trading market for our warrants.

Any participating broker-dealers and any selling stockholders who are affiliates of broker-dealers are “underwriters” within the meaning of the Securities Act of 1933, as amended, or the Securities Act, and any commissions or discounts given to any such broker-dealer or affiliate of a broker-dealer may be regarded as underwriting commissions or discounts under the Securities Act. The selling stockholders have informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute their common stock or warrants.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 7 to read about factors you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is     , 2008.

TABLE OF CONTENTS

SUMMARY	1
RISK FACTORS	7
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	18
USE OF PROCEEDS	19
DIVIDEND POLICY	20
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	20
CORPORATE STRUCTURE AND HISTORY	33
OUR BUSINESS	36
MANAGEMENT	46
EXECUTIVE COMPENSATION	48
TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS; CORPORATE GOVERNANCE	50
CHANGE IN ACCOUNTANTS	53
PRINCIPAL AND SELLING STOCKHOLDERS	54
DESCRIPTION OF CAPITAL STOCK	58
SHARES ELIGIBLE FOR FUTURE SALE	59
PLAN OF DISTRIBUTION	61
LEGAL MATTERS	63
EXPERTS	64
WHERE YOU CAN FIND MORE INFORMATION	64

You should only rely on the information contained in this prospectus. We have not, and the selling stockholders have not, authorized any other person to provide you with different information. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state where the offer or sale is not permitted. The information in this prospectus is accurate only as of the date on the front cover, but the information may have changed since that date.

i

SUMMARY

The items in the following summary are described in more detail later in this prospectus. This summary provides an overview of selected information and does not contain all the information you should consider. Therefore, you should also read the more detailed information set out in this prospectus, including the financial statements, the notes thereto and matters set forth under “Risk Factors.”

Overview

We manufacture and supply specialized construction materials, such as advanced ready-mix concrete materials, to developers and builders of large scale commercial, residential, and infrastructure development projects in China. Our product line of advanced ready-mix concrete materials come in a wide range of blends and can be tailored and customized to our customers specifications. Our products are used in highly technical, large scale construction projects. We also aim to develop and produce new and innovative environmentally friendly construction materials.

We generate revenues from the sale of our construction materials. Our revenues of $21,082,534 for the fiscal year ended June 30, 2007 represented 22% growth on an annual basis and our June 30, 2006 fiscal year revenues of $17,278,777 represent 44% growth as compared to the fiscal year ended June 30, 2005. We expect to grow rapidly by opening additional facilities and exploring acquisition opportunities. We generated over $21 million in sales, and over $3.8 million in net income in the fiscal year ended June 30, 2007. Our sales for the nine months ended March 31, 2008 were $19,841,164, representing a growth rate of 37% over the nine months ended March 31, 2007, where we had sales of $14,432,029. Our net income for the nine months ended March 31, 2008 was $3,784,144, representing a growth rate of 61% over our net income of $2,355,295 during the nine months ended March 31, 2007.

Our Industry

Our market is large and growing. China is the world’s largest construction materials producers, ranking first in the world’s annual output of cement, flat glass, building ceramic and ceramic sanitary ware. According to the statistics of the China Building Materials Industry Association, total revenues for the Chinese construction materials market in 2006 was approximately $171.5 billion. According to the National Development and Reform Commission, or NDRC, total revenues for the industry during the first five months of 2008 was approximately $112.8 billion, representing an increase of 33.4% over the same period in 2007. Also according to the NDRC, profits by companies in the construction materials market in China during the first five months of 2008 were approximately $5.26 billion, representing an increase of 43.6% over the same period in 2007. It is estimated that the total production value will reach $294.8 billion by 2011, an average annual growth rate of 11.4%.

As China’s economy continues to develop, it is expected that increased construction will be required to accommodate growth in the education, culture, social welfare and business sectors. China has been referred to by many observers as "the world's largest construction site".

Our Competitive Strengths

We believe that the following competitive strengths enable us to compete effectively and to capitalize on the growth of the market for construction materials in China:

•
Large Scale Contractor Relationships. We have contracts with major construction contractors which are constructing key infrastructure, commercial and residential projects. Our sales efforts focus on large-scale projects and large customers which place large recurring orders and present less credit risks to us. For the nine months ended March 31, 2008, our top ten customers’ sales accounted for 67.8% of total sales; the largest three customers accounted for 20.4%, 10.4% and 7.3% of total sales, respectively.

•
Experienced Management. Management’s technological knowledge and business relationships gives us the ability to secure major infrastructure projects, which provides us with leverage to acquire less sophisticated operators, increase production volumes, and implement quality standards and environmentally sensitive policies.

•
Innovation Efforts. We strive to produce the most technically and scientifically advanced products to our customers and maintain close relationships with Tsinghua University, Xi’an University of Architecture and Technology and Beijing Dongfangjianyu Institute of Concrete Science & Technology which assist us with our research and development activities. As a result of our relationships with these universities and institute, we have realized an advantage over many of our competitors by gaining access to a wide array of resources and knowledge.

Our Growth Strategy

We are committed to enhancing profitability and cash flows through the following strategies:

•
Capacity Expansion via Building New Plants. We plan to add up to three additional plants within the next six to eighteen months in order to meet the requirements of existing contracts and anticipated demand. We plan to add three more mixer stations in 2009 and 2010 as part of our long-term expansion plans.

•
Mergers and Acquisitions. We intend to capitalize on the challenges that smaller companies are encountering in our industry by acquiring complementary companies at favorable prices. We believe that buying rather than building capacity is an option that may be attractive to us if replacement costs are higher than purchase prices. We are currently looking into acquiring smaller concrete manufacturers in China as part of our expansion plans; further information will be reported when key details have been confirmed. No Letters-of-Intent have been entered into or specific targets identified at this time.

•
Vertical Integration. We plan to acquire smaller companies within the construction industry, develop more material recycling centers, and hire additional highly qualified employees. In order to accomplish this, we may be required to offer additional equity or debt securities. Certain of the companies we may seek to acquire are suppliers of the raw materials we purchase to manufacture our products. If we do acquire such companies we will have greater control over our raw material costs.

•	Supply Chain Efficiencies and Scale. We intend to streamline our supply chain process and leveraging our economies of scale.

•	New Product Offering. We plan to produce a lightweight aggregate concrete for use in projects and to expand product offerings to include pre-cast concrete.

Risk Factors

Our ability to successfully operate our business and achieve our goals and strategies is subject to numerous risks as discussed more fully in the section titled “Risk Factors,” including for example:
•	reliance on subcontractors and third party suppliers;

•	changes in laws or regulations that affect our industry;

•	inability to effectively manage rapid growth; and

•	the possibility of losing key members of our senior management.

Any of the above risks could materially and adversely affect our business, financial position and results of operations. An investment in our common stock involves risks. You should read and consider the information set forth in “Risk Factors” and all other information set forth in this prospectus before investing in our common stock.

Corporate Information

We own all of the issued and outstanding capital stock of Xin Ao Construction Materials, Inc., or BVI-ACM, a British Virgin Islands corporation, which in turn owns 100% of the outstanding capital stock of Beijing Ao Hang Construction Materials Technology Co., Ltd., or China-ACMH, a company incorporated under the laws of China. On November 28, 2007, China-ACMH entered into a series of contractual agreements with Beijing Xin Ao Concrete Co., Ltd., or Xin Ao, a company incorporated under the laws of China, and its two shareholders, in which China-ACMH effectively took over management of the business activities of Xin Ao and has the right to appoint all executives and senior management and the members of the board of directors of Xin Ao. The contractual arrangements are comprised of a series of agreements, including an Exclusive Technical Consulting and Services Agreement and an Operating Agreement, through which China-ACMH has the right to advise, consult, manage and operate Xin Ao for an annual fee in the amount of Xin Ao's yearly net profits after tax. Additionally, Xin Ao's shareholders have pledged their rights, titles and equity interest in Xin Ao as security for China-ACMH to collect technical consulting and services fees provided to China-ACMH through an Equity Pledge Agreement. In order to further reinforce China-ACMH's rights to control and operate Xin Ao, Xin Ao's shareholders have granted China-ACMH the exclusive right and option to acquire all of their equity interests in Xin Ao through an Option Agreement.

The following chart reflects our organizational structure as of the date of this prospectus.

The address of our principal executive office in China is Yingu Plaza, 9 Beisihuanxi Road, Suite 1708, Haidian District, Beijing 100080 China, and our telephone number is +(86 10) 825 25301. We maintain a website at www.china-acm.com that contains information about our Company, but that information is not part of this prospectus.

Conventions

In this prospectus, unless indicated otherwise, references to

•	“China,” “Chinese” and “PRC,” are references to the People’s Republic of China;

•	“BVI” are references to the British Virgin Islands

•
“China Advanced,” “China-ACM,” “the Company,” “we,” “us,” or “our,” are references to the combined business of China Advanced Construction Materials, Group, Inc. and its wholly-owned subsidiaries, BVI-ACM and China-ACMH, as well as Xin Ao, but do not include the stockholders of China Advanced;

•	“BVI-ACM” are references to Xin Ao Construction Materials, Inc.

•	“China-ACMH” are references to Beijing Ao Hang Construction Materials Technology Co., Ltd.;

•	“Xin Ao” are references to Beijing Xin Ao Concrete Co., Ltd.;

•	“RMB” are references to the Renminbi, the legal currency of China; and

•	“U.S. dollars,” “dollars” and “$” refer to the legal currency of the United States.

The Offering

Common stock offered by selling stockholders
498,750 shares of our common stock, 3,500,000 shares underlying our Series A Convertible Preferred Stock, 1,995,000 shares underlying common stock purchase warrants, and 3,500,000 shares that may be issuable pursuant to the terms of a Securities Escrow Agreement . This number represents 90.20% of our current outstanding common stock (1)

Common stock outstanding before the offering	10,525,000 shares.

Common stock outstanding after the offering	10,525,000 shares.

Warrants offered by selling stockholders	875,000 warrants, each with the right to purchase 2 shares of our common stock at an exercise price of $2.40 per share (as adjusted pursuant to the terms of the warrants).

Proceeds to us
We will not receive any proceeds from the sale of common stock or warrants covered by this prospectus. To the extent that the selling stockholders exercise, for cash, all of the warrants covering the 1,995,000 shares of common stock registered for resale under this prospectus, we would receive $4,788,000 in the aggregate from such exercises. We intend to use such proceeds for working capital, and other general corporate purposes.

(1)	Based on 10,525,000 shares of common stock outstanding as of August 5, 2008.

Summary Consolidated Financial Information

The following table provides summary consolidated financial statement data as of and for each of the fiscal years ended June 30, 2007 and 2006 and for the nine-month periods ended March 31, 2008 and 2007. The financial statement data as of and for each of the fiscal years ended June 30, 2007 and 2006 have been derived from our audited consolidated financial statements. The financial data for the nine-month periods ended March 31, 2008 and 2007 are unaudited. The data set forth below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” our consolidated financial statements and the related notes included in this prospectus, and the unaudited financial statements and related notes included in this prospectus.

	Year Ended		Nine Months Ended March 31,
	June 30,		(Unaudited)
	2007	2006	2008	2007
	Amounts in thousands of dollars

Revenues	$21,083	$17,279	$19,841	$14,432

Cost of goods sold, operating and administrative expenses	17,667	14,728	16,572	12,381

Operating income	3,416	2,550	3,269	2,051

Income taxes	-	-	423	-

Net income	$3,898	$2,612	$3,784	$2,355

BALANCE SHEET DATA:	As of June 30, 2007		As of March 31, 2008

Working capital	$7,811		$8,740

Current assets	$18,283		$22,657

Total assets	$26,178		$30,388

Current liabilities	$15,432		$13,917

Total liabilities	$19,682		$18,167

Stockholders’ equity	$6,496		$12,221

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below, together with all of the other information included in this prospectus, before making an investment decision. If any of the following risks actually occurs, our business, financial condition or results of operations could suffer. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

RISKS RELATED TO OUR BUSINESS

Our plans to build additional plants and to improve and upgrade our internal control and management system will require capital expenditures in 2008.

Our plans to build additional plants and to improve and upgrade our internal control and management system will require significant capital expenditures in 2008. We may also need further funding for working capital, investments, potential acquisitions and joint ventures and other corporate requirements. We cannot assure you that cash generated from our operations will be sufficient to fund these development plans, or that our actual capital expenditures and investments will not significantly exceed our current planned amounts. If either of these conditions arises, we may have to seek external financing to satisfy our capital needs. Our ability to obtain external financing at reasonable costs is subject to a variety of uncertainties. Failure to obtain sufficient external funds for our development plans could adversely affect our business, financial condition and operating performance.

Three customer orders consisted of 42.1% of the net sales of the Company for the fiscal year ended June 30, 2007, and the loss of any of these three customers can result in a depressive effect on our net profit.

Our Company focuses on large projects for large Chinese customers. In this regard, during the fiscal year ended June 30, 2007, three Chinese customers orders consisted of 40% of the net sales of the Company. Should we lose any of these three customers in the future and are unable to obtain additional customers, our revenues will decrease.

We may experience major accidents in the course of our operations, which may cause significant property damage and personal injuries.

Significant industry-related accidents and natural disasters may cause interruptions to various parts of our operations, or could result in property or environmental damage, increase in operating expenses or loss of revenue. The occurrence of such accidents and the resulting consequences may not be covered adequately, or at all, by the insurance policies we carry. In accordance with customary practice in China, we do not carry any business interruption insurance or third party liability insurance for personal injury or environmental damage arising from accidents on our property or relating to our operations other than our automobiles. Losses or payments incurred may have a material adverse effect on our operating performance if such losses or payments are not fully insured.

Our planned expansion and technical improvement projects could be delayed or adversely affected by, among other things, failures to receive regulatory approvals, difficulties in obtaining sufficient financing, technical difficulties, or human or other resource constraints.

We intend to build up to three new production facilities during the next two years. The costs projected for our planned expansion and technical improvement projects and expansion may exceed those originally contemplated. Costs savings and other economic benefits expected from these projects may not materialize as a result of any such project delays, cost overruns or changes in market circumstances. Failure to obtain intended economic benefits from these projects could adversely affect our business, financial condition and operating performances.

We cannot assure you that our growth strategy will be successful.

 One of our strategies is to grow through increasing the distribution and sales of our products by penetrating existing markets in China and entering new geographic markets in China. However, many obstacles to entering such new markets exist including, but not limited to, competition from established companies in such existing markets in the China. We cannot, therefore, assure you that we will be able to successfully overcome such obstacles and establish our products in any additional markets. Our inability to implement this growth strategy successfully may have a negative impact on our growth, future financial condition, results of operations or cash flows.

If we fail to effectively manage our growth and expand our operations, our business, financial condition, results of operations and prospects could be adversely affected.

Our future success depends on our ability to expand our business to address growth in demand for our products and services. In order to maximize potential growth in our current and potential markets, we believe that we must expand our manufacturing and marketing operations. Our ability to accomplish these goals is subject to significant risks and uncertainties, including:

•	the need for additional funding to construct additional manufacturing facilities, which we may be unable to obtain on reasonable terms or at all;

•
delays and cost overruns as a result of a number of factors, many of which may be beyond our control, such as problems with equipment vendors and manufacturing services provided by third-party manufacturers or subcontractors;

•	our receipt of any necessary government approvals or permits that may be required to expand our operations in a timely manner or at all;

•	diversion of significant management attention and other resources; and

•	failure to execute our expansion plan effectively.

To accommodate our growth, we will need to implement a variety of new and upgraded operational and financial systems, procedures, and controls, including improvements to our accounting and other internal management systems, by dedicating additional resources to our reporting and accounting function, and improvements to our record keeping and contract tracking system. We will also need to recruit more personnel and train and manage our growing employee base. Furthermore, our management will be required to maintain and expand our relationships with our existing customers and find new customers for our services. There is no guarantee that our management can succeed in maintaining and expanding these relationships.

If we encounter any of the risks described above, or if we are otherwise unable to establish or successfully operate additional capacity or increase our output, we may be unable to grow our business and revenues, reduce our operating costs, maintain our competitiveness or improve our profitability and, consequently, our business, financial condition, results of operations, and prospects will be adversely affected.

If we are unable to accurately estimate the overall risks or costs associated with a project on which we are bidding on, we may achieve a profit lower than anticipated or even incur a loss on the contract.

Substantially all of our revenues and contract backlog are typically derived from fixed unit price contracts. Fixed unit price contracts require us to perform the contract for a fixed unit price irrespective of our actual costs. As a result, we realize a profit on these contracts only if we successfully estimate our costs and then successfully control actual costs and avoid cost overruns. If our cost estimates for a contract are inaccurate, or if we do not execute the contract within our cost estimates, then cost overruns may cause the contract not to be as profitable as we expected, or may cause us to incur losses. This, in turn, could negatively affect our cash flow, earnings and financial position.

The costs incurred and gross profit realized on those contracts can vary, sometimes substantially, from the original projections due to a variety of factors, including, but not limited to:

•	onsite conditions that differ from those assumed in the original bid;

•	delays caused by weather conditions;

•	later contract start dates than expected when we bid the contract;

•	contract modifications creating unanticipated costs not covered by change orders;

•
changes in availability, proximity and costs of materials, including steel, concrete, aggregate and other construction materials (such as stone, gravel and sand), as well as fuel and lubricants for our equipment;

•	availability and skill level of workers in the geographic location of a project;

•	our suppliers’ or subcontractors’ failure to perform;

•	fraud or theft committed by our employees;

•	mechanical problems with our machinery or equipment;

•	citations issued by governmental authorities

•	difficulties in obtaining required governmental permits or approvals;

•	changes in applicable laws and regulations; and

•	claims or demands from third parties alleging damages arising from our work or from the project of which our work is part.

Economic downturns or reductions in government funding of infrastructure projects could significantly reduce our revenues.

Our business is highly dependent on the amount of infrastructure work funded by various governmental entities, which, in turn, depends on the overall condition of the economy, the need for new or replacement infrastructure, the priorities placed on various projects funded by governmental entities and national or local government spending levels. Decreases in government funding of infrastructure projects could decrease the number of civil construction contracts available and limit our ability to obtain new contracts, which could reduce our revenues and profits.

Our business will be damaged if our contracts with the Chinese government are cancelled;

Contracts that we enter into with governmental entities can usually be canceled at any time by them with payment only for the work already completed. In addition, we could be prohibited from bidding on certain governmental contracts if we fail to maintain qualifications required by those entities. A sudden cancellation of a contract or our debarment from the bidding process could cause our equipment and work crews to remain idled for a significant period of time until other comparable work became available, which could have a material adverse effect on our business and results of operations.

Our industry is highly competitive, with numerous larger companies with greater resources competing with us, and our failure to compete effectively could reduce the number of new contracts awarded to us or adversely affect our margins on contracts awarded.

Our competition includes a number of PRC-based manufacturers and distributors that produce and sell products similar to ours. We compete primarily on the basis of quality, technological innovation and price. Our main competitors include Jiangong Shanggong Center, Jinyu Group Concrete, Zhuzong Shanggong Center and Zhonghang Konggang Concrete. Essentially all of the contracts on which we bid are awarded through a competitive bid process, with awards generally being made to the lowest bidder, though other factors such as shorter contract schedules or prior experience with the customer are often just as important. Within our markets, we compete with many national, regional and local construction firms. Some of these competitors have achieved greater market penetration or have greater financial and other resources than us. In addition, there are a number of larger national companies in our industry that could potentially establish a presence in our markets and compete with us for contracts. As a result, we may need to accept lower contract margins in order to compete against these competitors. If we are unable to compete successfully in our markets, our relative market share and profits could be reduced.

We could face increased competition in our principal market.

Our principal market, Beijing, has enjoyed stronger economic growth and a higher demand for construction than other regions of China. As a result, we believe that competitors will try to expand their sales and build up their distribution networks in our principal market. We anticipate that this trend will continue and likely accelerate. Increased competition may have a material adverse effect on our financial condition and results of operations.

Our dependence on subcontractors and suppliers of materials could increase our costs and impair our ability to compete on contracts on a timely basis or at all, which would adversely affect our profits and cash flow.

We rely on third-party subcontractors to perform some of the work on many of our contracts. We do not bid on contracts unless we have the necessary subcontractors committed for the anticipated scope of the contract and at prices that we have included in our bid. Therefore, to the extent that we cannot obtain third-party subcontractors, our profits and cash flow will suffer.

We may be exposed to liabilities under the Foreign Corrupt Practices Act, and any determination that we violated the Foreign Corrupt Practices Act could have a material adverse effect on our business.

We are subject to the Foreign Corrupt Practice Act, or FCPA, and other laws that prohibit improper payments or offers of payments to foreign governments and their officials and political parties by U.S. persons and issuers as defined by the statute for the purpose of obtaining or retaining business. We have operations, agreements with third parties and make sales in China, which may experience corruption. Our activities in China create the risk of unauthorized payments or offers of payments by one of the employees, consultants, sales agents or distributors of our Company, even though these parties are not always subject to our control. It is our policy to implement safeguards to discourage these practices by our employees. However, our existing safeguards and any future improvements may prove to be less than effective, and the employees, consultants, sales agents or distributors of our Company may engage in conduct for which we might be held responsible. Violations of the FCPA may result in severe criminal or civil sanctions, and we may be subject to other liabilities, which could negatively affect our business, operating results and financial condition. In addition, the government may seek to hold our Company liable for successor liability FCPA violations committed by companies in which we invest or that we acquire.

We depend heavily on key personnel, and turnover of key employees and senior management could harm our business.

Our future business and results of operations depend in significant part upon the continued contributions of our key technical and senior management personnel, including Xianfu Han, our Chairman and Chief Executive Officer and Weili He, our Vice-Chairman and Chief Operating Officer. They also depend in significant part upon our ability to attract and retain additional qualified management, technical, operational and support personnel for our operations. If we lose a key employee, if a key employee fails to perform in his or her current position, or if we are not able to attract and retain skilled employees as needed, our business could suffer. Significant turnover in our senior management could significantly deplete the institutional knowledge held by our existing senior management team. We depend on the skills and abilities of these key employees in managing the reclamation, technical, and marketing aspects of our business, any part of which could be harmed by turnover in the future.

Certain of our existing stockholders have substantial influence over our company, and their interests may not be aligned with the interests of our other stockholders.

Our Chairman, Xianfu Han, owns approximately 50.22% of our outstanding voting securities and our Vice-Chairman, Weili He, owns approximately 33.48% of our outstanding voting securities. As a result, each have significant influence over our business, including decisions regarding mergers, consolidations, liquidations and the sale of all or substantially all of our assets, election of directors and other significant corporate actions. This concentration of ownership may also have the effect of discouraging, delaying or preventing a future change of control, which could deprive our stockholders of an opportunity to receive a premium for their shares as part of a sale of our company and might reduce the price of our shares.

We may require additional capital and we may not be able to obtain it on acceptable terms or at all.

We believe that our current cash and cash flow from operations will be sufficient to meet our present cash needs. We may, however, require additional cash resources due to changed business conditions or other future developments, including any investments or acquisitions we may decide to pursue. If these resources are insufficient to satisfy our cash requirements, we may seek to sell additional equity or debt securities or obtain additional credit facilities. The sale of additional equity securities could result in dilution to our stockholders. The incurrence of indebtedness would result in increased debt service obligations and could require us to agree to operating and financing covenants that would restrict our operations. Our ability to obtain additional capital on acceptable terms is subject to a variety of uncertainties, including:

•	investors’ perception of, and demand for, securities of Chinese-based companies involved in construction supply or concrete industries;

•	conditions of the U.S. and other capital markets in which we may seek to raise funds;

•	our future results of operations, financial condition and cash flows; and

•	economic, political and other conditions in China.

Financing may not be available in amounts or on terms acceptable to us, if at all. Any failure by us to raise additional funds on terms favorable to us, or at all, could have a material adverse effect on our business, financial condition and results of operations.

We may be exposed to potential risks relating to our internal controls over financial reporting and our ability to have those controls attested to by our independent auditors.

As directed by Section 404 of the Sarbanes-Oxley Act of 2002 or SOX 404, the SEC adopted rules requiring public companies to include a report of management on the company’s internal controls over financial reporting in their annual reports, including Form 10-K. In addition, the independent registered public accounting firm auditing a company’s financial statements must also attest to and report on management’s assessment of the effectiveness of the company’s internal controls over financial reporting as well as the operating effectiveness of the company’s internal controls. We were not subject to these requirements for the fiscal year ended June 30, 2007, accordingly we have not evaluated our internal control systems in order to allow our management to report on, and our independent auditors to attest to, our internal controls as required by these requirements of SOX 404. Under current law, we will be subject to these requirements beginning with our annual report for the fiscal year ending June 30, 2009, although the auditor attestation will not be required until our annual report for the fiscal year ending June 30, 2010. We can provide no assurance that we will comply with all of the requirements imposed thereby. There can be no positive assurance that we will receive a positive attestation from our independent auditors. In the event we identify significant deficiencies or material weaknesses in our internal controls that we cannot remediate in a timely manner or we are unable to receive a positive attestation from our independent auditors with respect to our internal controls, investors and others may lose confidence in the reliability of our financial statements.

RISKS RELATED TO DOING BUSINESS IN CHINA

Adverse changes in political and economic policies of the PRC government could impede the overall economic growth of China, which could reduce the demand for our products and damage our business.

We conduct all of our operations and generate all of our revenue in China. Accordingly, our business, financial condition, results of operations and prospects are affected significantly by economic, political and legal developments in China. The PRC economy differs from the economies of most developed countries in many respects, including:

•	the higher level of government involvement;

•	the early stage of development of the market-oriented sector of the economy;

•	the rapid growth rate;

•	the higher level of control over foreign exchange; and

•	the allocation of resources.

As the PRC economy has been transitioning from a planned economy to a more market-oriented economy, the PRC government has implemented various measures to encourage economic growth and guide the allocation of resources. While these measures may benefit the overall PRC economy, they may also have a negative effect on us.

Although the PRC government has in recent years implemented measures emphasizing the utilization of market forces for economic reform, the PRC government continues to exercise significant control over economic growth in China through the allocation of resources, controlling payment of foreign currency-denominated obligations, setting monetary policy and imposing policies that impact particular industries or companies in different ways.

Any adverse change in the economic conditions or government policies in China could have a material adverse effect on the overall economic growth and the level of new construction investments and expenditures in China, which in turn could lead to a reduction in demand for our services and consequently have a material adverse effect on our business and prospects.

Uncertainties with respect to the PRC legal system could limit the legal protections available to you and us.

We conduct substantially all of our business through our operating subsidiary in the PRC. Our operating subsidiaries are generally subject to laws and regulations applicable to foreign investments in China and, in particular, laws applicable to foreign-invested enterprises. The PRC legal system is based on written statutes, and prior court decisions may be cited for reference but have limited precedential value. Since 1979, a series of new PRC laws and regulations have significantly enhanced the protections afforded to various forms of foreign investments in China. However, since the PRC legal system continues to rapidly evolve, the interpretations of many laws, regulations and rules are not always uniform and enforcement of these laws, regulations and rules involve uncertainties, which may limit legal protections available to you and us. In addition, any litigation in China may be protracted and result in substantial costs and diversion of resources and management attention. In addition, all of our executive officers and all of our directors are residents of China and not of the United States, and substantially all the assets of these persons are located outside the United States. As a result, it could be difficult for investors to affect service of process in the United States or to enforce a judgment obtained in the United States against our Chinese operations and subsidiaries.

The PRC government exerts substantial influence over the manner in which we must conduct our business activities.

The PRC government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. Our ability to operate in China may be harmed by changes in its laws and regulations, including those relating to taxation, import and export tariffs, environmental regulations, land use rights, property and other matters. We believe that our operations in China are in material compliance with all applicable legal and regulatory requirements. However, the central or local governments of the jurisdictions in which we operate may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations.

Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in China or particular regions thereof and could require us to divest ourselves of any interest we then hold in Chinese properties or joint ventures.

A slowdown or other adverse developments in the PRC economy may materially and adversely affect our customers, demand for our services and our business.

We are a holding company. All of our operations are conducted in the PRC and all of our revenues are generated from sales in the PRC. Although the PRC economy has grown significantly in recent years, we cannot assure you that such growth will continue. A slowdown in overall economic growth, an economic downturn or recession or other adverse economic developments in the PRC may materially reduce the demand for new construction projects and adversely affect our business.

Restrictions on currency exchange may limit our ability to receive and use our sales revenue effectively.

Most of our sales revenue and expenses are denominated in RMB. Under PRC law, the RMB is currently convertible under the “current account,” which includes dividends and trade and service-related foreign exchange transactions, but not under the “capital account,” which includes foreign direct investment and loans. Currently, our PRC operating subsidiary may purchase foreign currencies for settlement of current account transactions, including payments of dividends to us, without the approval of the State Administration of Foreign Exchange, or SAFE, by complying with certain procedural requirements. However, the relevant PRC government authorities may limit or eliminate our ability to purchase foreign currencies in the future. Since a significant amount of our future revenue will be denominated in RMB, any existing and future restrictions on currency exchange may limit our ability to utilize revenue generated in RMB to fund our business activities outside China that are denominated in foreign currencies.

Foreign exchange transactions by PRC operating subsidiaries under the capital account continue to be subject to significant foreign exchange controls and require the approval of or need to register with PRC government authorities, including SAFE. In particular, if our PRC operating subsidiaries borrow foreign currency through loans from us or other foreign lenders, these loans must be registered with SAFE, and if we finance the subsidiaries by means of additional capital contributions, these capital contributions must be approved by certain government authorities, including the Ministry of Commerce, or MOFCOM, or their respective local counterparts. These limitations could affect their ability to obtain foreign exchange through debt or equity financing.

PRC regulations relating to the establishment of offshore special purpose companies by PRC residents, if applied to us, may subject our PRC resident stockholders to personal liability and limit our ability to acquire PRC companies or to inject capital into our PRC subsidiaries, limit our PRC subsidiaries’ ability to distribute profits to us or otherwise materially adversely affect us.

In October 2005, SAFE issued the Notice on Relevant Issues in the Foreign Exchange Control over Financing and Return Investment Through Special Purpose Companies by Residents Inside China, or the SAFE Notice. The SAFE Notice requires PRC residents to register with the appropriate local SAFE branch before using assets or equity interests in their PRC entities to capitalize offshore special purpose companies, or SPVs, or to raise capital overseas. A SAFE registration must be amended by a PRC resident if the SPV undergoes a significant event, such as a change in share capital, share transfer, merger, acquisition, spin-off transaction or use of assets in China to guarantee offshore obligations. Moreover, if the SPV was established and owned the onshore assets or equity interests before the implementation of the SAFE Notice, a retroactive SAFE registration is required to have been completed before March 31, 2006. Our PRC resident shareholders have filed their SAFE registration with the local SAFE branch which has indicated to us that the registrations comply with applicable laws. However, we cannot provide any assurances that their existing registration have fully complied with, and they have made necessary amendments to their registration to fully comply with, all applicable registrations or approvals required by this SAFE Notice.

Moreover, because of uncertainty over how the SAFE Notice will be interpreted and implemented, and how or whether SAFE will apply it to us, we cannot predict how it will affect our business operations or future strategies. For example, our present and prospective PRC subsidiaries’ ability to conduct foreign exchange activities, such as the remittance of dividends and foreign currency-denominated borrowings, may be subject to compliance with the SAFE Notice by our PRC resident beneficial holders. In addition, such PRC residents may not always be able to complete the necessary registration procedures required by the SAFE Notice. We also have little control over either our present or prospective direct or indirect stockholders or the outcome of such registration procedures. A failure by our PRC resident beneficial holders or future PRC resident stockholders to comply with the SAFE Notice, if SAFE requires it, could subject these PRC resident beneficial holders to fines or legal sanctions, restrict our overseas or cross-border investment activities, limit our subsidiaries’ ability to make distributions or pay dividends or affect our ownership structure, which could adversely affect our business and prospects.

We may be unable to complete a business combination transaction efficiently or on favorable terms due to complicated merger and acquisition regulations implemented on September 8, 2006.

The recent PRC Regulation on Mergers and Acquisitions of Domestic Companies by Foreign Investors also governs the approval process by which a PRC company may participate in an acquisition of its assets or its equity interests. Depending on the structure of the transaction, the new regulation will require the Chinese parties to make a series of applications and supplemental applications to the government agencies. In some instances, the application process may require the presentation of economic data concerning a transaction, including appraisals of the target business and evaluations of the acquirer, which are designed to allow the government to assess the transaction. Government approvals will have expiration dates by which a transaction must be completed and reported to the government agencies. Compliance with the new regulations is likely to be more time consuming and expensive than in the past and the government can now exert more control over the combination of two businesses. Accordingly, due to the new regulation, our ability to engage in business combination transactions has become significantly more complicated, time consuming and expensive, and we may not be able to negotiate a transaction that is acceptable to our stockholders or sufficiently protect their interests in a transaction.

The new regulation allows PRC government agencies to assess the economic terms of a business combination transaction. Parties to a business combination transaction may have to submit to MOFCOM and the other government agencies an appraisal report, an evaluation report and the acquisition agreement, all of which form part of the application for approval, depending on the structure of the transaction. The regulations also prohibit a transaction at an acquisition price obviously lower than the appraised value of the Chinese business or assets and in certain transaction structures, require that consideration must be paid within defined periods, generally not in excess of a year. The regulation also limits our ability to negotiate various terms of the acquisition, including aspects of the initial consideration, contingent consideration, holdback provisions, indemnification provisions and provisions relating to the assumption and allocation of assets and liabilities. Transaction structures involving trusts, nominees and similar entities are prohibited. Therefore, such regulation may impede our ability to negotiate and complete a business combination transaction on financial terms that satisfy our investors and protect our stockholders’ economic interests.

Fluctuations in exchange rates could adversely affect our business and the value of our securities.

The value of our common stock will be indirectly affected by the foreign exchange rate between U.S. dollars and RMB and between those currencies and other currencies in which our sales may be denominated. Because substantially all of our earnings and cash assets are denominated in RMB and the net proceeds from this offering will be denominated in U.S. dollars, fluctuations in the exchange rate between the U.S. dollar and the RMB will affect the relative purchasing power of these proceeds, our balance sheet and our earnings per share in U.S. dollars following this offering. In addition, appreciation or depreciation in the value of the RMB relative to the U.S. dollar would affect our financial results reported in U.S. dollar terms without giving effect to any underlying change in our business or results of operations. Fluctuations in the exchange rate will also affect the relative value of any dividend we issue after this offering that will be exchanged into U.S. dollars and earnings from, and the value of, any U.S. dollar-denominated investments we make in the future.

Since July 2005, the RMB has no longer been pegged to the U.S. dollar. Although the People’s Bank of China regularly intervenes in the foreign exchange market to prevent significant short-term fluctuations in the exchange rate, the RMB may appreciate or depreciate significantly in value against the U.S. dollar in the medium to long term. Moreover, it is possible that in the future PRC authorities may lift restrictions on fluctuations in the RMB exchange rate and lessen intervention in the foreign exchange market.

Very limited hedging transactions are available in China to reduce our exposure to exchange rate fluctuations. To date, we have not entered into any hedging transactions in an effort to reduce our exposure to foreign currency exchange risk. While we may enter into hedging transactions in the future, the availability and effectiveness of these transactions may be limited, and we may not be able to successfully hedge our exposure at all. In addition, our foreign currency exchange losses may be magnified by PRC exchange control regulations that restrict our ability to convert RMB into foreign currencies.

Currently, some of our raw materials and major equipment are imported. In the event that the U.S. dollars appreciate against RMB, our costs will increase. If we cannot pass the resulting cost increases on to our customers, our profitability and operating results will suffer.

RISKS RELATED TO THIS OFFERING AND THE MARKET FOR OUR STOCK GENERALLY

Our shares of common stock are very thinly traded, and there can be no assurance that there will be an active market for our shares of common stock in the future.

Our shares of common stock are very thinly traded, and the price if traded may not reflect our value. There can be no assurance that there will be an active market for our shares of common stock in the future. The market liquidity will be dependent on the perception of our operating business and any steps that our management might take to bring us to the awareness of investors. There can be no assurance given that there will be any awareness generated. Consequently, investors may not be able to liquidate their investment or liquidate it at a price that reflects the value of the business. If a more active market should develop, the price may be highly volatile. Because there may be a low price for our shares of common stock, many brokerage firms may not be willing to effect transactions in the securities. Even if an investor finds a broker willing to effect a transaction in the shares of our common stock, the combination of brokerage commissions, transfer fees, taxes, if any, and any other selling costs may exceed the selling price. Further, many lending institutions will not permit the use of such shares of common stock as collateral for any loans.

We do not intend to pay dividends on shares of our common stock for the foreseeable future, but if we intend to do so our holding company structure may limit the payment of dividends to our stockholders.

We have no direct business operations, other than our ownership of our subsidiaries. While we have no current intention of paying dividends, should we decide in the future to do so, as a holding company, our ability to pay dividends and meet other obligations depends upon the receipt of dividends or other payments from our operating subsidiaries and other holdings and investments. In addition, our operating subsidiaries, from time to time, may be subject to restrictions on their ability to make distributions to us, including as a result of restrictive covenants in loan agreements, restrictions on the conversion of local currency into U.S. dollars or other hard currency and other regulatory restrictions as discussed below. If future dividends are paid in RMB, fluctuations in the exchange rate for the conversion of RMB into U.S. dollars may reduce the amount received by U.S. stockholders upon conversion of the dividend payment into U.S. dollars.

Chinese regulations currently permit the payment of dividends only out of accumulated profits as determined in accordance with Chinese accounting standards and regulations. Our subsidiaries in China are also required to set aside a portion of their after tax profits according to Chinese accounting standards and regulations to fund certain reserve funds. Currently, our subsidiaries in China are the only sources of revenues or investment holdings for the payment of dividends. If they do not accumulate sufficient profits under Chinese accounting standards and regulations to first fund certain reserve funds as required by Chinese accounting standards, we will be unable to pay any dividends.

We may be subject to penny stock regulations and restrictions and you may have difficulty selling shares of our common stock.

The SEC has adopted regulations which generally define so-called “penny stocks” to be an equity security that has a market price less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exemptions. If our common stock becomes a “penny stock”, we may become subject to Rule 15g-9 under the Exchange Act, or the “Penny Stock Rule”. This rule imposes additional sales practice requirements on broker-dealers that sell such securities to persons other than established customers and “accredited investors” (generally, individuals with a net worth in excess of $1,000,000 or annual incomes exceeding $200,000, or $300,000 together with their spouses). For transactions covered by Rule 15g-9, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transaction prior to sale. As a result, this rule may affect the ability of broker-dealers to sell our securities and may affect the ability of purchasers to sell any of our securities in the secondary market.

For any transaction involving a penny stock, unless exempt, the rules require delivery, prior to any transaction in a penny stock, of a disclosure schedule prepared by the SEC relating to the penny stock market. Disclosure is also required to be made about sales commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock.

There can be no assurance that our common stock will qualify for exemption from the Penny Stock Rule. In any event, even if our common stock were exempt from the Penny Stock Rule, we would remain subject to Section 15(b)(6) of the Exchange Act, which gives the SEC the authority to restrict any person from participating in a distribution of penny stock, if the SEC finds that such a restriction would be in the public interest.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. The forward-looking statements are contained principally in the sections entitled “Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Business.” These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to, the factors described in the section captioned “Risk Factors” above.

In some cases, you can identify forward-looking statements by terms such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “would” and similar expressions intended to identify forward-looking statements. Forward-looking statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. These forward-looking statements include, among other things, statements relating to:

•	our expectations regarding the market for our products and services;

•	our expectations regarding the continued growth of the building materials market;

•	our beliefs regarding the competitiveness of our services;

•	our expectations regarding the expansion of our manufacturing operations;

•	our expectations with respect to increased revenue growth and our ability to achieve profitability resulting from increases in our production volumes;

•	our future business development, results of operations and financial condition; and

•	competition from other building materials manufacturers.

Also, forward-looking statements represent our estimates and assumptions only as of the date of this prospectus. You should read this prospectus and the documents that we reference in this prospectus, or that we filed as exhibits to the registration statement of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect.

Except as required by law, we assume no obligation to update any forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in any forward-looking statements, even if new information becomes available in the future.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of shares of our common stock by the selling stockholders. The selling stockholders will receive all of the net proceeds from the sales of common stock offered by them under this prospectus. To the extent that the selling stockholders exercise, for cash, all of the warrants covering the 1,995,000 shares of common stock registered for resale under this prospectus, we would receive approximately $4,778,000 in the aggregate from such exercises. We intend to use such proceeds for working capital, and other general corporate purposes.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

There is no established current public market for the shares of our common stock.  A symbol was assigned for our securities so that our securities may be quoted for trading on the OTCBB under symbol “CADC.OB”.  No trades have occurred through the date of this prospectus. There can be no assurance that a liquid market for our securities will ever develop. Transfer of our common stock may also be restricted under the securities or blue sky laws of various states and foreign jurisdictions. Consequently, investors may not be able to liquidate their investments and should be prepared to hold the common stock for an indefinite period of time.

As of August 5, 2008, there were approximately 51 stockholders of record of our common stock.

DIVIDEND POLICY

We have never declared dividends or paid cash dividends. Our board of directors will make any future decisions regarding dividends. We currently intend to retain and use any future earnings for the development and expansion of our business and do not anticipate paying any cash dividends in the near future.

Our board of directors has complete discretion on whether to pay dividends, subject to the approval of our shareholders. Even if our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

Overview

China Advanced Construction Materials Group, Inc. is a holding company whose primary business operations are conducted through our wholly-owned subsidiaries BVI-ACM and China-ACMH. BVI-ACM engages in the production of advanced construction materials for large scale commercial, residential, and infrastructure developments. The Company is primarily focused on producing and supplying a wide range of advanced ready-mix concrete materials for highly technical, large scale, and environmentally-friendly construction projects. BVI-ACM owns 100% of the issued and outstanding capital stock of China-ACMH, a company incorporated under the laws of China. On November 28, 2007, China-ACMH entered into a series of contractual agreements with Xin Ao, a company incorporated under the laws of China, and its two shareholders pursuant to which China-ACMH effectively takes over management of the business activities of Xin Ao and has the right to appoint all executives and senior management and the members of the board of directors of Xin Ao. The contractual arrangements are comprised of a series of agreements, including an Exclusive Technical Consulting and Services Agreement and an Operating Agreement, through which China-ACMH has the right to advise, consult, manage and operate Xin Ao for an annual fee in the amount of Xin Ao’s yearly net profits after tax. Additionally, Xin Ao’s Shareholders have pledged their rights, titles and equity interest in Xin Ao as security for China-ACMH to collect technical consulting and services fees provided to China-ACMH through an Equity Pledge Agreement. In order to further reinforce China-ACMH’s rights to control and operate Xin Ao, Xin Ao’s shareholders have granted China-ACMH the exclusive right and option to acquire all of their equity interests in Xin Ao through an Option Agreement. As all of the companies are under common control, this has been accounted for as a reorganization of entities and the financial statements have been prepared as if the reorganization had occurred retroactively. The Company has consolidated Xin Ao’s operating results, assets and liabilities within its financial statements.

BVI-ACM, through China-ACMH, operates and controls Xin Ao through the contractual arrangements mentioned above. BVI-ACM used the contractual arrangements to acquire control of Xin Ao, instead of using a complete acquisition of Xin Ao’s assets or equity to make Xin Ao a wholly-owned subsidiary of BVI-ACM because (i) new PRC laws governing share exchanges with foreign entities, which became effective on September 8, 2006, make the consequences of such acquisitions uncertain and (ii) other than by share exchange transactions, PRC law requires Xin Ao to be acquired for cash and BVI-ACM was not able to raise sufficient funds to pay the full appraised value for Xin Ao’s assets or shares as required under PRC law.

Together with our subsidiaries, we are an advanced ready-mix concrete provider in the Beijing area with an estimated market share of 6.8% in the open tendered ready-mix concrete market in Beijing. Our management believes that we have the ability to capture a much greater share of the Beijing market and further expand our footprint in China via expanding relationships and networking, signing new contracts, and continually developing market-leading innovative and eco-friendly ready mix products.

In the fiscal year ended June 30, 2007, and in the first half of the fiscal year ended June 30, 2008, we operated our sole facility with a production capacity of 768,000 cubic meters. In fiscal year 2007, we produced approximately 660,000 cubic meters ready mix concrete. For the nine months ended March 31, 2008, we produced approximately 532,000 cubic meters ready mix concrete. In the second half of fiscal year 2008, we entered technical consulting and marketing cooperation agreements with several independently owned mixture stations, pursuant to which, we are paid certain percentages of cost savings for technical support provided to clients and of sales price for projects we refer to other stations due to the restriction of our station’s geographical location.

Principal Factors Affecting Our Financial Performance

We believe that the following factors will continue to affect our financial performance:

Large Scale Contractor Relationships. We have contracts with major construction contractors which are constructing key infrastructure, commercial and residential projects. Our sales efforts focus on large-scale projects and large customers which place large recurring orders and present less credit risks to us. In the fiscal year ended June 30, 2007, our top ten customers’ sales accounted for 74.32% of all sales; three of these customers accounted for sales of 20%, 11.25%, and 10.83%, respectively.

Experienced Management. Management’s technological knowledge and business relationships gives us the ability to secure major infrastructure projects, which provides us with leverage to acquire less sophisticated operators, increase production volumes, and implement quality standards and environmentally sensitive policies.

Innovation Efforts. We strive to produce the most technically and scientifically advanced products to our customers and maintain close relationships with Tsinghua University, Xi’an University of Architecture and Technology and Beijing Dongfangjianyu Institute of Concrete Science & Technology which assist us with our research and development activities. During our 5 year agreement with the parties, we have realized an advantage over many of our competitors by gaining access to a wide array of resources and knowledge.

PRC Taxation

Our subsidiary China-ACMH is governed by the Income Tax Law of the People’s Republic of China concerning Foreign Investment Enterprises and Foreign Enterprises and various local income tax laws (the Income Tax Laws).

Xin Ao has been using recycled raw materials in its production since its inception which entitled us to an income tax exemption from January 1, 2003 through December 31, 2007 as granted by the State Administration of Taxation, PRC. The Company will apply for renewal of the income tax exemption. However in the interim, the Company estimates its income as of January 1, 2008 will be taxed at a rate of 25%.

On March 16, 2007, the National People’s Congress of the PRC passed the new EIT Law, which took effect as of January 1, 2008. Under the new EIT Law, an enterprise established outside of the PRC with “de facto management bodies” within the PRC is considered a resident enterprise and will normally be subject to the enterprise income tax at the rate of 25.0% on its global income. The new EIT Law, however, does not define the term “de facto management bodies.” If the PRC tax authorities subsequently determine that we should be classified as a resident enterprise, then our global income will be subject to PRC income tax at a tax rate of 25.0%. In addition, under the new EIT Law, dividends from our PRC subsidiaries to us will be subject to a withholding tax. The rate of the withholding tax has not yet been finalized, pending promulgation of implementing regulations. Furthermore, the ultimate tax rate will be determined by treaty between the PRC and the tax residence of the holder of the PRC subsidiary. We are actively monitoring the proposed withholding tax and are evaluating appropriate organizational changes to minimize the corresponding tax impact. The new EIT Law imposes a unified income tax rate of 25.0% on all domestic-invested enterprises and FIEs, such as our PRC operating subsidiaries, unless they qualify under certain limited exceptions, but the EIT Law permits companies to continue to enjoy their existing preferential tax treatments until such treatments expire in accordance with their current terms. We expect details of the transitional arrangement for the five-year period from January 1, 2008 to December 31, 2012 applicable to enterprises approved for establishment prior to March 16, 2007 to be set out in more detailed implementing rules to be adopted in the future. Any increase in our effective tax rate as a result of the above may adversely affect our operating results. However, details regarding implementation of this new law are expected to be provided in the form of one or more implementing regulations to be promulgated by the PRC government, and the timing of the issuance of such implementing regulations is currently unclear.

Results of Operations

The following table sets forth key components of our results of operations for the periods indicated, in dollars and key components of our revenue for the period indicated in dollars.

	Year Ended June 30,		Nine Months Ended March 31, (Unaudited)
	2007	2006	2008	2007
Sales revenue	$21,082,534	$17,278,777	$19,841,164	$14,432,029
Cost of sales	16,393,134	13,408,549	15,538,513	11,384,748

Gross profit	4,689,400	3,870,228	4,302,651	3,047,281

Selling, general and administrative expenses	1,273,415	1,319,741	1,033,958	996,222

Income before income taxes	3,898,053	2,611,679	4,206,665	2,355,295
Income taxes	-	-	422,521	-

Net income	$3,898,053	$2,611,679	$3,784,144	$2,355,295

The following table sets forth the results of our operations for the periods indicated as a percentage of total net sales:

	Year Ended June 30,		Nine Months Ended March 31,
As a percentage of Revenue	2007	2006	2008	2007
Sales revenue	100%	100%	100%	100%
Cost of sales	77.76%	77.6%	78.31%	78.89%
Gross profit	22.24%	22.4%	21.69%	21.11%

Selling, general and administrative expenses	6.04%	7.64%	5.21%	6.90%

Income before income taxes	18.49%	15.11%	21.20%	16.32%
Income taxes	-	-	2.13%	-

Net income	18.49%	15.11%	19.07%	16.32%

Comparison of Nine Months Ended March 31, 2008 and 2007

Sales Revenue. Our sales revenue is generated from sales of our advanced ready-mix concrete materials. For the nine-month period ended March 31, 2008 as compared to the nine-month period ended March 31, 2007, the Company generated revenues of $19,841,164 and $14,432,029 respectively, reflecting an increase of approximately 37.48%, of which approximately 29.73% is attributable to increased sales, with the rest being due to the exchange rate effect of appreciating RMB against USD. The average price of our products remained relatively stable from 2007 to 2008 while the sales volume increased in 2008, which largely accounted for the increased sales revenue. The increased volume in 2008 was due to the fact that we were awarded new projects and that some existing projects accelerated during the year, with the most prominent ones being HeXie Garden residential project, XiaoHongMen New Village, JinYuChi Office & Hotel project and Beijing south railway station. We believe our sales will continue to grow as we leverage on our existing infrastructure, begin to target accretive acquisition of existing ready-mixed plants, as well as expand into other geographical markets.

Cost of Sales. Cost of Sales, which consists of direct labor, overhead and product costs was $15,538,513 for the nine months ended March 31, 2008 as compared to $11,384,748 for nine months ended March 31, 2007, an increase of 36.5%, which is approximately in line with the increase in sales.

Gross Profit. Our gross profit is equal to the difference between our sales revenue and our cost of sales. Gross profit was $4,302,651 for the nine months ended March 31, 2008 as compared to $3,047,281 for the nine months ended March 31, 2007, representing gross margins of approximately 21.7% and 21.1%, respectively. The 41.2% increase in gross profits is mostly attributable to increased sales. We believe that this trend will continue because sales will continue to grow while gross margin will remain relatively stable at the current level.

Selling, General and Administrative Expenses. Selling, general and administrative expenses consist of sales commissions, advertising and marketing costs, the costs associated with staff and support personnel who manage our business activities and professional fees paid to third parties. The company incurred selling, general and administrative expenses of $1,033,958 for the nine months ended March 31, 2008, an increase of $37,736, compared to $996,222 for the nine months ended March 31, 2007. While the sales revenue has increased substantially from the same period last year, we have managed to keep our selling, general and administrative expenses at approximately the same level, which means increased efficiency and lower operating leverage.

Research and Development Costs. Research and development costs consist of amounts spent on developing new products and enhancing our existing products. Research and development costs totaled $6,029 for the nine months ended March 31, 2008, as compared to $159,444 for the nine months ended March 31, 2007. The decrease was mainly because we had less new product development projects in 2008.

Other Income (Expenses). Our other income (expenses) consists of valued added tax exemption from the government, financial income (expenses) and non-operation income (expenses). We had other income of $937,972 for the nine months ended March 31, 2008 as compared to $304,236 for the nine months ended March 31, 2007, an increase of $633,736. The increase in other income is mainly due to receiving of value added tax exemption from the government, which increased 37.4% and is in line with the increase in sales as this tax credit is related to gross sales price. We had other expenses of $257,612 for the nine months ended March 31, 2008 as compared to $610,227 for the nine months ended March 31, 2007, a decrease of $352,615. The decrease in other expenses is mainly due to lower interest expense in 2008. We further paid down our short-term bank loans and incurred less new borrowings for the nine months ended March 31, 2008 which resulted in lower interested expense and financial leverage as compared to the same period last year.

Net Income. We had net income of $3,784,144 for the nine months ended March 31, 2008 as compared to $2,355,295 for the nine months ended March 31, 2007, an increase of 60.7%. Excluding exchange rate effect, the increase in net income is attributable to increased sales volume as more projects being awarded to us and the acceleration of some existing projects, lower interest expenses as we paid down short-term bank loans, as well as increased government value added tax exemption in line with increased sales. Our net margin also improve from 16.3% for the nine months ended March 31, 2007 to 19.1% for the nine months ended March 31, 2008 due to lower interest expense and approximately the same level of selling, general and administrative expenses on increased sales. Our management believes that both trends will continue as we lease or build new plants to increase the customer reach to construction sites located in Beijing, expand into other geographical areas, as well as vertically integrate our operations across the supply chain, which will further lower our costs and provide even greater profitability.

Comparison of Years Ended June 30, 2007 and 2006

Revenues. For the year ended June 30, 2007 as compared to the year ended June 30, 2006, the Company generated revenues of $21,082,534 and $17,278,777 respectively, reflecting an increase of approximately 22.0%, of which approximately 18.2% is attributable to increased sales, with the rest being due to the exchange rate effect of appreciating RMB against USD. The average price of our products remained relatively stable across the two periods while the sales volume increased for the year ended June 30, 2007, which largely accounted for the increased sales revenue. That’s because we picked up more projects and some existing projects accelerated during the year 2007, with the most prominent ones being the CCTV new broadcasting site, Beijing-Tianjin intercity rail and Beijing south railway station. We believe our sales will continue to grow as we leverage on our existing infrastructure, begin to target accretive acquisition of existing ready-mixed plants, as well as expand into other geographical markets.

Cost of Sales. Cost of Sales, which consists of direct labor, overhead and product costs was $16,393,134 for the year ended June 30, 2007 as compared to $13,408,549 for the year ended June 30, 2006, an increase of 22.3%, which is approximately in line with the increase in sales.

Gross Profit. Gross profit was $4,689,400 for the year ended June 30, 2007 as compared to $3,870,228 for the year ended June 30, 2006, representing gross margins of approximately 22.2% and 22.4%, respectively. The 21.2% increase in gross profits is mostly attributable to increased sales. We believe that this trend will continue because sales will continue to grow while gross margin will remain relatively stable at the current level.

Selling, General and Administrative Expenses. The company incurred selling, general and administrative expenses of $1,273,415 for the year ended June 30, 2007, a decrease of $46,326 or 3.5%, compared to $1,319,741 for the year ended June 30, 2006. While the sales revenue has increased substantially from the same period last year, we have managed to keep our selling, general and administrative expenses down, which means increased efficiency and lower operating leverage.

Research and Development Costs. Research and development costs totaled $165,404 for the year ended June 30, 2007, as compared to $213,430 for the year ended June 30, 2006, a decrease of $48,026. The decrease was mainly because we had less new product development projects in 2007.

Other Income (Expenses). Our other income (expenses) consisted of valued added tax exemption from the government, financial income (expenses) and non-operation income (expenses). We had other income of $482,068 for the year ended June 30, 2007 as compared to $61,192 for the year ended June 30, 2006, an increase of $420,876. The increase in other income is mainly due to receiving of value added tax exemption from the government, which increased 22.0% and is in line with the increase in sales as this tax credit is related to gross sales price. We had other expenses of $829,052 for the year ended June 30, 2007 as compared to $987,114 for the year ended June 30, 2006, a decrease of $158,062. The decrease in other expenses is mainly due to lower interest expenses incurred in 2007, which resulted from the mixed effect of increased short-term loans but lower interest on capitalized lease.

Net Income. We had net income of $3,898,053 for the year ended June 30, 2007 as compared to $2,611,679 for the year ended June 30, 2006, an increase of 49.3%. Excluding exchange rate effect, the increase in net income is attributable to increased sales volume as more projects being awarded to us and the acceleration of major existing projects during 2007, lower interest expense on capitalized lease, as well as increased government value added tax exemption in line with increased sales. Our net margin also improve from 15.1% for the year ended June 30, 2006 to 18.5% for the year ended June 30, 2007 due to lower interest expense and approximately same level of selling, general and administrative expenses on increased sales. Our management believes that both trends will continue as we lease or construct new plants to increase the customer reach to construction sites located in Beijing, expand into other geographical areas, as well as vertically integrate our operations across the supply chain, which will further lower our costs and provide even greater profitability.

Liquidity and Capital Resources

As of March 31, 2008, we had cash and cash equivalents of $3,835,543. The following table provides detailed information about our net cash flow for all financial statement periods presented in this prospectus:

	Year Ended June30,		Nine Months Ended March 31,
	2007	2006	2008	2007
Net cash provided by (used in) operating activities	$2,833,576	$6,273,744	$3,825,089	$(2,540,763)
Net cash (used in) investing activities	$(241,004)	$(105,644)	$(15,665)	$(25,082)
Net cash (used in) provided by financing activities	$(1,608,605)	$(8,604,389)	$(1,524,232)	$2,624,366
Effect of foreign currency translation on cash and cash equivalents	$37,094	$39,997	$125,468	$35,275
Net cash Flow	$1,021,061	$(2,396,292)	$2,410,660	$93,796

Principal demands for liquidity are for construction or acquisition of concrete mixture stations, purchases of concrete mixers and pump trucks, working capital and general corporate purposes.

Comparison of Nine Months Ended March 31, 2008 and 2007

Net Cash From Operating Activities. We generated positive cash flow from operating activities for the nine months ended March 31, 2008 and negative cash flow for the nine months ended March 31, 2007. Specifically, net cash derived from operating activities totaled $3,825,089 for the nine months ended March 31, 2008 as compared to $2,540,763 used in operating activities during the nine months ended March 31, 2007. The increase in cash provided by opperating activities was primarily due to the increase in net income and collection of receivables.

Net Cash Derived From/Used For Investing Activities.  Net cash used in investing activities was $15,665 for the nine months ended March 31, 2008 and $25,082 for the nine months ended March 31, 2007. The cash was used for the purchase of equipment, repairs and maintenance of the plant.

Net Cash Provided By/Used in Financing Activities. Net cash used in financing activities totaled $1,524,232 for the nine months ended March 31, 2008 as compared to net cash provided by financing activities of $2,624,366 for the nine months ended March 31, 2007. The reason for this decrease was due to less new loans and the repayment of a short term loan.

Cash.  As of March 31, 2008, we had cash of $3,835,543.

Comparison of Years Ended June 30, 2007 and 2006

Net Cash From Operating Activities. We generated positive cash flow from operating activities for the fiscal year ended June 30, 2007 and for the fiscal year ended June 30, 2006. Specifically, net cash derived from operating activities totaled $2,833,576 for the year ended June 30, 2007 as compared to $6,273,744 for the year ended June 30, 2006. The decrease was primarily due to the decrease in accounts payable, partially offset by a collection of accounts receivable. The accounts payable decreased significantly due to our suppliers’ demand for payment.

Net Cash Derived From/Used For Investing Activities.  Net cash used in investing activities was $241,004 for the fiscal year ended June 30, 2007 and net cash used in investing activities for the fiscal year ended June 30, 2006 was $105,644. The cash was mainly used for the purchase of equipment, as well as repairs and maintenance of the plant.

Net Cash Provided By/Used in Financing Activities. Net cash used in financing activities totaled $1,608,605 for the fiscal year ended June 30, 2007 as compared to $8,604,389 for the fiscal year ended June 30, 2006. The reason for this decrease was due to the decrease of short term loans.

Cash.  As of June 30, 2007, we had cash of $1,424,883, as compared to $403,822 as of June 30, 2006. This increase was due primarily to an increase in net income and a decrease in account receivables

Loan Facilities

We had a total of $3,908,436 outstanding on loans and credit facilities as of March 31, 2008. The loans consisted of the following:

March 31, 2008
(Unaudited)
Loan from Huaxia Bank, with effective annual interest rate of 8.59%, due August 10, 2008, guaranteed by Company’s shareholder Mr. Han Xianfu.	$2,856,000

Loan from unrelated company Beijing Hengxin Huaxing Auto Accessories Company, with no interest, due upon demand, unsecured.	371,280

Loan from unrelated company Beijing Hongda Huaxin Wujinjidian Company, with no interest, due upon demand, unsecured.	199,920

Loan from unrelated company Beijing Siji Qingbaosan Cement Company, with no interest, due upon demand, unsecured	114,240

Loan from various employees, with effective annual interest rate of 20%, due various dates between 2007 and 2008, unsecured.	366,996
Total short term loans	$3,908,436

Total interest expense on short term loans for the nine months ended March 31, 2008 and 2007 amounted to $206,339 and $518,194, respectively.

Obligations Under Material Contracts

Below is a table setting forth our contractual obligations as of March 31, 2008:

(amounts in thousands of U.S. dollars)

Payment due by period
	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Long term debt obligations	-	-	-	-	-
Capital commitment	-	-	-	-	-
Operating lease obligations	$347	$42	$305	-	-
Purchase obligations	-	-	-	-	-
Total	-	-	-	-	-

Seasonality

Our manufacturing operations are primarily located in northeastern China, which is extremely cold during the winter months. During such time, we are able to manufacture our advanced ready-mix concrete materials, however many construction projects operate on an abbreviated work schedule, if at all.

Critical Accounting Policies and Estimates

The accompanying consolidated financial statements include the financial statements of BVI-ACM and its wholly owned subsidiary, China-ACMH and its variable interest entity Xin Ao. All significant inter-company transactions and balances have been eliminated in consolidation. BVI-ACM, its subsidiary and Xin Ao, together are referred to as the Company. In accordance with FASB Interpretation No. 46(R), Consolidation of Variable Interest Entities (“FIN 46(R)”), variable interest entities, or VIEs, are generally entities that lack sufficient equity to finance their activities without additional financial support from other parties or whose equity holders lack adequate decision making ability. All VIEs with which the Company is involved must be evaluated to determine the primary beneficiary of the risks and rewards of the VIE. The primary beneficiary is required to consolidate the VIE for financial reporting purposes. In connection with the adoption of FIN 46(R), the Company concludes that Xin Ao is a VIE and BVI-ACM is the primary beneficiary. Under FIN 46(R) transition rules, the financial statements of Xin Ao are then consolidated into the Company’s consolidated financial statements.

Our management's discussion and analysis of our financial condition and results of operations are based on the consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements as well as the reported net sales and expenses during the reporting periods. On an ongoing basis, we evaluate our estimates and assumptions. We base our estimates on historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

While our significant accounting policies are more fully described in Note 2 to our consolidated financial statements included with this prospectus, we believe that the following accounting policies are the most critical to aid you in fully understanding and evaluating this management discussion and analysis:

Revenue recognition

We recognize revenue in accordance with SAB No. 101, “Revenue Recognition in Financial Statements” as amended by SAB No. 104 (together, “SAB 104”), which specifies that revenue is realized or realizable and earned when four criteria are met:

•	Persuasive evidence of an arrangement exists (the Company considers its sales contracts to be pervasive evidence of an arrangement);
•	Delivery has occurred or services have been rendered;
•	The seller’s price to the buyer is fixed or determinable; and
•	Collectibility of payment is reasonably assured.

We sell our products mainly to major local construction companies. Sales agreements are signed with each customer. The agreements list all terms and conditions with the exception of delivery and quantity terms, which are evidenced separately in purchase orders. We do not sell products to customers on a consignment basis. There is no right of return after the product has been injected into the location specified by the contract and accepted by the customer. Titles are transferred after the products are shipped and accepted by customer.

We recognize revenue when the goods are delivered and title has passed. Sales revenue represents the invoiced value of goods, net of a value-added tax (VAT). All of our products that are sold in the PRC are subject to a Chinese value-added tax at a rate of 6% of the gross sales price.

Due to the fact that we use recycled raw materials to manufacture our products, the State Administration of Taxation has granted us a VAT Tax Exemption from August 2005 through August 2009. The VAT taxes collected from customers are kept by us and recorded as Other Subsidy Income due to the above mentioned exemption. The loss of the VAT Tax Exemption after August 2009 will increase our tax liability and may decrease our net income.

The purchase price of our products is fixed and customers are not allowed to renegotiate pricing after contracts have been signed.

Recently Issued Accounting Pronouncements

In September 2006, the FASB issued Statement of Financial Accounting Standards (“SFAS”) No. 157, “Fair Value Measurements”, which establishes a framework for reporting fair value and expands disclosures about fair value measurements. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. Management believes the adoption of this standard will have an immaterial impact on the Company’s financial statements.

In February 2007, the FASB issued Statement of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities-Including an amendment of FASB Statement No. 115, (“SFAS No. 159”). SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value. Most of the provisions of this Statement apply only to entities that elect the fair value option. However, the amendment to FASB Statement No. 115, “Accounting for Certain Investments in Debt and Equity Securities,” (“SFAS No. 115”), applies to all entities with available-for-sale and trading securities. SFAS No. 159 is effective for the Company’s consolidated financial statements for the annual reporting period beginning after November 15, 2007. The Company is currently evaluating the impact of this new pronouncement on its consolidated financial statements.

In December 2007, the FASB issued SFAS No. 160,“Noncontrolling Interests in Consolidated Financial Statements - an amendment of Accounting Research Bulletin No. 51” (“SFAS 160”), which establishes accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent, the amount of consolidated net income attributable to the parent and to the noncontrolling interest, changes in a parent’s ownership interest and the valuation of retained non-controlling equity investments when a subsidiary is deconsolidated. The Statement also establishes reporting requirements that provide sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the non-controlling owners. SFAS 160 is effective for fiscal years beginning after December 15, 2008. The Company has not determined the effect that the application of SFAS 160 will have on its consolidated financial statements.

In December 2007, Statement of Financial Accounting Standards No. 141(R), Business Combinations, was issued. SFAS No. 141R replaces SFAS No. 141, Business Combinations. SFAS 141R retains the fundamental requirements in SFAS 141 that the acquisition method of accounting (which SFAS 141 called the purchase method) be used for all business combinations and for an acquirer to be identified for each business combination. SFAS 141R requires an acquirer to recognize the assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree at the acquisition date, measured at their fair values as of that date, with limited exceptions. This replaces SFAS 141’s cost-allocation process, which required the cost of an acquisition to be allocated to the individual assets acquired and liabilities assumed based on their estimated fair values. SFAS 141R also requires the acquirer in a business combination achieved in stages (sometimes referred to as a step acquisition) to recognize the identifiable assets and liabilities, as well as the noncontrolling interest in the acquiree, at the full amounts of their fair values (or other amounts determined in accordance with SFAS 141R). SFAS 141R applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. An entity may not apply it before that date. The Company is currently evaluating the impact that adopting SFAS No. 141R will have on its financial statements.

In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles.” This Statement identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles (GAAP) in the United States (the GAAP hierarchy). This Statement will not have an impact on the Company’s financial statements.

In May 2008, the FASB issued SFAS No. 163, “Accounting for Financial Guarantee Insurance Contracts, an interpretation of FASB Statement No. 60.” The scope of this Statement is limited to financial guarantee insurance (and reinsurance) contracts, as described in this Statement, issued by enterprises included within the scope of Statement 60. Accordingly, this Statement does not apply to financial guarantee contracts issued by enterprises excluded from the scope of Statement 60 or to some insurance contracts that seem similar to financial guarantee insurance contracts issued by insurance enterprises (such as mortgage guaranty insurance or credit insurance on trade receivables). This Statement also does not apply to financial guarantee insurance contracts that are derivative instruments included within the scope of FASB Statement No. 133, “Accounting for Derivative Instruments and Hedging Activities.” This Statement will not have an impact on the Company’s financial statements.

In June 2008, the FASB issued Emerging Issues Task Force Issue 07-5 “Determining whether an Instrument (or Embedded Feature) is indexed to an Entity’s Own Stock” (“EITF No. 07-5”). This Issue is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. Early application is not permitted. Paragraph 11(a) of Statement of Financial Accounting Standard No 133 “Accounting for Derivatives and Hedging Activities” (“SFAS 133”) specifies that a contract that would otherwise meet the definition of a derivative but is both (a) indexed to the Company’s own stock and (b) classified in stockholders’ equity in the statement of financial position would not be considered a derivative financial instrument. EITF No.07-5 provides a new two-step model to be applied in determining whether a financial instrument or an embedded feature is indexed to an issuer’s own stock and thus able to qualify for the SFAS 133 paragraph 11(a) scope exception. Management is currently evaluating the impact of adoption of EITF No. 07-5 on the accounting for the convertible notes and related warrants transactions.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to our stockholders.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

Interest Rate Risk

At times when we have short-term loans outstanding, we are exposed to interest rate risk due primarily to our short-term bank loans. Although the interest rates for our short-term loans are typically fixed for the terms of the loans, the terms are typically twelve months and interest rates are subject to change upon renewal. Since July 20, 2007, the People’s Bank of China has increased the interest rate of Renminbi bank loans with a term of six months or less by 0.2% and loans with a term of six to 12 months by 0.3%. The new interest rates are approximately 6.0% and 6.8% for Renminbi bank loans with a term six months or less and loans with a term of six to 12 months, respectively. The change in interest rates has no impact on our bank loans secured before July 28, 2007. We monitor interest rates in conjunction with our cash requirements to determine the appropriate level of debt balances relative to other sources of funds.

Credit Risk

The Company is exposed to credit risk from its cash in bank and fixed deposits and bills and accounts receivable. The credit risk on cash in bank and fixed deposits is limited because the counterparties are recognized financial institutions. Bills and accounts receivable are subjected to credit evaluations. An allowance has been made for estimated irrecoverable amounts which has been determined by reference to past default experience and the current economic environment.

Foreign Exchange Risk

The value of the Renminbi against the U.S. dollar and other currencies is affected by, among other things, changes in China’s political and economic conditions. Since July 2005, the Renminbi has no longer been pegged to the U.S. Dollar. Although the People’s Bank of China regularly intervenes in the foreign exchange market to prevent significant short-term fluctuations in the exchange rate, the Renminbi may appreciate or depreciate significantly in value against the U.S. dollar in the medium to long term. Moreover, it is possible that in the future, PRC authorities may lift restrictions on fluctuations in the Renminbi exchange rate and lessen intervention in the foreign exchange market.

Because substantially all of our earnings and cash assets are denominated in Renminbi, but our reporting currency is the U.S. dollar, fluctuations in the exchange rate between the U.S. dollar and the Renminbi will affect our balance sheet and our earnings per share in U.S. dollars. In addition, appreciation or depreciation in the value of the Renminbi relative to the U.S. dollar would affect our financial results reported in U.S. dollar terms without giving effect to any underlying change in our business or results of operations. Fluctuations in the exchange rate will also affect the relative value of any dividend we issue in the future that will be exchanged into U.S. dollars and earnings from, and the value of, any U.S. dollar-denominated investments we make in the future.

Very limited hedging transactions are available in China to reduce our exposure to exchange rate fluctuations. To date, we have not entered into any hedging transactions in an effort to reduce our exposure to foreign currency exchange risk. While we may enter into hedging transactions in the future, the availability and effectiveness of these transactions may be limited, and we may not be able to successfully hedge our exposure at all. In addition, our foreign currency exchange losses may be magnified by PRC exchange control regulations that restrict our ability to convert Renminbi into foreign currencies.

Most of the transactions of the Company are settled in Renminbi and U.S. dollars. In the opinion of the directors, the Company is not exposed to significant foreign currency risk.

Inflation

Inflationary factors, such as increases in the cost of raw materials and overhead costs, could impair our operating results. Although we do not believe that inflation has had a material impact on our financial position or results of operations to date, a high rate of inflation in the future may have an adverse effect on our ability to maintain current levels of gross margin and selling, general and administrative expenses as a percentage of sales revenue if the selling prices of our products do not increase with these increased costs.

Company’s Operations are Substantially in China

Substantially all of our operations are conducted in China and are subject to various political, economic, and other risks and uncertainties inherent in conducting business in China. Among other risks, the Group’s operations are subject to the risks of restrictions on transfer of funds; export duties, quotas, and embargoes; domestic and international customs and tariffs; changing taxation policies; foreign exchange restrictions; and political conditions and governmental regulations. Additional information regarding such risks can be found under the heading “Risk Factors” located elsewhere in this prospectus.

CORPORATE STRUCTURE AND HISTORY

Our Corporate Structure

We own all of the issued and outstanding capital stock of BVI-ACM, which in turn owns 100% of the outstanding capital stock of China-ACMH. On November 28, 2007, China-ACMH entered into a series of contractual agreements with Xin Ao and its two shareholders, pursuant to which China-ACMH effectively took over management of the business activities of Xin Ao and has the right to appoint all executives and senior management and the members of the board of directors of Xin Ao. The contractual arrangements are comprised of a series of agreements, including an Exclusive Technical Consulting and Services Agreement and an Operating Agreement, through which China-ACMH has the right to advise, consult, manage and operate Xin Ao for an annual fee in the amount of Xin Ao's yearly net profits after tax. Additionally, Xin Ao's shareholders have pledged their rights, titles and equity interest in Xin Ao as security for China-ACMH to collect technical consulting and services fees provided to China-ACMH through an Equity Pledge Agreement. In order to further reinforce China-ACMH's rights to control and operate Xin Ao, Xin Ao's shareholders have granted China-ACMH the exclusive right and option to acquire all of their equity interests in Xin Ao through an Option Agreement.

The following chart reflects our organizational structure as of the date of this prospectus.

Our Corporate History

China Advanced Construction Materials Group, Inc., was founded as an unincorporated business on September 1, 2005, under the name TJS Wood Flooring, Inc., and became a C corporate in the State of Delaware on February 15, 2007. On April 29, 2008, we changed our name to China Advanced Construction Materials Group, Inc. in connection with a reverse acquisition transaction with BVI-ACM as described below.

Background and History of BVI-ACM and China-ACMH

BVI-ACM was established on October 9, 2007, under the laws of British Virgin Islands. The majority shareholders of BVI-ACM are Chinese citizens who own 100% of Xin Ao, a limited liability company formed under laws of China. BVI-ACM was established as a “special purpose vehicle” for foreign fund raising for Xin Ao. China State Administration of Foreign Exchange, or SAFE, requires the owners of any Chinese companies to obtain SAFE’s approval before establishing any offshore holding company structure for foreign financing as well as subsequent acquisition matter under the “Circular 106” in the PRC. On September 29, 2007, BVI-ACM was approved by local Chinese SAFE as a “special purpose vehicle” offshore company.

On November 23, 2007, BVI-ACM established a subsidiary, China-ACMH, in China as a wholly owned foreign limited liability company with registered capital of $5 million.

BVI-ACM, through its 100% owned China-ACMH and its variable interest entity Xin Ao, is engaged in producing general ready-mixed concrete, customized mechanical refining concrete, and some other concrete-related products which are mainly sold in China.

Xin Ao, licensed by Beijing Administration of Industry & Commerce, PRC, was established on June 28, 2002 with an initial capital contribution of approximately $3,630,000 (RMB30 million) and owned by Beijing Shang Di Xing Da Mixed Soil Ltd Co. (“Shang Di”) with 79% of ownership and Beijing Heng Xin Ao Tong Trading Ltd. (“Heng Xin”) with 21% of ownership. On September 17, 2004, Shang Di transferred its 79% ownership in Xin Ao to Beijing Boya Fangyuan Investment Management Co. (“Boya Fangyuan”) and Heng Xin transferred its 21% ownership to Beijing Jia Shi Long Teng Technology Development Co. (“Jia Shi Long Teng”). The transfers were approved at Xin Ao’s shareholder meeting.

On July 8, 2005, the Board of Directors of Xin Ao made a decision to increase its registered capital from approximately $3,630,000 (RMB30 million) to $12,100,000 (RMB100 million) through the use of Xin Ao’s undistributed profits. The percentage of the shareholders did not change and the registered capital contributed by Boya Fangyuan had increased from approximately $2.9 million (RMB23.7 million) to $9.6 million (RMB79 million) and by Jia Shi Long Teng had increased from approximately $762,300 (RMB6.3 million) to $2.5 million (RMB21 million). On the same day, Xin Ao had an ownership change with Boya Fangyuan transferring 50% of its 79% ownership, which was approximately $6.05 million (RMB50 million) of registered capital to Mr. Han Xianfu and Jia Shi Long Teng transferring 1% of its 21% interest to Mr. Han Xianfu. In December 2005, Jia Shi Long Teng transferred its remaining 20% ownership in Xin Ao to Boya Fangyuan. On August 27, 2007, Boya Fangyuan transferred its 9% to Mr. Han Xianfu and 40% to Mr. He Weili.

As discussed above, on November 28, 2007, China-ACMH entered a series of contractual arrangements with Xin Ao and its shareholders pursuant to which China-ACMH effectively assumes control over management of the business activities of Xin Ao and has the right to appoint all executives and senior management and the members of the board of directors of Xin Ao.

Through China-ACMH, BVI-ACM operates and controls Xin Ao. The reasons that BVI-ACM used the contractual arrangements to acquire control of Xin Ao, instead of using a complete acquisition of Xin Ao’s assets or equity to make Xin Ao a wholly-owned subsidiary of BVI-ACM, are that (i) new PRC laws effective as of September 8, 2006, governing share exchanges with foreign entities, make the consequences of such acquisitions uncertain and (ii) other than by share exchange transactions, PRC law requires Xin Ao to be acquired for cash, and BVI-ACM was not able to raise sufficient funds to pay the full appraised value for Xin Ao’s assets or shares as required under PRC law.

Acquisition of BVI-ACM and Related Financing

On April 29, 2008, we completed a reverse acquisition transaction with BVI-ACM whereby we issued to the stockholders of BVI-ACM 11,500,000 shares of our common stock in exchange for all of the issued and outstanding capital stock of BVI-ACM. BVI-ACM thereby became our wholly owned subsidiary and the former stockholders of BVI-ACM became our controlling stockholders.

Upon the closing of the reverse acquisition, Brandi Iannelli, our former President, Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, and Chairman and Frank Iannelli, our former Secretary, Treasurer and Director resigned from their respective positions. Xianfu Han, Weili He and Xiangsheng “Norman” Xu were appointed to the board of directors at the closing of the reverse acquisition. In addition, our executive officers were replaced by the BVI-ACM executive officers upon the closing of the reverse acquisition as indicated in more detail below.

For accounting purposes, the share exchange transaction was treated as a reverse acquisition with BVI-ACM as the acquirer and TJS Wood Flooring, Inc. as the acquired party. When we refer in this prospectus to business and financial information for periods prior to the consummation of the reverse acquisition, we are referring to the business and financial information of BVI-ACM on a consolidated basis unless the context suggests otherwise.

Thereafter on June 11, 2008, we completed a private placement pursuant to which we sold to 27 accredited investors 875,000 investment units, or Units, for a total of $7,000,000 in gross proceeds. Each Unit consists of one share of the Company’s Series A Convertible Preferred Stock, each share of which is convertible into four shares of our common stock, and a common stock purchase warrant for the purchase of two shares of our common stock at an exercise price equal to $2.40 per share.

OUR BUSINESS

Overview

We are a producer of advanced ready mix concrete materials in Beijing, China. We are committed to conducting our operations with an emphasis on the extensive use of recycled waste materials, the efficient production of our concrete materials with minimal energy usage, dust and air pollution, and innovative products, methods and practices.

We are able to meet the stringent environmental and technical needs of a rapidly growing market. The types of projects that we provide concrete for include large express railways, bridges, tunnels, skyscrapers, dams, and nuclear reactor infrastructure projects that many competitors are not able to produce due to technical difficulties, resource and information limitations. Recent projects for which we have acted as a leading concrete and structural materials provider include the new CCTV broadcasting site in Beijing, the Beijing-Tianjin Intercity Rail/Beijing South Railway Station, the Beijing Olympic Park Conference Center, Financial Street F2 Office Building, DongGuan Bridge Project, and MaJuQiao Residential Project.

Our Industry

China is the world’s largest construction materials producers, ranking first in the world’s annual output of cement, flat glass, building ceramic and ceramic sanitary ware. According to the statistics of the China Building Materials Industry Association, total revenues for the Chinese construction materials market in 2006 was approximately $171.5 billion. According to the National Development and Reform Commission, or NDRC, total revenues for the industry during the first five months of 2008 was approximately $112.8 billion, representing an increase of 33.4% over the same period in 2007. Also according to the NDRC, profits by companies in the construction materials market in China during the first five months of 2008 were approximately $5.26 billion, representing an increase of 43.6% over the same period in 2007. It is estimated that the total production value will reach $294.8 billion by 2011, an average annual growth rate of 11.4%.

Construction Demand in China

Concrete product producers will remain the largest market for cement in China, accounting for approximately 40% of all cement consumption in 2010. The government’s continued efforts to modernize the country’s infrastructure is exemplified by such massive projects as the South-North Water Diversion — designed to redirect water to the northern plains from Central and South China. This project, scheduled for completion in 2050, will result in annual cement consumption of over one million metric tons alone.

China accounts for half of all new building activity in the world and rapid expansion is expected to continue to 2030 as up to 400 million citizens are expected to move into urban areas.

China’s Cement & Concrete Demand

Residential and non-residential buildings in China are increasingly requiring much more concrete due to, among other reasons, the short supply of wood. China is currently the largest consumption market of cement worldwide at over $200 billion annually. China’s cement consumption will amount to approximately 44% of global demand in 2008 and will be greater than current combined consumption of India and the U.S. by 2010. According to the National Development and Reform Commission, companies in the construction materials market in China recognized a 92.6% increase in profits from 2005 to 2006. The government’s continued efforts to modernize the country’s infrastructure is exemplified by such projects as the South-North Water Diversion. At the present rate, it is presumed that China will continue to be an important player in the global construction materials marketplace for at least the next two decades.

According to custom statistics included in the China Cement Industry Research Report 2007-2008 prepared by Research and Markets, in 2007 total exports of cement from China was 33.01 million tons, valued at approximately $1.15 billion. The primary importers of Chinese cement include Europe, the United States and the United Arab Emirates, which imported 9.743 million tons, 5.315 million tons and 3.39 million tons in 2007, respectively. These three markets accounted for 55.9% of total cement exports from China.

Demand for Ready-Mixed Concrete

We anticipate that cement demand in the ready-mixed concrete market will realize the strongest gains of any market category through 2010, with an annual increase of 11.2%. Recognizing the environmental devastation created from the massive construction activities undertaken in the past few decades, and the thousands more in the foreseeable future, China’s government implemented Decree #341 in 2004 which bans onsite concrete production in over 200 major cities across China in order to reduce environmental damage from onsite cement mixing and improve the quality of concrete used in construction.

Competitive Market for Ready-Mixed Materials in China

China’s concrete market is considered highly competitive, with over 100,000 providers. Global Information Inc. reports that ready-mix concrete companies will benefit from an extremely favorable outlook in China, where large-scale construction projects will require significant amounts of ready-mixed concrete. In the Beijing concrete market, for example, no competitor has greater than a 10% market share.

We currently have an estimated market share of 6.8% in the open tendered ready mix concrete market in Beijing. Our management believes that we have the ability to capture a much greater share of the Beijing market and further expand our footprint in China via expanding relationships and networking, signing new contracts, and continually developing innovative and eco-friendly ready mix products.

Sources: China Society of Structural Materials, Real Wealth Report, BCC Research, Freedonia Group China Concrete http://www.chinahnt.com, Company Estimates

Our Competitive Strengths

We believe that the following competitive strengths enable us to compete effectively and to capitalize on the growth of the market for construction materials in China:

•
Large Scale Contractor Relationships. We have contracts with major construction contractors which are constructing key infrastructure, commercial and residential projects. Our sales efforts focus on large-scale projects and large customers which place large recurring orders and present less credit risks to us. For the nine months ended March 31, 2008, our top ten customers’ sales accounted for 67.8% of total sales; the largest three customers accounted for 20.4%, 10.4% and 7.3% of total sales, respectively.

•
Experienced Management. Management’s technological knowledge and business relationships gives us the ability to secure major infrastructure projects, which provides us with leverage to acquire less sophisticated operators, increase production volumes, and implement quality standards and environmentally sensitive policies.

•
Innovation Efforts. We strive to produce the most technically and scientifically advanced products to our customers and maintain close relationships with Tsinghua University, Xi’an University of Architecture and Technology and Beijing Dongfangjianyu Institute of Concrete Science & Technology which assist us with our research and development activities. As a result of our relationships with these universities and institute, we have realized an advantage over many of our competitors by gaining access to a wide array of resources and knowledge.

Our Growth Strategy

We are committed to enhancing profitability and cash flows through the following strategies:

•
Capacity Expansion via Building New Plants. We plan to add up to three additional plants within the next six to eighteen months in order to meet the requirements of existing contracts and anticipated demand. We plan to add three more mixer stations in 2009 and 2010 as part of our long-term expansion plans.

•
Mergers and Acquisitions. We intend to capitalize on the challenges that smaller companies are encountering in our industry by acquiring complementary companies at favorable prices. We believe that buying rather than building capacity is an option that may be attractive to us if replacement costs are higher than purchase prices. We are currently looking into acquiring smaller concrete manufacturers in China as part of our expansion plans; further information will be reported when key details have been confirmed. No Letters-of-Intent have been entered into or specific targets identified at this time.

•
Vertical Integration. We plan to acquire smaller companies within the construction industry, develop more material recycling centers, and hire additional highly qualified employees. In order to accomplish this, we may be required to offer additional equity or debt securities. Certain of the companies we may seek to acquire are suppliers of the raw materials we purchase to manufacture our products. If we do acquire such companies we will have greater control over our raw material costs.

•	Supply Chain Efficiencies and Scale. We intend to streamline our supply chain process and leveraging our economies of scale.

•	New Product Offering. We plan to produce a lightweight aggregate concrete for use in projects and to expand product offerings to include pre-cast concrete.

Our Operations

We provide materials and services through our network of seven ready-mixed concrete plants throughout Beijing. Of the seven plants, we own one outright, lease two additional plants and have technical services & preferred procurement agreements with 4 other independently operated plants.

In fiscal year 2007 and in the first half of its fiscal year 2008, we solely operated out of the one plant that we own, which has an operating capacity of 768,000 cubic meters. In fiscal year 2007, and the nine months ended March 31, 2008, we produced approximately 660,000 cubic meters and 532,000 cubic meters, respectively, of ready mix concrete.

We also have an extensive fleet of 54 concrete mixers, eight pump trucks, and have access to an additional 10-20 rental vehicles if needed for certain larger projects. All vehicles are equipped with GPS and tracking devices from the plants central dispatch center in order to optimize capacity utilization, production and delivery schedules.

We are led by a well-rounded management team that, in only five years, has built a fast-growing, highly-profitable concrete company. Our success has been achieved by consistently delivering quality products and services backed by a team of dedicated managers and employees. Collectively, the management team has extensive experience in engineering, operations, construction materials and working in the concrete industry. Through the Company’s extensive relationships with R&D institutions and industry associations, we have access to a large pool of experienced managers and knowledgeable advisors.

Products and Services

As architectural designs have become more complex, challenging, and modern in scope, the need for technology driven companies, such us, to provide high-end specialty concrete mixtures has been rapidly accelerating. Increasing demand for state-of-the-art cement mixtures has spurred our technological innovation and our ability to provide advanced mixtures of building materials that meet project specific engineering and environmental specifications. We produce C15 to C100 range of concrete materials and specialize in an array of specialized ready-mixed concretes tailored to each project’s technical specifications and environmental standards.

We specialize in “ready-mixed concrete”, a concrete mixture made at our facility. Such concrete is the most common form of concrete, and accounts for nearly three-fourths of all concrete produced. Ready-mixed concrete is mixed on demand and is shipped to worksites by concrete mixer trucks.

This sector in the concrete market is growing at an immensely fast rate, largely due to the Chinese government’s implementation of Decree #341 in 2004. This law bans on-site concrete production in over 200 cities across China, with the goal of reducing environmental damages from onsite cement mixing and improves the quality of cement used in construction. The use of ready-mix concrete minimizes worksite noise, dirt and congestion, and most additives used in ready-mix concrete are environmentally safe. Our goal is to continue to use at least 30% recyclable components in our mixtures.

We are building a product portfolio that serves the diverse needs of our developing customer base and its unique construction and infrastructure projects. While we mainly specialize in ready-mix concrete formulations from controlled low-strength material to high-strength concrete, each specifically formulated to meet the individual needs of each project, we provide both industry standard and highly innovative products, including:

Common Industry Mixtures (Customized to Project)		Industry Leading Mixtures Highly Technical Blends

•	Ready-mixed Concrete Blends: C10 to C100	•	Compound Admixture Concrete

•	Controlled Low-Strength Material (CLSM)	•	Lightweight Aggregate Concrete

•	High-Strength Concrete with Customized Fibers	•	Energy-saving Phase change thermostat concrete

•	Soil Cement, Unique Foundation Concrete	•	C100 High Performance Concrete

 Our Customers

Recent notable projects and clients include:

Client	Project Description	Contract Value
China State Construction Engineering Corp.	Construction of new CCTV site	$3,966,114
Beijing Railway Construction Company Ltd.	Construction of Beijing-Tianjin Intercity Rail	$6,492,000
Beijing Railway Construction Company Ltd.	Construction of Beijing South Railway Station (project ongoing)	$4,293,113
China State Construction Engineering Corp.	Construction of Beijing Olympic Park Conference Center	$1,402,236

We were also the exclusive concrete supplier to a recent 50,000 cubic meter U.S. Embassy Project, which satisfied both the U.S. and the international ASTM standards. The project was completed in 2007 with total project sales & services revenue of $400,000.

Developing New Relationships

Our sales strategy focuses on building new long-term cooperative relationships with some of China’s top construction companies in order to benefit from their reputations and to enter new markets. Our sales representatives are actively building relationships with the Chinese government, general contractors, architects, engineers, and other potential sources of new business in our target markets. Our sales efforts are further supported by our executive officers and engineering personnel, who have substantial experience in the design, formulation and implementation of advanced construction and concrete materials projects.

Our Suppliers

We rely on third party suppliers of the raw materials to manufacture our products. The main components of our products include cement, fly ash, slag powder, admixture, sand and gravel. Our primary suppliers of each are:

Raw Material	Suppliers
Cement	Beijing Jinyu Group Co., Ltd. Cement Branch and Beijing Xingang Cement Making Co., Ltd.
Fly ash	Beijing Kunhaijiang Construction Material Supply Station and Beijing Xingda Huanqiu Industry Trade Co., Ltd.
Slag powder	Chengde Jinyunda Trade Co., Ltd. and Tangshan Xintai Environmental Protected Construction Material Co., Ltd.
Admixture	Xika(China) Construction Material Co., Ltd. and Beijing Jiankai Waijiaji Co., Ltd.
Sand	Sanhe Qibaihu Jianmin Shiliaochang
Gravel	Sanhe Huangtuzhuang Xinda Shiliaochang and Sanhe Duanjialingzhen Lingtong Shiliaocheng

We believe we are not dependent on any of these suppliers and will be able to replace them, if necessary, without material difficulties.

Sales and Marketing

Our marketing efforts are geared towards advancing China-ACMH as the supplier of choice for building China’s most modern and challenging projects. The Company is constantly seeking ways to raise its profile and leverage additional publicity. To this end, the Company plans to expand its presence at leading construction industry events and in periodicals to build on its successful reputation. The primary goal when expanding into new markets is to reinforce the sales effort by promoting positive testimonials and success stories from the Company’s strong base of high profile clients.

Research and Development

Construction materials companies are under extreme pressure to respond quickly to industry demands with new designs and product innovations that support rapidly changing technical demand and regulatory requirements. We devote a substantial amount of attention to the research and development of advanced construction materials that meet the demands of project specific needs while striving to lead the industry in value, materials and processes. We have sophisticated in house R&D and testing facilities, a highly technical onsite team, access to highly specialized market research, cooperation with a leading research institution, experienced management and advisory board, and close relationships with leading concrete materials experts. Our research and development expense amounted to $165,404 and $213,430 for the years ended June 30, 2007 and 2006, respectively. In the nine months ended March 31, 2008, we spent $6,029 on research and development.

University Relationships & Cooperation Agreements

We have strong relationships with Tsinghua University and the Xi’an University of Architecture and Technology. We have signed a ten-year cooperation agreement with Xi’an University on June 10, 2007 pursuant to which we will pay approximately $42,857 to Xi’an University per year and Xi’an University will set up a technical research center to conduct scientific research for the Company and work with the Company in the areas of technical development, engineering design and human resource training according to the Company’s business strategies and requirements. Xi’an University is a top university in the fields of building and material science research and education and works with the Company to follow the advancements of the cement and concrete industries globally.

Beijing Concrete Institute Partnership

The Beijing Dongfang Jianyu Institute of Concrete Science & Technology, or Beijing Concrete Institute, has 40 employees, with five senior research fellows, and 15 mid-level researchers. The Institute and its staff have participated and collaborated with national and local government agencies to establish the following industry standards:

•	Specification For Mix Proportion Design of Ordinary Concrete JGJ55-2000

•	Code for Acceptance of Constructional Quality Of Concrete Structures GB 50204-2002

•	Applied Technical Specification of Mineral Admixtures In Concrete DBJ/T01-64-2002

•	Ready-Mixed Concrete GB/T 14902-2003

•	Practice Code for Application of Ready-Mixed Mortar DBJ 01-99-2005

•	Management Specification of Quality for Ready-Mixed Concrete

•	Technical Requirement for Environmental Labeling Products Ready-Mixed Concrete HJ/T412-2007

•	Technical Code for Application of Mineral Admixture GBJXX-XX (in the approval process)

•	Standard For Inspection And Assessment of Strength Of Concrete GBJ107-XX (in discussion)

We have a close association with the Beijing Concrete Institute and have been able to incorporate many of these research findings into our operations, products, and procedures. The Beijing Concrete Institute was established by our Chairman and Vice Chairman, which currently maintain majority ownership. As such, we work closely with the institute and, in return for sponsoring multiple research initiatives, have been granted exclusive work space for the development of the materials used for our existing plant’s regional projects.

We are able to use the Research Findings & Technical Publication and Procedures of the Beijing Concrete Institute in our business, which provides us with an advantage over many of our competitors. Because our five year exclusive contract with the institute, our competitors are unable to benefit from the same findings for commercial use. Some of these findings include:

•	Research on Compound Admixture HPC; 3rd Class Award for China Building Materials Science & Technology Progress.

•	Research and Application of C100 HPC; 3rd Class Award for Beijing Science & Technology Progress.

•	Research on pumping Light Aggregate Concrete; Innovation Award for China Building Materials Science & Technology.

•	Research and Application of Green (nontoxic) HPC; First Prize for Beijing Science & Technology Progress.

•	Construction Technology of HPC for the Capital International Airport

•	Research on Production and Construction Technology of Phase Change Energy-saving Thermostat Concrete and Mortar

•	Polycarboxylate Series High Performance Water Reducing Agent Compositing Technique

•	State Swimming Center for Concrete Cracking Control Technology

In addition, we are able to collaborate closely with the institute and its executives who play a strong role recommending industry standards, advising on major infrastructure developments, and creating and maintaining strong connections with leading developers, construction companies, and governmental officials.

Successful Innovations

Some of our more advanced products and processes developed through our relationships with research institutes and universities include:

C100 High Performance Concrete

High Strength Concrete is often defined as concrete with a compressive strength greater than 6000 psi (41 MPa). The primary difference between high-strength concrete and normal-strength concrete relates to the compressive strength that refers to the maximum resistance of a concrete sample to applied pressure. Manufacturing high-strength concrete involves making optimal use of the basic ingredients that constitute normal-strength concrete.

Through our collaborative efforts, we have developed a high performance concrete which can be produced at an impermeable grade above P35, and can be used as self-waterproofing concrete for structural engineering, as the water-cement (W/C) ratio and carbonized shrinking is minimal and the structure is close-grained.

Only a limited number of firms in the Beijing area have the expertise to produce C100 High Performance Concrete.

Compound Admixture Concrete

This compound mineral mixture is a composite of coal powder, mineral powder and mineral activators blended to specific proportions. This mixture improves activity, filling, and super-additive effects of the concrete and also improves the compatibility between cement and adding. The mixture is the sixth composite of the concrete which adds water reducing admixture to produce a high quality concrete.

Lightweight Aggregate Concrete & Innovative Pumping Technology

This procedure involves a pumping technology of lightweight aggregate. It is a pretreatment method of lightweight aggregate. Setting appropriate times and pressure, lightweight aggregate will reach an appropriate saturation state under pressure once it is put into a custom designed sealed pressure vessel. After preservation, a shell will be made. Lightweight aggregate concrete prepared using the above pretreatment method, will dry quicker under pumping pressure, and maintain saturation state. Accordingly, lightweight aggregate concrete will be easily pumped which can shorten construction time.

Energy-saving Technologies of Phase Change Thermostat Concrete

Energy conservation concrete may adjust and reflect process temperature, and temperature self-control may solve cracking brought by cement heat of hydration in large-scale concrete.

Polycarboxylate Series High Performance Water Reducing Agent Compositing Technique

The research and production of water reducing admixture in the world tends to be high performance and low polluting. Super plasticizer Polycarboxylate series with high water reducing rates is an attractive admixture in that it prepares high strength concrete, super-strength concrete, high fluidity and super plasticizer concrete, and self-dense concrete. The water reducing rate of Polycarboxylate series product may reach 20% to 25%, which is higher than the Naphthaline series water reducing agent, which is the current industry standard. The cost of the water reducing agent is well situated and it may be used to prepare high strength and performance concrete instead of the Naphthaline series water reducing agent.

Application of Reused Water in Concrete

The re-use of waste water of a concrete plant to mix concrete is significant as its saves production costs, minimizes fresh water use and represents an efficient approach to address industrial wastes. The practical application of this effort is a further step towards the goal of minimal pollution and emissions.

Our Competition

Our principal market, Beijing, has enjoyed stronger economic growth and a higher demand for construction than other regions of China. As a result, we believe that competitors will try to expand their sales and build up their distribution networks in our principal market.

We compete primarily on the basis of quality, technological innovation and price. Our main comeptitors include Jiangong Shanggong Center, Jingo Group Concrete, Zhuzong Shanggong Center and Zhonghang Konggang Concrete.
Essentially all of the contracts on which we bid are awarded through a competitive bid process, with awards generally being made to the lowest bidder, though other factors such as shorter contract schedules or prior experience with the customer are often just as important. Within our markets, we compete with many national, regional and local construction firms. Some of these competitors have achieved greater market penetration or have greater financial and other resources than us.

There are approximately 130 concrete mixture stations in the Beijing area. The concrete production industry is highly segmented, with no single supplier having greater than a 10% market share.

Intellectual Property

We do not have any patents or other registered intellectual property.

Properties

There is no private land ownership in China. Individuals and companies are permitted to acquire land use rights for specific purposes. We lease our 44,041 square meter facility located at Jia 1, SanTaiShan, XiaoHongMen County, ChaoYang District, Beijing, China, from Beijing SanTaiShan Chemical Trading & Logistics Co., who was granted land use rights from the PRC government. The lease provides for a three year term beginning on October 1, 2007, with the option to extend following expiration. Annual rent on the property is approximately $192,408.

The Company also has an extensive fleet of 54 concrete mixers, eight pump trucks, and access to an additional 10-20 rental vehicles depending on specific project requirements. All vehicles are equipped with GPS and tracking devices from the plants central dispatch center in order to optimize capacity utilization, production and delivery schedules.

Environmental Matters

We are required to comply with environmental protection laws and regulations promulgated by the Ministry of Construction and the State Environmental Protection Administration. Some specific environmental regulations apply to sealed transportation of dust materials and final products, non-open storage of sand and gravel, as well as reduction of noise and dust pollution on production site and encouraged use of waste materials. The governmental regulatory authorities conduct periodic inspections. We have met all the requirements in the past inspections. We are one of ten companies in the industry that have been awarded the honor of “Green Concrete Producer” by the PRC government.

Regulation

The company has been in compliance with all registrations and requirements for the issuance and maintenance of all licenses and certificates required by the applicable governing authorities, including the Ministry of Construction and the Beijing Administration of Industry & Commerce. The Ministry of Construction awards Level II and Level III qualifications to concrete producers in the PRC construction industry, based on criteria such as production capacity, technical qualification, registered capital and capital equipment, as well as performance on past projects. Level II companies are licensed to produce concrete of all strength levels as well as special concrete, and Level III producers are licensed to produce concrete with strength level C60 and below. We are a Level II concrete producer.

Our Employees

As of June 30, 2008, we employed 226 full-time employees. The following table sets forth the number of our full-time employees by function as of June 30, 2008

As of June 30, 2008
Functions

Executives Management & Sales	34
Technical & Engineering Staff	24
Production Staff	33
Administrative Staff	34
Drivers & Heavy Equipment Operators	101
Total	226

As required by applicable PRC law, we have entered into employment contracts with all of our officers, managers and employees. We believe that we maintain a satisfactory working relationship with our employees and we have not experienced any significant labor disputes or any difficulty in recruiting staff for our operations.

In addition, we are required by PRC law to cover employees in China with various types of social insurance and believe that we are in material compliance with the relevant PRC laws.

Insurance

We believe our insurance coverage is customary and standard of companies of comparable size in comparable industries in China.

Litigation

From time to time, we may become involved in various lawsuits and legal proceedings, which arise, in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. We are currently not aware of any such legal proceedings or claims that we believe will have a material adverse effect on our business, financial condition or operating results.

MANAGEMENT

Directors and Executive Officers

Our directors and executive officers, their ages and titles, are as follows:

Directors and Executive Officers

The following table sets forth the name and position of each of our current executive officers and directors.

Name	Age	Position

Xianfu Han	50	Chairman, CEO, and Interim CFO
Weili He	52	Chief Operating Officer and Vice Chairman
Xiangsheng Xu	47	President, Director

Xianfu Han. Mr. Han became our Chairman and Chief Executive Officer on April 29, 2008. On August 6, 2008, Mr. Han became our Interim Chief Financial Officer following the resignation of our former Chief Financial Officer. From January 2003 to present, Mr. Han has worked with Xin Ao as Chairman of the Board of Directors. His main responsibilities include daily board leadership and strategy initiatives. Since November 2002, Mr. Han has been Chairman at Beijing Tsinghua University Management School’s Weilun Club. His responsibilities involve daily management work. From January 2001 to March 2007, Mr. Han acted as Executive Vice Chairman of the Beijing Concrete Association. His primary functions involved public relations and communication with various governmental and agencies. Mr. Han is a senior engineer with over 25 years of management experience in the building material industry. He contributed to the draft of the "Local Standard of Mineral Admixtures" regulations and was responsible for the "Research and Application of Green High Performance Concrete" published by the Ministry of Construction.

Mr. Han graduated in 1995 from the Tsinghua University executive MBA program. Mr. Han received his Bachelor degree in engineering management in 1992 from Northern China University of Technology.

Weili He. Mr. He became our Vice-Chairman and Chief Operating Officer on April 29, 2008. From August 2007 to present, Mr. He has worked as Vice Chairman of the Board of Directors of Xin Ao. His primary responsibility is large client development. From January 2003 to August 2007, Mr. He worked as Chairman of the Board of Directors of Beijing Xinhang Construction Materials Co., Ltd. His primary responsibilities included strategic planning. Since 2007, Mr. He has served as a Vice Chairman of the Beijing Concrete Association. His primary functions include market research. Mr. He has extensive construction and concrete engineering experience in China and Japan on numerous high profile projects. His primary expertise is plant management and operations. Mr. He received a bachelor’s degree in law from Party School of the Central Committee of C.P.C.

Xiangsheng (Norman) Xu. Mr. Xu became our President and Director on April 29, 2008. From March 2006 to present, Mr. Xu has served as Chief Executive Officer of Xin Ao. His primary responsibilities include corporate strategy, general management and daily operations. From February 2003 to February 2006, Mr. Xu worked at the Enterprises Institute at State Development and Research Center under the State Council and was in charge of the New Enterprises Development program. Since May 2007, Mr. Xu has served as an independent director of Guangxi Shunshine Real Estate Development Co., Ltd.

Mr. Xu received his MBA degree from Renmin University in Beijing, China and has been a researcher within the Institute of Corporate Culture at Beijing University.

Committees and Meetings

The board of directors is currently composed of 3 people. All board action requires the approval of a majority of the directors in attendance at a meeting at which a quorum is present. We intend to increase the size of our board of directors in fiscal year 2009.

We currently do not have standing audit, nominating or compensation committees. Our entire board of directors handles the functions that would otherwise be handled by each of the committees. We intend, however, to establish an audit committee, a nominating committee and a compensation committee of the board of directors as soon as practicable. We envision that the audit committee will be primarily responsible for reviewing the services performed by our independent auditors, evaluating our accounting policies and our system of internal controls. The nominating committee would be primarily responsible for nominating directors and setting policies and procedures for the nomination of directors. The nominating committee would also be responsible for overseeing the creation and implementation of our corporate governance policies and procedures. The compensation committee will be primarily responsible for reviewing and approving our salary and benefit policies (including equity plans), including compensation of executive officers.

Upon the establishment of an audit committee, the board will determine whether any of the directors qualify as an audit committee financial expert.

Family Relationships

There are no family relationship among any of our officers or directors.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers has been convicted in a criminal proceeding, excluding traffic violations or similar misdemeanors, or has been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws, except for matters that were dismissed without sanction or settlement. Except as set forth in our discussion below in “Certain Relationships and Related Transactions,” none of our directors, director nominees or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

Code of Business Conduct and Ethics

We currently do not have a code of ethics that applies to our officers, employees and directors, including our Chief Executive Officer and senior executives.

EXECUTIVE COMPENSATION

Summary Compensation Table— Fiscal Years Ended June 30, 2008 and 2007

The following table sets forth information concerning all cash and non-cash compensation awarded to, earned by or paid to the named persons for services rendered in all capacities during the noted periods. No other executive officers received total annual salary and bonus compensation in excess of $100,000.

Name and Principal Position	Year Ended June 30	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation Earnings ($)	Non- Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Brandi Iannelli,	2007	0	0	0	0	0	0	0	0
CEO, CFO and Director (1)	2008	0	0	0	0	0	0	0	0
Xianfu Han,	2007	0	0	0	0	0	0	0	0
Chairman and CEO (2)	2008	110,719	67,620	0	0	0	0	0	178,339

(1)
On April 29, 2008, we acquired BVI-ACM in a reverse acquisition transaction that was structured as a share exchange and in connection with that transaction, Brandi Iannelli tendered her resignation as a director and from all offices she held in our Company effective immediately.

(2)	In connection with the reverse acquisition of BVI-ACM on April 29, 2008, Mr. Han was elected as our Chairman and Chief Executive Officer effective immediately.

Employment Agreements

In connection with the reverse acquisition of BVI-ACM on April 29, 2008, Mr. Han was elected as our Chairman and Chief Executive Officer effective immediately. On May 1, 2008, we entered into a three year Employment Agreement with Mr. Han pursuant to which he will receive an annual salary of $140,000 for service as our Chief Executive Officer.

Outstanding Equity Awards at Fiscal Year End

None of our executive officers received any equity awards, including, options, restricted stock or other equity incentives during the fiscal year ended June 30, 2008.

Compensation of Directors

During the 2007 and 2008 fiscal years, no member of our board of directors received any compensation solely for service as a director.

Compensation Committee Interlocks and Insider Participation

During the last fiscal year we did not have a standing Compensation Committee. The Board was responsible for the functions that would otherwise be handled by the compensation committee.

Indemnification of Directors and Executive Officers and Limitation of Liability

The General Corporation Law of Delaware, Section 102(b)(7) provides that directors, officers, employees or agents of Delaware corporations are entitled, under certain circumstances, to be indemnified against expenses (including attorneys’ fees) and other liabilities actually and reasonably incurred by them in connection with any suit brought against them in their capacity as a director, officer, employee or agent, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. This statute provides that directors, officers, employees and agents may also be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by them in connection with a derivative suit brought against them in their capacity as a director, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made without court approval if such person was adjudged liable to the corporation

At the present time, there is no pending litigation or proceeding involving a director, officer, employee or other agent of ours in which indemnification would be required or permitted. We are not aware of any threatened litigation or proceeding which may result in a claim for such indemnification.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN
CONTROL PERSONS; CORPORATE GOVERNANCE

Transactions with Related Persons

The following includes a summary of transactions since the beginning of the 2006 fiscal year, or any currently proposed transaction, in which we were or are to be a participant and the amount involved exceeded or exceeds the lesser of $120,000 or one percent of the average of our total assets at year-end for the last three completed fiscal years, and in which any related person had or will have a direct or indirect material interest (other than compensation described under “Executive Compensation”). We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, in arm’s-length transactions.

Reverse Acquisition Transaction

On April 29, 2008 we consummated the transactions contemplated by a share exchange agreement with the owners of all issued and outstanding capital stock of BVI-ACM, which included our Chairman and CEO Xianfu Han. Pursuant to the share exchange agreement, we acquired 100% of the outstanding capital stock of BVI-ACM in exchange for 11,500,000 shares of our common stock. As a result of this transaction, Mr. Han became the beneficial owner of approximately 51.03% of our outstanding capital stock.

Beijing Concrete Institute

We paid the Beijing Concrete Institute fees of $165,404 and $213,430 for the years ended June 30, 2007 and 2006, respectively. The Beijing Concrete Institute is 50% owned by our Chairman and CEO, Xianfu Han and 45% by our Vice-Chairman and COO, Weili He.

On January 1, 2008, we entered into a 6 year contract with the Beijing Concrete Institute with an expiration date of December 31, 2013, whereby we will compensate the Beijing Concrete Institute based on research and development projects they complete for us on an as-needed basis. The annual project-based payment is capped at RMB 1,000,000 (approximately US $140,000) and in return we will receive the exclusive right for technical procedures and findings as well as training for our employees. As of March 31, we have not referred any research and development projects, and have not provided any payment, to the Beijing Concrete Institute.

Related Party Loans

Various of our employees loaned the Company an aggregate of $352,767 in 2006 and 2007. The effective annual interest rate on the loans is 20%, and the loans mature at various times in 2007 and 2008. None of these loans, individually, exceed $120,000.

On October 1, 2007, the Company loaned to Beijing XinHang Construction Ltd, which is owned by our Vice-Chairman and Chief Operating Officer, Mr. He, $3,386,936. The term of the loan was three months and carried an interest rate of 0.75%. As of December 31, 2007, total receivables from Beijing Xinhang Construction Ltd amounted to $4,006,476. On March 18, 2008, the Company received the outstanding balance in full.

Reorganization Related Transactions

BVI-ACM owns 100% of the issued and outstanding capital stock of China-ACMH. On November 28, 2007, China-ACMH entered into a series of contractual agreements with Xin Ao and its two shareholders pursuant to which China-ACMH effectively assumed management of the business activities of Xin Ao and has the right to appoint all executives and senior management and the members of the board of directors of Xin Ao. The contractual arrangements are comprised of a series of agreements, including an Exclusive Technical Consulting and Services Agreement and an Operating Agreement, through which China-ACMH has the right to advise, consult, manage and operate Xin Ao for an annual fee in the amount of Xin Ao’s yearly net profits after tax. Additionally, Xin Ao’s shareholders have pledged their rights, titles and equity interest in Xin Ao as security for China-ACMH to collect technical consulting and services fees provided to China-ACMH through an Equity Pledge Agreement. In order to further reinforce China-ACMH’s rights to control and operate Xin Ao, Xin Ao’s shareholders have granted China-ACMH the exclusive right and option to acquire all of their equity interests in Xin Ao through an Option Agreement. As all of the companies are under common control, this has been accounted for as a reorganization of entities and the financial statements have been prepared as if the reorganization had occurred retroactively. The Company consolidates Xin Ao’s results, assets and liabilities in its financial statements.

Through China-ACMH, BVI-ACM operates and controls Xin Ao through the contractual arrangements discussed above. The reasons that BVI-ACM used these contractual arrangements to acquire control of Xin Ao, instead of using a complete acquisition of Xin Ao’s assets or equity to make Xin Ao a wholly-owned subsidiary of BVI-ACM, are that (i) new PRC laws governing share exchanges with foreign entities, which became effective on September 8, 2006, make the consequences of such acquisitions uncertain; and (ii) other than by share exchange transactions, PRC law requires Xin Ao to be acquired for cash and BVI-ACM was not able to raise sufficient funds to pay the full appraised value for Xin Ao’s assets or shares as required under PRC law.

Policies and Procedures for Review, Approval or Ratification of Transactions with Related Persons

We are in the process of adopting a written related-person transactions policy that sets forth our policies and procedures regarding the identification, review, consideration and approval or ratification of “related-persons transactions.” For purposes of our policy only, a “related-person transaction” will be a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we and any “related person” are participants involving an amount that exceeds $50,000. Transactions involving compensation for services provided to us as an employee, director, consultant or similar capacity by a related person will not be covered by this policy. A related person will be any executive officer, director or a holder of more than five percent of our common stock, including any of their immediate family members and any entity owned or controlled by such persons.

Under the policy, we expect that where a transaction has been identified as a related-person transaction, management must present information regarding the proposed related-person transaction to our audit committee (or, where approval by our audit committee would be inappropriate, to another independent body of our board of directors) for consideration and approval or ratification. The presentation will be expected to include a description of, among other things, the material facts, and the direct and indirect interests of the related persons, the benefits of the transaction to us and whether any alternative transactions are available. To identify related-person transactions in advance, we will rely on information supplied by our executive officers, directors and certain significant stockholders. In considering related-person transactions, our audit committee will take into account the relevant available facts and circumstances including, but not limited to:

•	the risks, costs and benefits to us;

•	the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated;

•	the terms of the transaction;

•	the availability of other sources for comparable services or products; and

•	the terms available to or from, as the case may be, unrelated third parties or to or from our employees generally.

In the event a director has an interest in the proposed transaction, the director must excuse himself or herself form the deliberations and approval. Our policy will require that, in determining whether to approve, ratify or reject a related-person transaction, our audit committee must consider, in light of known circumstances, whether the transaction is in, or is not inconsistent with, the best interests of our company and our stockholders, as our audit committee determines in the good faith exercise of its discretion. We did not previously have a formal policy concerning transactions with related persons.

Promoters and Certain Control Persons

We did not have any promoters at any time during the past five fiscal years.

Except as set forth in our discussion above, none of our directors, director nominees or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

CHANGE IN ACCOUNTANTS

Prior to our reverse acquisition transaction with BVI-ACM, our independent registered public accounting firm was Li & Company, PC, while BVI-ACM’s independent registered public accounting firm was Moore Stephens Wurth Frazer and Torbet, LLP, or Moore Stephens. On May 1, 2008, concurrent with the change in control transaction discussed above, our board of directors approved the dismissal of Li & Company, as our independent auditor, effective immediately. Concurrent with the decision to dismiss Li & Company as our independent auditor, our board of directors elected to continue the existing relationship of BVI-ACM with Moore Stephens and appointed Moors Stephens as our independent auditor.

Li & Company’s reports on the our financial statements as of and for the fiscal years ended December 31, 2007 and 2006, did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles, except that its report for the fiscal year ended December 31, 2007 contained a going concern qualification as to our ability to continue.

In connection with the audits of the fiscal years ended December 31, 2007 and 2006, and during the subsequent interim period through March 31, 2008, there were (1) no disagreements with Li & Company on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Li & Company, would have caused Li & Company to make reference to the subject matter of the disagreements in connection with its reports, and (2) no events of the type listed in paragraphs (A) through (D) of Item 304(a)(1)(v) of Regulation S-K.

During the fiscal years ended June 30, 2007 and 2006 and through the date hereof, neither us nor anyone acting on our behalf consulted Moore Stephens with respect to (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, and neither a written report was provided to us or oral advice was provided that Moore Stephens concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was the subject of a disagreement or reportable events set forth in Item 304(a)(1)(iv) and (v), respectively, of Regulation S-K.

We provided Li & Company with a copy of this disclosure on May 1, 2008, providing Li & Company with the opportunity to furnish us with a letter addressed to the SEC stating whether it agrees with the statement made by us herein in response to Item 304(a) of Regulation S-K and, if not, stating the respect in which it does not agree. A letter from Li & Company dated May 1, 2008 was filed by us as Exhibit 16.1 to our current report on Form 8-K on May 5, 2008.

PRINCIPAL AND SELLING STOCKHOLDERS

The following table sets forth certain information with respect to the beneficial ownership of our common stock and common stock purchase warrants as of August 5, 2008 for (a) each of our directors, (b) each of our executive officers, (c) each stockholder known to be the beneficial owner of more than five percent of any class of our voting securities, (d) all directors and executive officers as a group and (e) each selling stockholder participating in this offering. Beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934 and does not necessarily bear on the economic incidents of ownership or the rights to transfer the shares described below. Unless otherwise indicated, (a) each stockholder has sole voting power and dispositive power with respect to the indicated shares and (b) the address of each stockholder who is a director or executive officer is c/o Yingu Plaza, #1708, 9 Beisihuanxi Road, Haidian District, Beijing 100080, China.

	Shares Beneficially Owned Prior to the Offering (1)		Shares Being Offered	Warrants Being Offered	Shares Beneficially Owned After the Offering (1)(2)
	Number	Percentage (3)			Number	Percentage (3)
Name and Address of Beneficial Owner
Executive Officers and Directors
Xianfu Han (4) Chairman and CEO	5,285,750	50.22%	2,100,000		3,185,750	19.59%
Weile He(5) Vice-Chairman and COO	3,523,833	33.48%	1,400,000		2,123,833	13.06%
All officers and directors as a group (2 people)	8,809,583	83.30%			5,309,583	32.65%
Over 5% Beneficial Owners
Xianfu Han (4) Yingu Plaza 9 Beishuanxi Road Suite 1708, Haidan District Beijing 100080 PRC	5,285,750	50.22%	2,100,000		3,185,750	19.59%
Weile He(5) Yingu Plaza 9 Beishuanxi Road Suite 1708, Haidan District Beijing 100080 PRC	3,523,833	33.48%	1,400,000		2,123,833	13.06%
Professional Offshore Opportunity Fund LTD (6)	1,875,000	15.12%	1,875,000	312,500	0	-
Whitebox Intermarket Partners LP (7)	750,000	6.65%	750,000	125,000	0	-
Selling Stockholders
Professional Offshore Opportunity Fund LTD (6)	1,875,000	15.12%	1,875,000	312,500	0	-
Whitebox Intermarket Partners LP (7)	750,000	6.65%	750,000	125,000	0	-
Jayhawk Private Equity Fund II, L.P. (8)	375,000	3.44%	375,000	62,500	0	-
Professional Traders Fund LLC (9)	375,000	3.44%	375,000	62,500	0	-

Chestnut Ridge Partners (10)	225,000	2.10%	225,000	37,500	0	-
MidSouth Investor Fund LP (11)	187,500	1.75%	187,500	31,250	0	-
CNH Diversified Opportunities Master Account LP (12)	187,500	1.75%	187,500	31,250	0	-
Tiger Special Situations Fund LLC (13)	186,750	1.74%	186,750	31,125	0	-
David Khoh (14)	93,750	*	93,750	15,625	0	-
Tae Woong Inc. (15)	90,000	*	90,000	15,000	0	-
Triage Capital Management (16)	75,000	*	75,000	12,500	0	-
Leon Frenkel (17)	75,000	*	75,000	12,500	0	-
Tangiers Investors LP (18)	75,000	*	75,000	12,500	0	-
Se Young Choi (19)	75,000	*	75,000	12,500	0	-
Michael Moon (20)	75,000	*	75,000	12,500	0	-
Celenian Appreciation Fund, L.P. (21)	75,000	*	75,000	12,500	0	-
Carolyn Yoon (22)	75,000	*	75,000	12,500	0	-
Matthew M. Hayden (23)	56,250	*	56,250	9,375	0	-
Michael S. Tam (24)	56,250	*	56,250	9,375	0	-
Samuel Chung (25)	56,250	*	56,250	9,375	0	-
Cindy H. Lee Chang (26)	56,250	*	56,250	9,375	0	-
Icon Capital Partners (27)	42,000	*	42,000	7,000	0	-
Jaewoong Choi (28)	37,500	*	37,500	6,250	0	-
John Chen (29)	18,750	*	18,750	3,125	0	-
Paul Kim (30)	18,750	*	18,750	3,125	0	-
Steven Yang (31)	18,750	*	18,750	3,125	0	-
Chung S. Poon (32)	18,750	*	18,750	3,125	0	-
Avenndi, LLC (33)	10,000	*	10,000	0	0	-
First Prestige, Inc. (34)	171,062	1.63%	171,062	0	0	-
JD Infinity Holdings, Inc. (35)	128,297	1.22%	128,297	0	0	-
Catalpa Holdings, Inc. (36)	128,297	1.22%	128,297	0	0	-
Mountain Link Inc. (37)	61,094	*	61,094	0	0	-
Maxim Group LLC (38)	245,000	2.27%	245,000	0	0	-
American Stock Transfer & Trust Company (39)	3,500,000	33.25%	3,500,000	0	0	-

* Less than 1%

(1) Under rules adopted by the Securities and Exchange Commission, a person is deemed to be a beneficial owner of securities with respect to which the person has or shares: (a) voting power, which includes the power to vote or direct the vote of the security, or (b) investment power, which includes the power to dispose of or to direct the disposition of the security. Unless otherwise indicated below, the persons named in the table above have sole voting and investment power with respect to all shares beneficially owned.

(2) Assumes that all securities registered herein have been sold.

(3) As of August 5, 2008, there were 10,525,000 shares of our common stock outstanding.

(4) On June 11, 2008, Mr. Han entered into a Securities Escrow Agreement by and among the investors to the private placement that closed on June 11, 2008 and American Stock Transfer & Trust Company, or AST, whereby 2,100,000 shares of the Company’s common stock owned by Mr. Han were placed into escrow, with AST appointed as the escrow agent. The 2,100,000 shares were thereafter transferred into the name of AST and are to be held in escrow and released to Mr. Han if the Company does, or to the investors if the Company does not, meet certain performance milestones described in the Securities Escrow Agreement. Mr. Han maintains voting power over all 2,100,000 shares until such time as any such shares are transferred to the investors, at which time, such transferred shares will be beneficially owned by such investors.

(5) On June 11, 2008, Mr. He entered into a Securities Escrow Agreement by and among the investors to the private placement that closed on June 11, 2008 and American Stock Transfer & Trust Company, or AST, whereby 1,400,000 shares of the Company’s common stock owned by Mr. He were placed into escrow, with AST appointed as the escrow agent. The 1,400,000 shares were thereafter transferred into the name of AST and are to be held in escrow and released to Mr. He if the Company does, or to the investors if the Company does not, meet certain performance milestones described in the Securities Escrow Agreement. Mr. He maintains voting power over all 1,400,000 shares until such time as any such shares are transferred to the investors, at which time, such transferred shares will be beneficially owned by such investors.

(6) Includes 625,000 shares of common stock that are exercisable upon exercise of common stock purchase warrants. Howard Berger and Mark Swickle have voting and investment power over the securities held by Professional Offshore Opportunity Fund LTD.

(7) Includes 250,000 shares of common stock that are exercisable upon exercise of common stock purchase warrants. Andrew J. Redleaf is the managing member the general partner of Whitebox Intermarket Partners LP and has voting and investment power over the securities held by Whitebox Intermarket Partners LP.

(8) Includes 125,000 shares of common stock that are exercisable upon exercise of common stock purchase warrants. Kent C. McCarthy is the Chief Investment Officer of Jayhawk Private Equity Fund II, L.P. and has voting and investment power over the securities held by Jayhawk Private Equity Fund II, L.P.

(9) Includes 125,000 shares of common stock that are exercisable upon exercise of common stock purchase warrants. Howard Berger and Mark Swickle have voting and investment power over the securities held by Professional Traders Fund LLC.

(10) Includes 75,000 shares of common stock that are exercisable upon exercise of common stock purchase warrants.

(11) Includes 62,500 shares of common stock that are exercisable upon exercise of common stock purchase warrants.

(12) Includes 62,500 shares of common stock that are exercisable upon exercise of common stock purchase warrants. Mark Mitchell, Todd Pulvino and Robert Krail have voting and investment power over the securities held by CNH Diversified Opportunities Master Account LP.

(13) Includes 62,250 shares of common stock that are exercisable upon exercise of common stock purchase warrants. Richard Cho is the Manager of Tiger Special Situations Fund LLC and has voting and investment power over the securities held by Tiger Special Situations Fund LLC.

(14) Includes 31,250 shares of common stock that are exercisable upon exercise of common stock purchase warrants.

(15) Includes 30,000 shares of common stock that are exercisable upon exercise of common stock purchase warrants. Chris Chae-Yong Yi is the President of Tae Woong Inc. and has voting and investment power over the securities held by Tae Woong Inc.

(16) Includes 25,000 shares of common stock that are exercisable upon exercise of common stock purchase warrants.

(17) Includes 25,000 shares of common stock that are exercisable upon exercise of common stock purchase warrants.

(18) Includes 25,000 shares of common stock that are exercisable upon exercise of common stock purchase warrants. Michael Sobeck, Robert Papiri, Edward Liceaga and Justin Ederle are the managing members of Tangiers Capital, LLC, the general partner of Tangiers Investors LP, and have voting and investment power over the securities held by Tangiers Investors LP.

(19) Includes 25,000 shares of common stock that are exercisable upon exercise of common stock purchase warrants.

(20) Includes 25,000 shares of common stock that are exercisable upon exercise of common stock purchase warrants.

(21) Includes 25,000 shares of common stock that are exercisable upon exercise of common stock purchase warrants. Ikro Yoon is the General Partner of Celenian Appreciation Fund, L.P. and has voting and investment power over the securities held by Celenian Appreciation Fund, L.P.

(22) Includes 25,000 shares of common stock that are exercisable upon exercise of common stock purchase warrants.

(23) Includes 18,750 shares of common stock that are exercisable upon exercise of common stock purchase warrants.

(24) Includes 18,750 shares of common stock that are exercisable upon exercise of common stock purchase warrants.

(25) Includes 18,750 shares of common stock that are exercisable upon exercise of common stock purchase warrants.

(26) Includes 18,750 shares of common stock that are exercisable upon exercise of common stock purchase warrants.

(27) Includes 14,000 shares of common stock that are exercisable upon exercise of common stock purchase warrants. Adam Cabibi is the Managing Director of Icon Capital Partners and has voting and investment power over the securities held by Icon Capital Partners.

(28) Includes 12,500 shares of common stock that are exercisable upon exercise of common stock purchase warrants.

(29) Includes 6,250 shares of common stock that are exercisable upon exercise of common stock purchase warrants.

(30) Includes 6,250 shares of common stock that are exercisable upon exercise of common stock purchase warrants.

(31) Includes 6,250 shares of common stock that are exercisable upon exercise of common stock purchase warrants.

(32) Includes 6,250 shares of common stock that are exercisable upon exercise of common stock purchase warrants.

(33) John Kennedy is the president of Avenndi, LLC and has voting and investment power over the securities held by Avenndi, LLC.

(34) Hongtao Shi is the sole owner and president  of First Prestige, Inc. and has voting and investment power over the securities held by First Prestige, Inc.

(35) Liuyi Zhang is the sole owner and president of JD Infinity Holdings, Inc. and has voting and investment power over the securities held by JD Infinity Holdings, Inc.

(36) Fred Chang is the sole owner and president of Catalpa Holdings, Inc. and has voting and investment power over the securities held by Catalpa Holdings, Inc.

(37) Lan Yu is the sole owner and president of Mountain Link Inc. and has voting and investment power over the securities held by Mountain Link Inc.

(38) Includes 245,000 shares of common stock that are exercisable upon exercise of common stock purchase warrants.

(39) On June 11, 2008, American Stock Transfer & Trust Company, or AST, entered into a Securities Escrow Agreement by and among the investors to the private placement that closed on June 11, 2008 and Messrs. Han and He, whereby an aggregate of 3,500,000 shares of the Company’s common stock owned by Messrs. Han and He were placed into escrow, with AST appointed as the escrow agent. The 3,500,000 shares were thereafter transferred into the name of AST and are to be held in escrow and released to Messrs. Han or He, as the case may be, if the Company does, or to the investors if the Company does not, meet certain performance milestones described in the Securities Escrow Agreement. Messrs. Han and He maintain will voting power over all 3,500,000 shares, respectively, until such time as any such shares are transferred to the investors, at which time, such transferred shares will be beneficially owned by such investors. AST shall not have voting and investment power over the securities held by AST, and may only dispose of the shares in accordance with the Securities Escrow Agreement.

DESCRIPTION OF CAPITAL STOCK

Common Stock

We are authorized to issue up to 74,000,000 shares of common stock, par value $0.001 per share.

Each outstanding share of common stock entitles the holder thereof to one vote per share on all matters. Our bylaws provide that elections for directors shall be by a plurality of votes. Stockholders do not have preemptive rights to purchase shares in any future issuance of our common stock. Upon our liquidation, dissolution or winding up, and after payment of creditors and preferred stockholders, if any, our assets will be divided pro-rata on a share-for-share basis among the holders of the shares of common stock.

The holders of shares of our common stock are entitled to dividends out of funds legally available when and as declared by our board of directors. Our board of directors has never declared a dividend and does not anticipate declaring a dividend in the foreseeable future. Should we decide in the future to pay dividends, as a holding company, our ability to do so and meet other obligations depends upon the receipt of dividends or other payments from our operating subsidiaries and other holdings and investments. In addition, our operating subsidiaries, from time to time, may be subject to restrictions on their ability to make distributions to us, including as a result of restrictive covenants in loan agreements, restrictions on the conversion of local currency into U.S. dollars or other hard currency and other regulatory restrictions. In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to receive, ratably, the net assets available to stockholders after payment of all creditors.

All of the issued and outstanding shares of our common stock are duly authorized, validly issued, fully paid and non-assessable. To the extent that additional shares of our common stock are issued, the relative interests of existing stockholders will be diluted.

Preferred Stock

We are authorized to issue up to 1,000,000 shares of preferred stock in one or more classes or series within a class as may be determined by our board of directors, who may establish, from time to time, the number of shares to be included in each class or series, may fix the designation, powers, preferences and rights of the shares of each such class or series and any qualifications, limitations or restrictions thereof. Any preferred stock so issued by the board of directors may rank senior to the common stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up of us, or both. Moreover, under certain circumstances, the issuance of preferred stock or the existence of the unissued preferred stock might tend to discourage or render more difficult a merger or other change of control.

There are 875,000 shares of Series A Convertible Preferred Stock, or Series A Preferred Stock, currently issued and outstanding. The Certificate of Designations for the Series A Preferred Stock filed with the Secretary of State of Delaware on June 9, 2008, provides that:

•	the value of the Series A Preferred Stock is $8.00 per share;
•	the Series A Preferred Stock shall rank senior to all classes of common stock of the Company in regards to liquidation, dissolution and winding up of the affairs of the Company;

•	the holders of the Series A Preferred Stock are entitled to receive cumulative dividends on each share of Series A Preferred Stock, payable in cash, at an annual rate of 9%;
•	each share of Series A Preferred Stock is convertible, at the option of the holder, into four shares of the Company’s common stock;
•
each share of Series A Preferred Stock will automatically convert into shares of the Company’s common stock, based on the if the closing price of the Company’s common stock on the Company’s principal securities exchange exceeds $5.00 per share for any 20 of the past 30 consecutive trading days and the average trading volume is no less than 100,000 shares per day during such period;

•
upon the second anniversary of the issuance date of the Series A Preferred Stock, the Company shal redeem all of the outstanding shares of Series A Preferred Stock at an amount equal to $8.00 per share plus all accrued dividends unpaid thereon; and

•
the holders of Series A Preferred Stock will vote together with the holders of common stock on all matters and not as a separate class, and each share of Series A Preferred Stock shall have a number of votes equal to the number of shares of common stock then issuable upon conversion.

Warrants

In connection with a private placement, which was completed on June 11, 2008, we sold to 27 accredited investors 875,000 Units, with each unit consisting of one share of the Company’s Series A Convertible Preferred Stock and a common stock purchase warrant for the purchase of two shares of our common stock at an exercise price of $2.40 per share. In accordance with the terms of the subscription agreement for the Units, we agreed to register the warrants themselves resale, as well as the 1,750,000 shares underlying the warrants.

There is no established current public market for the warrants to purchase our common stock.  We anticipate that the warrants to purchase our common stock will be quoted on the OTCBB in the near future. There can be no assurance that a liquid market for these warrants will ever develop. Transfer of our warrants may also be restricted under the securities or blue sky laws of various states and foreign jurisdictions. Consequently, investors may not be able to liquidate their investments and should be prepared to hold the warrants for an indefinite period of time.

As of August 5, 2008, there were approximately 27 holders of the warrants to purchase shares of our common stock registered in this registration statement..

Transfer Agent and Registrar

Our independent stock transfer agent is Action Stock Transfer Company, or ASTC, located at 7069 S. Highland Drive, Suite 300, Salt Lake City, UT 84121. ASTC’s phone number is (801) 274-1088.

SHARES ELIGIBLE FOR FUTURE SALE

As of August 5, 2008, there were approximately 10,525,000 shares of our common stock outstanding.

Shares Covered by this Prospectus

All of the 9,493,750 shares being registered in this offering may be sold without restriction under the Securities Act of 1933.

Rule 144

The SEC has recently adopted amendments to Rule 144 which will become effective on February 15, 2008 and will apply to securities acquired both before and after that date. Under these amendments, a person who has beneficially owned restricted shares of our common stock or warrants for at least six months would be entitled to sell their securities provided that (1) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale, (2) we are subject to the Exchange Act reporting requirements for at least 90 days before the sale and (3) if the sale occurs prior to satisfaction of a one-year holding period, we provide current information at the time of sale.

Persons who have beneficially owned restricted shares of our common stock or warrants for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of securities of the same class then outstanding, which will equal approximately 140,250 shares immediately after this offering; or

•	the average weekly trading volume of such securities during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

provided, in each case, that we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale.

However, since we anticipate that our shares will be quoted on the OTC Bulletin Board, which is not an “automated quotation system,” our stockholders will not be able to rely on the market-based volume limitation described in the second bullet above. If, in the future, our securities are listed on an exchange or quoted on NASDAQ, then our stockholders would be able to rely on the market-based volume limitation. Unless and until our stock is so listed or quoted, our stockholders can only rely on the percentage based volume limitation described in the first bullet above.

Such sales by affiliates must also comply with the manner of sale, current public information and notice provisions of Rule 144. The selling stockholders will not be governed by the foregoing restrictions when selling their shares pursuant to this prospectus.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Historically, the SEC staff has taken the position that Rule 144 is not available for the resale of securities initially issued by companies that are, or previously were, blank check companies, like us. The SEC has codified and expanded this position in the amendments discussed above by prohibiting the use of Rule 144 for resale of securities issued by any shell companies (other than business combination related shell companies) or any issuer that has been at any time previously a shell company. The SEC has provided an important exception to this prohibition, however, if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•
the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Current Reports on Form 8-K; and

•	at least one year has elapsed from the time that the issuer filed current comprehensive disclosure with the SEC reflecting its status as an entity that is not a shell company.

As a result, it is likely that pursuant to Rule 144 our stockholders, who were stockholders of ours prior to the reverse acquisition of BVI-ACM, will be able to sell the their shares of our common stock from and after April 29, 2009 (the one year anniversary of our reverse acquisition of BVI-ACM) without registration.

PLAN OF DISTRIBUTION

The selling stockholders may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

- ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

- block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

- purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

- an exchange distribution in accordance with the rules of the applicable exchange;

- privately negotiated transactions;

- short sales effected after the date the registration statement of which this Prospectus is a part is declared effective by the SEC;

- through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

- broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share; and

- a combination of any such methods of sale.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchase of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

Any underwriters, agents, or broker-dealers, and any selling stockholders who are affiliates of broker-dealers, that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. We know of no existing arrangements between any of the selling stockholders and any other stockholder, broker, dealer, underwriter, or agent relating to the sale or distribution of the shares, nor can we presently estimate the amount, if any, of such compensation. See “Selling Stockholders” for description of any material relationship that a stockholder has with us and the description of such relationship.

To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to pay certain fees and expenses incurred by us incident to the registration of the shares. Such fees and expenses are estimated to be $102,644. We have agreed to indemnify the selling stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) the date on which the shares may be sold pursuant to Rule 144(k) of the Securities Act.

In addition to the foregoing, persons who purchase warrants from a selling stockholder pursuant to this prospectus and thereafter acquire our common stock upon the exercise of such warrants may resell such shares of common stock without restriction by any method permitted by applicable law.

LEGAL MATTERS

The validity of the common stock offered by this prospectus will be passed upon for us by Thelen Reid Brown Raysman & Steiner LLP, Washington, D.C.

EXPERTS

The consolidated financial statements of BVI-ACM included in this prospectus and in the registration statement have been audited by Moore Stephens, independent registered public accounting firm, to the extent and for the periods set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance on such report, given the authority of said firm as an expert in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission, or SEC, a registration statement on Form S-1 under the Securities Act with respect to the common stock offered in this offering. This prospectus does not contain all of the information set forth in the registration statement. For further information with respect to us and the common stock offered in this offering, we refer you to the registration statement and to the attached exhibits. With respect to each such document filed as an exhibit to the registration statement, we refer you to the exhibit for a more complete description of the matters involved.

You may inspect our registration statement and the attached exhibits and schedules without charge at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain copies of all or any part of our registration statement from the SEC upon payment of prescribed fees. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.

Our SEC filings, including the registration statement and the exhibits filed with the registration statement, are also available from the SEC’s website at www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.

FINANCIAL STATEMENTS

XIN AO CONSTRUCTION MATERIALS, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEET
AS OF MARCH 31, 2008

March 31, 2008
(Unaudited)
A S S E T S
CURRENT ASSETS:
Cash	$3,835,543
Marketable securities	78,387
Accounts receivable, net of allowance for doubtful accounts of $166,156 as of March 31, 2008	17,142,972
Inventories	417,632
Other receivables	279,338
Other receivables - related parties	230
Prepayment	903,141
Total current assets	22,657,243

PLANT AND EQUIPMENT, net	7,731,040

Total assets	$30,388,283

L I A B I L I T I E S A N D S H A R E H O L D E R S' E Q U I T Y
CURRENT LIABILITIES:
Accounts payable	$8,099,047
Short term loans	3,908,436
Other payables	453,246
Other payables - related parties	835,335
Accrued liabilities	214,381
Taxes payable	406,484
Total current liabilities	13,916,929

CONTRIBUTION PAYABLE	4,250,000

COMMITMENTS AND CONTINGENCIES	-

SHAREHOLDERS' EQUITY:
Common Stock, $0.01 par value, 50,000 shares authorized, 10,000 shares issued and outstanding	100
Paid-in-capital	12,100,000
Contribution receivable	(5,460,000)
Retained earnings	2,101,753
Statutory reserves	1,275,066
Accumulated other comprehensive income	2,204,435
Total shareholders' equity	12,221,354
Total liabilities and shareholders' equity	$30,388,283

The accompanying notes are an integral part of these statements.

XIN AO CONSTRUCTION MATERIALS, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME AND OTHER COMPREHENSIVE INCOME
FOR THE NINE MONTHS AND THREE MONTHS ENDED
MARCH 31, 2008 AND 2007
(UNAUDITED)

	For the nine months ended		For the three months ended
	March 31,		March 31,
	2008	2007	2008	2007
REVENUE	$19,841,164	$14,432,029	$6,790,646	$4,352,084

COST OF SALES	15,538,513	11,384,748	4,988,211	3,328,285

GROSS PROFIT	4,302,651	3,047,281	1,802,435	1,023,799

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	1,033,958	996,222	404,692	337,570

INCOME FROM OPERATIONS	3,268,693	2,051,059	1,397,743	686,229

OTHER INCOME, NET
Other subsidy income	1,190,159	865,922	407,434	261,125
Non-operating income	5,425	45,894	1,605	45,894
Non-operating expense	(42,080)	(18,316)	(10,869)	(15,114)
Interest income	-	2,647	-	789
Interest expense	(215,532)	(591,911)	(67,963)	(163,680)
TOTAL OTHER INCOME, NET	937,972	304,236	330,207	129,014

INCOME BEFORE PROVISION FOR INCOME TAXES	4,206,665	2,355,295	1,727,950	815,243

PROVISION FOR INCOME TAXES	422,521	-	-	-

NET INCOME	3,784,144	2,355,295	1,727,950	815,243

OTHER COMPREHENSIVE INCOME:
Unrealized gain from marketable securities	5,223	(8,174)	(18,220)	(11,018)
Foreign currency translation adjustment	1,539,290	260,843	644,374	176,471

COMPREHENSIVE INCOME	$5,328,657	$2,607,964	$2,354,104	$980,696

The accompanying notes are an integral part of these statements.

XIN AO CONSTRUCTION MATERIALS, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

							Accumulated other
	Common stock		Additional				comprehensive income
	Number	Par	Paid-in	Contribution	Retained	Statutory	Foreign currency	Unrealized gain from
	of shares	value	capital	receivable	earnings	reserves	translation	marketable securities	Totals
BALANCE, June 30, 2006	10,000	$100	$12,100,000	$(13,470,100)	$2,801,427	$506,829	$175,168	$14,661	$2,128,085

Net income					2,355,295				2,355,295
Adjustment to statutory reserve					(235,529)	235,529			-
Dividend distribution
Unrealized gain from marketable securities								(8,174)	(8,174)
Foreign currency translation gain							260,843		260,843

BALANCE, March 31, 2007 (unaudited)	10,000	100	12,100,000	(13,470,100)	4,921,193	742,358	436,011	6,487	4,736,049

Net income					1,542,758				1,542,758
Adjustment to statutory reserve					(154,276)	154,276			-
Unrealized gain from marketable securities								16,697	16,697
Foreign currency translation gain							200,727		200,727

BALANCE, June 30, 2007	10,000	100	12,100,000	(13,470,100)	6,309,675	896,634	636,738	23,184	6,496,231

Net income					3,784,144				3,784,144
Adjustment to statutory reserve					(378,432)	378,432			-
Unrealized gain from marketable securities								5,223	5,223
Distribution to offset contribution receivable				7,260,000	(7,613,634)		353,634		-
Capital contribution received				750,100					750,100
Foreign currency translation gain							1,185,656		1,185,656

BALANCE, March 31, 2008 (unaudited)	10,000	$100	$12,100,000	$(5,460,000)	$2,101,753	$1,275,066	$2,176,028	$28,407	$12,221,354

The accompanying notes are an integral part of these statements.

XIN AO CONSTRUCTION MATERIALS, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE NINE MONTHS ENDED MARCH 31, 2008 AND 2007
(UNAUDITED)

	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$3,784,144	$2,355,295
Adjustments to reconcile net income to cash
provided by (used in) operating activities:
Depreciation	815,689	813,539
Amortization of discount on capital lease	-	73,717
Bad debt expense	3,136	-
Change in operating assets and liabilities
Accounts receivable	7,298,441	16,351,117
Inventories	32,838	(162,603)
Other receivables	703,888	(5,181,775)
Other receivables - related parties	(218)	-
Prepayment	(328,836)	(454,760)
Accounts payable	(9,139,259)	(15,634,664)
Other payables	363,910	(685,955)
Accrued liabilities	(94,066)	(14,672)
Taxes payable	385,422	-
Net cash provided by (used in) operating activities	3,825,089	(2,540,763)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, plant and equipment	(15,665)	(25,082)
Net cash used in investing activities	(15,665)	(25,082)

CASH FLOWS FINANCING ACTIVITIES:
Payments of short term loan	(5,679,400)	(2,527,560)
Proceeds from short term loan	3,404,168	6,170,777
Payments on capital lease	-	(1,018,851)
Capital contribution	751,000	-
Net cash (used in) provided by financing activities	(1,524,232)	2,624,366

EFFECTS OF EXCHANGE RATE CHANGE IN CASH	125,468	35,275

(DECREASE) INCREASE IN CASH	2,410,660	93,796

CASH, beginning of period	1,424,883	403,822

CASH, end of period	$3,835,543	$497,618

The accompanying notes are an integral part of these statements.

XIN AO CONSTRUCTION MATERIALS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2008
(UNAUDITED)

Note 1 - Organization and description of business

Xin Ao Construction Materials, Inc. (“BVI-ACM”) was established on October 9, 2007, under the laws of British Virgin Islands. The majority shareholders of BVI-ACM are Chinese citizens who own 100% of Beijing Xin Ao Concrete Co., Ltd. (“Xin Ao”), a limited liability company formed under laws of the People’s Republic of China (“PRC”). BVI-ACM was established as a “special purpose vehicle” for foreign fund raising for Xin Ao. China State Administration of Foreign Exchange (“SAFE”) requires the owners of any Chinese companies to obtain SAFE’s approval before establishing any offshore holding company structure for foreign financing as well as subsequent acquisition matter under the “Circular 106” in the PRC. On September 29, 2007, BVI-ACM was approved by local Chinese SAFE as a “special purpose vehicle” offshore company.

On November 23, 2007, BVI-ACM established a subsidiary, Beijing Ao Hang Construction Material Technology Co., Ltd. (“China-ACMH”), in PRC as a wholly owned foreign limited liability company with registered capital of $5 million.

BVI-ACM, through its 100% owned China-ACMH and its variable interest entity (VIE) Xin Ao (see note 2), is engaged in producing general ready-mixed concrete, customized mechanical refining concrete, and some other concrete-related products which are mainly sold in PRC.

Xin Ao, licensed by Beijing Administration of Industry & Commerce, PRC, was established on June 28, 2002 with an initial capital contribution of approximately $3,630,000 (RMB30 million) and owned by Beijing Shang Di Xing Da Mixed Soil Ltd Co. (“Shang Di”) with 79% of ownership and Beijing Heng Xin Ao Tong Trading Ltd. (“Heng Xin”) with 21% of ownership. On September 17, 2004, Shang Di transferred its 79% ownership in Xin Ao to Beijing Boya Fangyuan Investment Management Co. (“Boya Fangyuan”) and Heng Xin transferred its 21% ownership to Beijing Jia Shi Long Teng Technology Development Co. (“Jia Shi Long Teng”). The transfers were approved at Xin Ao’s shareholder meeting.

On July 8, 2005, the Board of Directors of Xin Ao made a decision to increase its registered capital from approximately $3,630,000 (RMB30 million) to $12,100,000 (RMB100 million) through the use of Xin Ao’s undistributed profits. The percentage of the shareholders did not change and the registered capital contributed by Boya Fangyuan had increased from approximately $2.9 million (RMB23.7 million) to $9.6 million (RMB79 million) and by Jia Shi Long Teng had increased from approximately $762,300 (RMB6.3 million) to $2.5 million (RMB21 million). On the same day, Xin Ao had an ownership change with Boya Fangyuan transferring 50% of its 79% ownership, which was approximately $6.05 million (RMB50 million) of registered capital to Mr. Han Xianfu and Jia Shi Long Teng transferring 1% of its 21% interest to Mr. Han Xianfu. In December 2005, Jia Shi Long Teng transferred its remaining 20% ownership in Xin Ao to Boya Fangyuan. On August 27, 2007, Boya Fangyuan transferred its 9% to Mr. Han Xianfu and 40% to Mr. He Weili.

XIN AO CONSTRUCTION MATERIALS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2008
(UNAUDITED)

On November 28, 2007, China-ACMH entered a series of contractual arrangements (the “Contractual Arrangements”) with Xin Ao and its shareholders in which China-ACMH effectively takes over management of the business activities of Xin Ao and has the right to appoint all executives and senior management and the members of the board of directors of Xin Ao. The contractual arrangements are comprised of a series of agreements, including an Exclusive Technical Consulting and Services Agreement and an Operating Agreement, through which China-ACMH has the right to advise, consult, manage and operate Xin Ao for an annual fee in the amount of Xin Ao’s yearly net profits after tax. Additionally, Xin Ao’s Shareholders have pledged their rights, titles and equity interest in Xin Ao as security for China-ACMH to collect technical consulting and services fees provided to China-ACMH through an Equity Pledge Agreement. In order to further reinforce China-ACMH’s rights to control and operate Xin Ao, Xin Ao’s shareholders have granted China-ACMH the exclusive right and option to acquire all of their equity interests in Xin Ao through An Option Agreement. As all of the companies are under common control, this has been accounted for as a reorganization of entities and the financial statements have been prepared as if the reorganization had occurred retroactively. The Company consolidates Xin Ao’s results, assets and liabilities in its financial statements.

Through China-ACMH, BVI-ACM operates and controls Xin Ao through the Contractual Arrangements. The reasons that BVI-ACM used the contractual arrangements to acquire control of Xin Ao, instead of using a complete acquisition of Xin Ao’s assets or equity to make Xin Ao a wholly-owned subsidiary of BVI-ACM, are that (i) new PRC laws governing share exchanges with foreign entities, which became effective on September 8, 2006, make the consequences of such acquisitions uncertain and (ii) other than by share exchange transactions, PRC law requires Xin Ao to be acquired for cash and BVI-ACM was not able to raise sufficient funds to pay the full appraised value for Xin Ao’s assets or shares as required under PRC law.

Note 2 – Summary of significant accounting policies

Basis of presentation

The financial statements are prepared in accordance with generally accepted accounting principles in the United States of America ("US GAAP").

Principles of consolidation

The accompanying consolidated financial statements include the financial statements of BVI-ACM and its wholly owned subsidiary, China-ACMH and its variable interest entity Xin Ao. All significant inter-company transactions and balances have been eliminated in consolidation. BVI-ACM, its subsidiary and Xin Ao, together are referred to as the Company.

XIN AO CONSTRUCTION MATERIALS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2008
(UNAUDITED)

In accordance with Interpretation No. 46R, Consolidation of Variable Interest Entities ("FIN 46R"), variable interest entities (“VIEs”) are generally entities that lack sufficient equity to finance their activities without additional financial support from other parties or whose equity holders lack adequate decision making ability. All VIEs with which the Company is involved must be evaluated to determine the primary beneficiary of the risks and rewards of the VIE. The primary beneficiary is required to consolidate the VIE for financial reporting purposes. In connection with the adoption of FIN 46R, the Company concludes that Xin Ao is a VIE and BVI-ACM is the primary beneficiary. Under FIN 46R transition rules, the financial statements of Xin Ao are then consolidated into the Company’s consolidated financial statements.

Foreign currency translation

The reporting currency of the Company is the US dollar. The Company uses their local currency Renminbi (“RMB”), as their functional currency. Results of operations and cash flows are translated at average exchange rates during the period, assets and liabilities are translated at the unified exchange rate as quoted by the People’s Bank of China at the end of the period, and equity is translated at historical exchange rates.

Asset and liability accounts at March 31, 2008 were translated at 7.00 RMB to $1.00 USD. Equity accounts were stated at their historical rate. The average translation rates applied to income statements for the nine months ended March 31, 2008 and 2007 were 7.37 RMB and 7.81 RMB to $1.00 USD, respectively. In accordance with Statement of Financial Accounting Standards No. 95, "Statement of Cash Flows," cash flows from the Company's operations is calculated based upon the local currencies using the average translation rate. As a result, amounts related to assets and liabilities reported on the statement of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheet.

Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the results of operations as incurred. Gains and losses from foreign currency transactions are included in the results of operation and no material transaction gains or loss for the nine months ended March 31, 2008 and 2007.

Revenue recognition

The Company recognizes revenue in accordance with SAB No. 101, “Revenue Recognition in Financial Statements” as amended by SAB No. 104 (together, “SAB 104”), which specifies that revenue is realized or realizable and earned when four criteria are met:

XIN AO CONSTRUCTION MATERIALS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2008
(UNAUDITED)

•	Persuasive evidence of an arrangement exists (the Company considers its sales contracts to be pervasive evidence of an arrangement);
•	Delivery has occurred or services have been rendered;
•	The seller’s price to the buyer is fixed or determinable; and
•	Collectibility of payment is reasonably assured.

The Company sells its products mainly to major local construction companies. Sales agreements are signed with each customer. The agreements list all terms and conditions with the exception of delivery and quantity terms, which are evidenced separately in purchase orders. The Company does not sell products to customers on a consignment basis. There is no right of return after the product has been injected into the location specified by the contract and accepted by the customer. Titles are transferred after the products are shipped and accepted by customer.

The Company recognizes revenue when the goods are delivered and titles have passed. Sales revenue represents the invoiced value of goods, net of a value-added tax (VAT). All of the Company’s products that are sold in the PRC are subject to a Chinese value-added tax at a rate of 6% of the gross sales price.

Due to the fact that the Company uses recycled raw material to manufacture its products, the State Administration of Taxation has granted the Company VAT Tax Exemption from August 2005 through August 2009. The VAT tax collected from customer is kept by the Company and recorded as Other Subsidy Income due to the above mentioned exemption.

The purchase price of products is fixed and customers are not allowed to renegotiate pricing after contracts have been signed. The agreements with the customers include a cancellation clause if the Company breaches the contract terms specified in the agreement.

Shipping and handling

Shipping and handling costs related to costs of the raw material purchased is included in cost of revenues.

Use of estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. The Company estimates the allowance for doubtful accounts. Management believes that the estimates utilized in preparing its financial statements are reasonable and prudent. Actual results could differ materially from these estimates.

XIN AO CONSTRUCTION MATERIALS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2008
(UNAUDITED)

Financial instruments

Statement of Financial Accounting Standards No. 107 (“SFAS 107”), “Disclosures about Fair Value of Financial Instruments” requires disclosure of the fair value of financial instruments held by the Company. SFAS 107 defines the fair value of financial instruments as the amount at which the instrument could be exchanged in a current transaction between willing parties. The Company considers the carrying amount of cash, accounts receivable, other receivables, prepayments, accounts payable, accrued liabilities, other payables, taxes payable, and loans to approximate their fair values because of the short period of time between the origination of such instruments and their expected realization and their current market rate of interest.

Concentration of risk

•
Cash - Cash includes cash on hand and demand deposits in accounts maintained with state owned banks within the People’s Republic of China. For purposes of the statement of cash flows, the Company considers all highly liquid instruments purchased with a maturity of three months or less and money market accounts to be cash equivalents. Total cash in these banks at March 31, 2008 amounted to $3,835,543 of which no deposits are covered by insurance. The Company has not experienced any losses in such accounts and believes it is not exposed to any risks on its cash in bank accounts.

•
Major customers and suppliers - For the nine months ended March 31, 2008, three customers accounted for approximately 38% of the Company's sales, these customers accounted for approximately 28% of the Company’s accounts receivable as of March 31, 2008. For the nine months ended March 31, 2007, three customers accounted for approximately 42% of the Company's sales. For the nine months ended March 31, 2008, three suppliers accounted for approximately 43% of the Company’s purchases and approximately 28% of the Company’s accounts payable as of March 31, 2008. For the nine months ended March 31, 2007, three suppliers accounted for approximately 31% of the Company’s purchases.

•
Political and economic risk - The Company's operations are carried out in the PRC. Accordingly, the Company's business, financial condition and results of operations may be influenced by the political, economic and legal environments in the PRC, and by the general state of the PRC's economy. The Company's operations in the PRC are subject to specific considerations and significant risks not typically associated with companies in the North America and Western Europe. These include risks associated with, among others, the political, economic and legal environments and foreign currency exchange. The Company's results may be adversely affected by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

XIN AO CONSTRUCTION MATERIALS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2008
(UNAUDITED)

Inventories

Inventories, consisting of raw materials related to the Company’s products, are stated at the lower of cost or market, using a weighted average cost method. The Company reviews its inventory periodically for possible obsolete goods or to determine if any reserves are necessary for potential obsolescence. As of March 31, 2008, the Company determined that no reserves were necessary.

Prepayments

The Company advances monies to certain vendors for purchasing its materials. The advances to suppliers or prepayments are interest free and unsecured.

Plant and equipment

Plant and equipment are stated at historical cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets with 5% residual value.

Estimated useful lives of the assets are as follows:

Useful Life
Transportation equipment	10 years
Plant machinery	10 years
Office equipment	5 years

Construction in progress represents the costs incurred in connection with the construction of buildings or new additions to the Company’s plant facilities. No depreciation is provided for construction in progress until such time as the assets are completed and are placed into service. Maintenance, repairs and minor renewals are charged directly to expenses as incurred. Major additions and betterment to property and equipment are capitalized.

The cost and related accumulated depreciation and amortization of assets sold or otherwise retired are eliminated from the accounts and any gain or loss is included in the statement of operations.

XIN AO CONSTRUCTION MATERIALS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2008
(UNAUDITED)

Long-lived assets of the Company are reviewed periodically, or more often if circumstances dictate, to determine whether their carrying value has become impaired. The Company considers assets to be impaired if the carrying value exceeds the future projected cash flows from related operations. The Company evaluates the periods of depreciation to determine whether subsequent events and circumstances warrant revised estimates of useful lives. As of March 31, 2008, the Company expects these assets to be fully recoverable.

Accounts receivable, trade and allowance for doubtful accounts

The Company’s business operations are conducted in the People’s Republic of China. During the normal course of business, the Company extends unsecured credit to its customers by selling on various credit terms. Management reviews its accounts receivable on at each reporting period to determine if the allowance for doubtful accounts is adequate. An estimate for doubtful accounts is recorded when collection of the full amount is no longer probable. The Company’s existing reserve is consistent with its historical experience and considered adequate by the management.

Income taxes

In July 2006, the FASB issued FASB Interpretation (“FIN”) No. 48, “Accounting for Uncertainty in Income Taxes,” which prescribes a comprehensive model for how a company should recognize, measure, present and disclose in its financial statements uncertain tax positions that the company has taken or expects to take on a tax return (including a decision whether to file or not to file a return in a particular jurisdiction). The accounting provisions of FIN No. 48 are effective for fiscal years beginning after December 15, 2006. The adoption of this Interpretation had no impact on the Company’s financial position or results of operations.

The Company is governed by the Income Tax Law of the People’s Republic of China (PRC). The Company adopted Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes” (SFAS 109) that requires recognition of deferred income tax liabilities and assets for the expected future tax consequences of temporary differences between income tax basis and financial reporting basis of assets and liabilities. Provision for income taxes consist of taxes currently due plus deferred taxes. Since the Company had no operations within the United States there is no provision for US income taxes and there are no deferred tax amounts.

The charge for taxation is based on the results for the year as adjusted for items, which are non-assessable or disallowed. It is calculated using tax rates that have been enacted or substantively enacted by the balance sheet date.

XIN AO CONSTRUCTION MATERIALS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2008
(UNAUDITED)

Deferred taxes are accounted for using the balance sheet liability method in respect of temporary differences arising from differences between the carrying amount of assets and liabilities in the financial statements and the corresponding tax basis used in the computation of assessable tax profit. In principle, deferred tax liabilities are recognized for all taxable temporary differences, and deferred tax assets are recognized to the extent that it is probably that taxable profit will be available against which deductible temporary differences can be utilized.

A tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being assumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. The adoption had no effect on the Company’s financial statements.

Deferred taxes are calculated at the tax rates that are expected to apply to the period when the asset is realized or the liability is settled. Deferred taxes are charged or credited to the income statement, except when it related to items credited or charged directly to equity, in which case the deferred tax is also dealt with in equity. Deferred tax assets and liabilities are offset when they relate to income taxes levied by the same taxation authority and the Company intends to settle its current tax assets and liabilities on a net basis.

Chinese Income Tax

The Company and its subsidiary are governed by the Income Tax Law of the People’s Republic of China concerning Foreign Investment Enterprises and Foreign Enterprises and various local income tax laws (the Income Tax Laws).

Xin Ao has been using recycled raw materials in its production since its inception which entitles the Company to an income tax exemption from January 1, 2003 through December 31, 2007 as granted by the State Administration of Taxation, PRC. Starting January 1, 2008, the Company and its subsidiaries is subject to an EIT rate of 25%.

PRC law requires that before a foreign invested enterprise can legally distribute profits to its partners, it must satisfy all tax liabilities, provide for losses in previous years, and make allocations, in proportions made at the discretion of the board of directors, after the statutory reserve. The statutory reserves include the surplus reserve fund and the common welfare fund and represent restricted retained earnings.

The following table reconciles the U.S. statutory rates to the Company’s effective tax rate for the three months ended March 31, 2008 and 2007:

XIN AO CONSTRUCTION MATERIALS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2008
(UNAUDITED)

	2008	2007
U.S. Statutory rates	34.0%	34.0%
Foreign income not recognized in USA	(34.0)	(34.0)
China income taxes	25.0	33.0
China income tax exemption	-	(33.0)
Effective income tax rates	25.0%	-%

Value added tax

Enterprises or individuals who sell commodities, engage in repair and maintenance or import and export goods in the PRC are subject to a value added tax, VAT, in accordance with Chinese laws. The VAT standard rate is 6% of the gross sales price for the company’s industry. A credit is available whereby VAT paid on the purchases of raw materials used in the production of the Company’s finished products can be used to offset the VAT due on sales of the finished product. Due to the fact that the Company uses recycled raw materials to manufacture its products, the State Administration of Taxation has granted the Company VAT Tax Exemption from August 2005 through August 2009. The VAT tax collected from customer is kept by the Company and recorded as Other Subsidy Income in other income, net in the accompanying financial statements.

Research and development costs

Research and development costs are expensed as incurred. The costs of material and equipment that are acquired or constructed for research and development activities, and have alternative future uses, either in research and development, marketing, or sales, are classified as property and equipment or depreciated over their estimated useful lives. Research and development expense amounted to $6,029 and $159,444 for the nine months ended March 31, 2008 and 2007, respectively. Research and development expense amounted to $0 and $45,692 for the three months ended March 31, 2008 and 2007, respectively.

Recently issued accounting pronouncements

In September 2006, the FASB issued Statement of Financial Accounting Standards (“SFAS”) No. 157, “Fair Value Measurements”, which establishes a framework for reporting fair value and expands disclosures about fair value measurements. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. Management believes the adoption of this standard has an immaterial impact on the Company’s financial statements.

XIN AO CONSTRUCTION MATERIALS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2008
(UNAUDITED)

In February 2007, the FASB issued Statement of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities-Including an amendment of FASB Statement No. 115, (“SFAS No. 159”). SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value. Most of the provisions of this Statement apply only to entities that elect the fair value option. However, the amendment to FASB Statement No. 115, “Accounting for Certain Investments in Debt and Equity Securities,” (“SFAS No. 115”), applies to all entities with available-for-sale and trading securities. SFAS No. 159 is effective for the Company’s consolidated financial statements for the annual reporting period beginning after November 15, 2007. The Company is currently evaluating the impact of this new pronouncement on its consolidated financial statements.

In December 2007, the FASB issued SFAS No. 160,“Noncontrolling Interests in Consolidated Financial Statements - an amendment of Accounting Research Bulletin No. 51” (“SFAS 160”), which establishes accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent, the amount of consolidated net income attributable to the parent and to the noncontrolling interest, changes in a parent’s ownership interest and the valuation of retained non-controlling equity investments when a subsidiary is deconsolidated. The Statement also establishes reporting requirements that provide sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the non-controlling owners. SFAS 160 is effective for fiscal years beginning after December 15, 2008. The Company has not determined the effect that the application of SFAS 160 will have on its consolidated financial statements.

In December 2007, Statement of Financial Accounting Standards No. 141(R), Business Combinations, was issued. SFAS No. 141R replaces SFAS No. 141, Business Combinations. SFAS 141R retains the fundamental requirements in SFAS 141 that the acquisition method of accounting (which SFAS 141 called the purchase method) be used for all business combinations and for an acquirer to be identified for each business combination. SFAS 141R requires an acquirer to recognize the assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree at the acquisition date, measured at their fair values as of that date, with limited exceptions. This replaces SFAS 141’s cost-allocation process, which required the cost of an acquisition to be allocated to the individual assets acquired and liabilities assumed based on their estimated fair values. SFAS 141R also requires the acquirer in a business combination achieved in stages (sometimes referred to as a step acquisition) to recognize the identifiable assets and liabilities, as well as the noncontrolling interest in the acquiree, at the full amounts of their fair values (or other amounts determined in accordance with SFAS 141R). SFAS 141R applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. An entity may not apply it before that date. The Company is currently evaluating the impact that adopting SFAS No. 141R will have on its financial statements.

XIN AO CONSTRUCTION MATERIALS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2008
(UNAUDITED)

Company reporting year end

For US financial statement reporting purposes beginning from 2006, the Company has adopted June 30 as its fiscal year end.

Note 3 - Supplemental disclosure of cash flow information

Interest expense paid amounted to $151,669 and $428,231 for the nine months ended March 31, 2008 and 2007, respectively.

Income tax payments paid amounted to $0 and $0 for the nine months ended March 31, 2008 and 2007, respectively.

Non-cash transactions for the nine months ended March 31, 2008

The Company had assigned accounts receivables in the amount of $8,112,183 to the suppliers as an offset of the liabilities owed recorded under accounts payable.

Non-cash transactions for the nine months ended March 31, 2007

The Company had assigned accounts receivable in the amount of $9,884,400 to the suppliers as an offset of the liabilities owed recorded under accounts payable and also assigned accounts receivables in the amount of $122,943 as an offset to other payable.

Note 4 – Marketable securities

All securities are available for sale and therefore carried at fair value with unrealized gains and losses reported as accumulated other comprehensive income in the shareholders’ equity section of the balance sheet. Realized gains and losses on securities available for sale are included in other income and expense and, when applicable, are reported as a reclassification adjustment in other comprehensive income. Gains and losses on the sale of available for sale securities are determined using the specific-identification method.

There were no realized gains or losses from the sale of marketable securities during the nine months ended March 31, 2008 and 2007, respectively. The Company determines cost on the specific identification method. Unrealized gains (losses) totaling $5,223 and ($8,174) were recorded as other comprehensive income for the nine months ended March 31, 2008 and 2007, respectively.

XIN AO CONSTRUCTION MATERIALS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2008
(UNAUDITED)

Note 5 – Accounts receivable, trade and allowance for doubtful accounts

Accounts receivable, trade net of allowance for doubtful accounts outstanding as of March 31, 2008 was $17,142,972. Management reviews its accounts receivable each reporting period to determine if the allowance for doubtful accounts is adequate. An estimate for doubtful accounts is recorded when collection of the full amount is no longer probable. Accounts receivable and allowance for doubtful accounts consist of the following:

March 31, 2008
(Unaudited)
Accounts receivable	$17,309,128
Less: allowance for doubtful accounts	166,156
Total	$17,142,972

Note 6 – Inventories

Inventories consisted only of raw materials to be used in production. Inventories amounted to $417,632 as of March 31, 2008.

Note 7 – Other receivables – related parties

Other receivables – related party represents the short term loan that the Company lent to Beijing XinHang Construction Ltd, which is owned by one of the Company’s shareholder. The loan is three months and bears 0.75% interest rate. As of March 31, 2008, total receivables from Beijing Xinhang Construction Ltd amounted to $230. The Company will receive the outstanding balances when it becomes due.

Note 8 – Plant and equipments

Plant and equipments consist of the following:

March 31, 2008
(Unaudited)
Transportation equipment	$4,100,390
Transportation equipment acquired through capital leases	6,839,711
Plant machinery	1,854,330
Office equipment	41,114
Construction in progress	198,063
Total	13,033,608
Less: accumulated depreciation	(2,757,626)
Less: accumulated depreciation of transportation equipment acquired through capital leases	(2,544,942)
Plant and equipment, net	$7,731,040

XIN AO CONSTRUCTION MATERIALS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2008
(UNAUDITED)

The Company leased 37 concrete mixing trucks under non-cancellable capital leases agreements. As of March 31, 2008 all capital leases were fully paid off. The amount of transportation equipment capitalized under such agreements and related accumulated depreciation are included in the table above.

Construction in progress represents labor costs, material, capitalized interest incurred in connection with the construction of a new mixed station inside the current plant facility in Beijing. The management expects that the construction of the new plant will be completed by the end of 2007. No depreciation is provided for construction in progress until the constructions are completed and are placed into service. Those assets will be subject to the depreciation based upon the nature of the fixed assets.

The depreciation expense for the nine months ended March 31, 2008 and 2007 amounted to $815,689 and $813,539 respectively.

As of March 31, 2008, a total of $27,071 of interest expense has been capitalized into construction in progress.

Note 9 – Short term loans

The short term loans represent amounts due to various banks, finance companies, unrelated companies with good business relationships with the Company, and employees, which are due on demand or normally within one year. These loans can be renewable. The Company had a total of $3,908,436 outstanding on these loans as of March 31, 2008. The loans consisted of the following:

March 31, 2008
(Unaudited)
Loan from Huaxia Bank, with effective annual interest rate of 8.59%, due August 10, 2008, guaranteed by Company’s shareholder Mr. Han Xianfu.	$2,856,000

Loan from unrelated company Beijing Hengxin Huaxing Auto Accessories Company, with no interest, due upon demand, unsecured.	371,280

Loan from unrelated company Beijing Hongda Huaxin Wujinjidian Company, with no interest, due upon demand, unsecured.	199,920

Loan from unrelated company, Beijing Sigi Qingbaosan Cement Company, with no interest, due upon demand, unsecured	114,240

Loan from various employees, with effective annual interest rate of 20%, due various dates during 2008, unsecured.	366,996
Total short term loans	$$3,908,436

XIN AO CONSTRUCTION MATERIALS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2008
(UNAUDITED)

Total interest expense on short term loans for the nine months ended March 31, 2008 and 2007 amounted to $206,339 and $518,194, respectively.

Note 10 – Other payable – related parties

Starting from July 2007, the Company’s shareholder, Mr. He Weili, leases one office suite to the Company. For the nine months ended March 31, 2008, the Company recorded rent expenses $120,302, of which $84,435 remained unpaid as of March 31 and was recorded as other payable to related party.

As discussed in Note 15, according to the laws of PRC, BVI-ACM is required to pay 15% of $5 million, or $750,000, to China-ACMH by February 22, 2008. To fulfill this registered capital requirement, Mr. Han, Xianfu and Mr. He Weili, who have 57.15% and 38.10% of ownership interest in BVI-ACM, respectively, lent $750,900 to BVI-ACM on March 12, 2008. This is a non-interest bearing loan and would be repaid on demand.

As of March 31, 2008, the Company had $835,335 other payable to related parties.

 Note 11 – Taxes payable

Corporate income taxes

The Company is organized in the People’s Republic of China (PRC). The Company and its subsidiaries are governed by the Income Tax Law of the People’s Republic of China concerning Foreign Investment Enterprises and Foreign Enterprises and various local income tax laws (the Income Tax Laws).

PRC law requires that before a foreign invested enterprise can legally distribute profits to its partners, it must satisfy all tax liabilities, provide for losses in previous years, and make allocations, in proportions made at the discretion of the board of directors, after the statutory reserve. The statutory reserves include the surplus reserve fund and the common welfare fund and represent restricted retained earnings.

XIN AO CONSTRUCTION MATERIALS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2008
(UNAUDITED)

For the nine months ended March 31, 2008 and 2007, the provision for income taxes amounted to $422,521, and $0, respectively.

Value added tax

Enterprises or individuals who sell commodities, engage in repair and maintenance or import and export goods in the PRC are subject to a value added tax, VAT, in accordance with Chinese laws. The VAT standard rate is 6% of the gross sales price for the company’s industry. A credit is available whereby VAT paid on the purchases of raw materials used in the production of the Company’s finished products can be used to offset the VAT due on sales of the finished product.

Due to the Company’s VAT tax exempt status, the Company did not pay any VAT tax and the VAT collected from its customers is recorded as other subsidy income until the expiration of exemption in August 2009.

Recent changes in PRC’s corporate income taxes

Beginning January 1, 2008, the new Enterprise Income Tax (“EIT”) law will replace the existing laws for Domestic Enterprises (“DES”) and Foreign Invested Enterprises (“FIEs”).
The key changes are:

The new standard EIT rate of 25% will replace the 33% rate currently applicable to both DES and FIEs, except for High Tech companies who pays a reduced rate of 15%;

Companies established before March 16, 2007 will continue to enjoy tax holiday treatment approved by local government for a grace period of either for the next 5 years or until the tax holiday term is completed, whichever is sooner. These companies will pay the standard tax rate as defined in point “a” above when the grace period expires.

The Company is granted income tax exemption from January 1, 2003 to December 31, 2007. Starting January 1, 2008, the Company and its subsidiaries are subject to an EIT rate of 25%.

Taxes payable consisted of the following:

March 31, 2008
(Unaudited)
VAT payable	$(38,488)
Income tax payable	444,824
Other misc. taxes or levies	148
Total taxes payable	$406,484

XIN AO CONSTRUCTION MATERIALS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2008
(UNAUDITED)

Total income tax paid for the nine months ended March 31, 2008 and 2007 amounted to $0 and $0, respectively.

Note 12 – Reserves and dividends

The laws and regulations of the People’s Republic of China require that before foreign invested enterprise can legally distribute profits, it must first satisfy all tax liabilities, provide for losses in previous years, and make allocations, in proportions determined at the discretion of the board of directors, after the statutory reserve. The statutory reserves include the surplus reserve fund and the common welfare fund.

The Company is required to transfer 10% of its net income, as determined in accordance with the PRC accounting rules and regulations, to a statutory surplus reserve fund until such reserve balance reaches 50% of the Company’s registered capital.

The transfer to this reserve must be made before distribution of any dividends to shareholders. For the nine months ended March 31, 2008 and 2007, the Company transferred $378,432 and $235,529 to this reserve which represents 10% of the current period’s net income determined in accordance with PRC accounting rules and regulations.

The surplus reserve fund is non-distributable other than during liquidation and can be used to fund previous years’ losses, if any, and may be utilized for business expansion or converted into share capital by issuing new shares to existing shareholders in proportion to their shareholding or by increasing the par value of the shares currently held by them, provided that the remaining reserve balance after such issue is not less than 25% of the registered capital.

The Chinese government restricts distributions of registered capital and the additional investment amounts required by a foreign invested enterprise. Approval by the Chinese government must be obtained before distributions of these amounts can be returned to the shareholders.

Note 13 – Operating leases

The Company leases manufacturing plant, office space, and employee dorms from unrelated parties. Total lease expense for the nine months ended March 31, 2008 and 2007 was $251,027 and $164,014, respectively. Total future minimum lease payments as of March 31, 2008 are as follows:

Amount
2008	$42,218
2009	160,341
Thereafter	144,307

XIN AO CONSTRUCTION MATERIALS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2008
(UNAUDITED)

Note 14 – Employee pension

The Company offers a discretionary pension fund, a defined contribution plan, to qualified employees. The pension includes two parts: the first to be paid by the Company is 20% of the employee’s actual salary in the prior year. The other part, paid by the employee, is 8% of the actual salary. The Company made $27,227 in contributions of employment benefits, including pension for the nine months ended March 31, 2008. The Company made $2,263 in contributions of employment benefits, including pension for the nine months ended March 31, 2007.

Note 15 – Contribution Receivable

On July 8, 2005, Xin Ao’s board of directors passed a resolution to increase the registered capital from $3.63 million (RMB 30million) to $12.1 million (RMB100 million). The increase in registered capital of $8.47 million (RMB70 million) was to be funded by the undistributed profits as of June 30, 2005. Since Xin Ao did not have sufficient undistributed profits from June 30, 2005, the amount of increase was recorded as a contribution receivable. As of March 31, 2008, $7,260,000 had been transferred from undistributed profits to reduce balance of contribution receivable.

Xin Ao Construction Materials, Inc. (“BVI-ACM”) was established on October 9, 2007, under the laws of British Virgin Islands. At inception, BVI-ACM issued 10,000 shares of common stock to its founding shareholders. The shares were issued at par value of $0.01 per share. The balance of $100 is shown in Contribution Receivable on the accompanying consolidated financial statements. The founding shareholders of BVI-ACM contributed $100 to BVI-ACM in March 2008.

On November 23, 2007, BVI-ACM established a 100% subsidiary, Beijing Ao Hang Construction Material Technology Co., Ltd. (“China-ACMH”), in PRC as a wholly owned foreign limited liability company with registered capital of $5 million. According to the laws of PRC, BVI-ACM is required to pay 15% of $5 million, or $750,000, by February 22, 2008 and the remaining balance by November 22, 2009. As of March 31, 2008, China - ACMH had received $750,000 from BVI-ACM.

As of March 31, 2008, a contribution receivable in the amount of $5,460,000 remains unpaid.

XIN AO CONSTRUCTION MATERIALS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2008
(UNAUDITED)

Contribution receivable consisted of the following:

	Xin Ao	CHINA-ACMH	BVI-ACM	Total
Balance at June 30, 2007	$8,470,000	5,000,000	100	$13,470,100
Subtract: contribution received	7,260,000	750,000	100	8,010,100
Balance at March 31, 2008, Unaudited	$1,210,000	4,250,000	-	$5,460,000

Note 16 – Contribution Payable

As described in note 15 above, BVI-ACM needs make payments of $5 million to China-ACMH as the capital contribution. Balance of unpaid contribution was $4,250,000 as of March 31, 2008, and it has to be paid in full before November 2009.

Note 17 – Legal proceedings

From time to time, the Company becomes involved in various lawsuits and legal proceedings which arise in the ordinary course of business.

Following is the summary of the current litigation as of March 31, 2008:

Beijing Xin’Ao Concrete Co., Ltd vs. Beijing Boda Guosheng Investment Co., Ltd. (Beijing District Court, PRC)

In August 2006, Beijing Xin’Ao (the “Company”) filed a lawsuit against Beijing Boda Guosheng Investment Co., Ltd (“Boda”) seeking specific performance of Boda’s alleged obligation under the sales contract with the Company to pay RMB 1,983,267 for the cement supplied by the Company between March 2005 and June 2005 and compensatory damage of RMB 171,087 to cover the interest incurred on the unpaid purchase. The Court has ruled against Boda and had ordered Boda to pay the damages requested by the Company but Boda is still in the process of appealing against the court rulings. The Company does not believe that the ultimate outcome of this case will have a material adverse effect on the Company. In November 2007, the Appeals Court upheld the original verdict and ordered Boda to pay all the damages to the Company.

Yunwei Zhang vs. Beijing Xin’Ao Concrete Co., Ltd. (Beijing District Court, PRC)

In May 2006, an action against the Company and Beijing Shandi Xinda Company by Yunwei Zhang in Beijing District Court seeking payment of RMB 814,200 for the damage caused by Qingbao Zhang, a contracted driver of the Company and an employee of Zhangbei County Labor Service Co., Ltd. The vehicle involved in the accident is owned by Beijing Shandi Xingda Company that leased the vehicle to the Company that subsequently leased the vehicle to Zhangbei County Labor Service Company. There has been no discovery to date and no trial has been scheduled. The Company intends to vigorously defend against Mr. Zhang’s claim. The Company does not believe that the ultimate outcome of this matter will have a material adverse effect on the Company.

XIN AO CONSTRUCTION MATERIALS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2008
(UNAUDITED)

Note 17 – Subsequent Events

On April 29, 2008, China Advanced Construction Material Group, Inc. (formerly known as “TJS Wood Flooring, Inc.”), a Delaware corporation ("China-ACM") executed a Share Acquisition and Exchange Agreement by and among China-ACM and the Company. At Closing, China-ACM issued 11,500,000 shares of its common stock to the Company's Shareholders in exchange for 100% of the Company's capital stock. For accounting purposes, this transaction will be treated as a recapitalization of the Company where the Company is considered the accounting acquirer

On June 11, 2008, China-ACM completed an offering of the sale of 875,000 of investment unites (“Unit”) for a total of $7,000,000, each Unit consisting of one share of the Company’s Series A Convertible Preferred Stock, $0.001 par value per share each share of which will be convertible into four shares of Common Stock, and one five year warrant to purchase two shares of Common Stock. The Warrants will be exercisable on a cashless basis, in whole or in part, at an exercise price equal to $2.40 per share. The Company may call the Warrants for redemption. The Company received net proceeds of approximately $6,388,000 from the offering.

XIN AO CONSTRUCTION MATERIALS, INC. AND SUBSIDIARY

Consolidated Audited Financial Statements
For the years ended June 30, 2007 and 2006
(Stated in US Dollars)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Xin Ao Construction Materials, Inc. and Subsidiary

We have audited the accompanying consolidated balance sheets of Xin Ao Construction Materials, Inc. and Subsidiary as of June 30, 2007 and the related consolidated statements of income and other comprehensive income, shareholders’ equity, and cash flows for each of the years in the two-year period ended June 30, 2007. Xin Ao Construction Materials, Inc. and Subsidiary’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Xin Ao Construction Materials, Inc. and Subsidiary as of June 30, 2007 and the results of its operations and its cash flows for each of the years in the two-year period ended June 30, 2007 in conformity with accounting principles generally accepted in the United States of America.

/s/ Moore Stephens Wurth Frazer and Torbet, LLP
Walnut, California
December 07, 2007, except note 17
which the date is April 30, 2008

XIN AO CONSTRUCTION MATERIALS, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEET
AS OF JUNE 30, 2007

A S S E T S

2007
CURRENT ASSETS:
Cash	$1,424,883
Marketable securities	69,209
Accounts receivable, net of allowance for doubtful accounts of $149,967	14,632,050
Inventories	416,420
Other receivables	1,227,622
Prepayment	512,874
Total current assets	18,283,058

PLANT AND EQUIPMENT, net	7,894,876

Total assets	$26,177,934

L I A B I L I T I E S A N D S H A R E H O L D E R S' E Q U I T Y

CURRENT LIABILITIES:
Accounts payable	$8,453,884
Short term loans	5,876,735
Other payables	142,330
Accrued liabilities	208,093
Taxes payable	661
Current portion of contribution payable	750,000
Total current liabilities	15,431,703

Contribution payable	4,250,000

COMMITMENTS AND CONTINGENCIES	-

SHAREHOLDERS' EQUITY:
Common Stock, $0.01 par value, 50,000 shares authorized,
10,000 shares issued and outstanding	100
Paid-in-capital	12,100,000
Contribution receivable	(13,470,100)
Retained earnings	6,309,675
Statutory reserves	896,634
Accumulated other comprehensive income	659,922
Total shareholders' equity	6,496,231
Total liabilities and shareholders' equity	$26,177,934

See report of independent registered public accounting firm.
The accompanying notes are an integral part of these statements.

XIN AO CONSTRUCTION MATERIALS, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME AND OTHER COMPREHENSIVE INCOME
FOR THE YEARS ENDED JUNE 30, 2007 AND 2006

	2007	2006
REVENUE	$21,082,534	$17,278,777

COST OF SALES	16,393,134	13,408,549

GROSS PROFIT	4,689,400	3,870,228

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	1,273,415	1,319,741

INCOME FROM OPERATIONS	3,415,985	2,550,487

OTHER INCOME, NET
Other subsidy income	1,264,952	1,036,727
Non-operating income	46,168	11,579
Non-operating expense	(31,674)	(674)
Interest expense, net	(797,378)	(986,440)
TOTAL OTHER INCOME, NET	482,068	61,192

INCOME BEFORE PROVISION FOR INCOME TAXES	3,898,053	2,611,679

PROVISION FOR INCOME TAXES	-	-

NET INCOME	3,898,053	2,611,679

OTHER COMPREHENSIVE INCOME:
Unrealized gain from marketable securities	8,523	14,661
Foreign currency translation adjustment	461,570	175,168

COMPREHENSIVE INCOME	$4,368,146	$2,801,508

See report of independent registered public accounting firm.
The accompanying notes are an integral part of these statements.

XIN AO CONSTRUCTION MATERIALS, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

							Accumulated other
	Common stock				Retained earnings		comprehensive income
	Number of	Par	Additional Paid-in	Contribution		Statutory	Foreign currency	Unrealized gain from marketable
	shares	value	capital	receivable	Unrestricted	reserves	translation	securities	Totals
BALANCE, June 30, 2005	10,000	$100	$12,100,000	$(13,470,100)	$450,916	$245,661	$-	$-	$(673,423)

Adjustment to statutory reserve					(261,168)	261,168			-
Net income					2,611,679				2,611,679
Unrealized gain on marketable securities								14,661	14,661
Foreign currency translation gain							175,168		175,168

BALANCE, June 30, 2006	10,000	100	12,100,000	(13,470,100)	2,801,427	506,829	175,168	14,661	2,128,085

Adjustment to statutory reserve					(389,805)	389,805			-
Net income					3,898,053				3,898,053
Unrealized gain on marketable securities								8,523	8,523
Foreign currency translation gain							461,570		461,570

BALANCE, June 30, 2007	10,000	$100	$12,100,000	$(13,470,100)	$6,309,675	$896,634	$636,738	$23,184	$6,496,231

See report of independent registered public accounting firm.
The accompanying notes are an integral part of these statements.

XIN AO CONSTRUCTION MATERIALS, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED JUNE 30, 2007 AND 2006

	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$3,898,053	$2,611,679
Adjustments to reconcile net income to cash
provided by operating activities:
Depreciation	1,091,740	1,051,940
Amortization of discount on capital lease	121,834	391,719
Loss on disposal of equipment	7,638	-
Bad debt expense	-	284,344
Changes in operating assets and liabilities
Accounts receivable	(11,539,141)	(6,436,217)
Inventories	(141,789)	(48,754)
Other receivables	345,625	2,386,091
Other receivables - shareholders	96,068	(93,015)
Prepayment	(498,652)	(893)
Accounts payable	10,056,683	5,841,753
Other payables	(474,761)	197,192
Accrued liabilities	(130,365)	87,982
Taxes payable	643	(77)
Net cash provided by operating activities	2,833,576	6,273,744

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase marketable securities	-	(43,407)
Purchase property, plant and equipment	(241,004)	(62,237)
Net cash used in investing activities	(241,004)	(105,644)

CASH FLOWS FINANCING ACTIVITIES:
Proceeds from short term loan	481,763	(5,976,620)
Restricted cash	-	62,010
Payments on capital lease	(2,090,368)	(2,689,779)
Net cash used in financing activities	(1,608,605)	(8,604,389)

EFFECTS OF EXCHANGE RATE CHANGE IN CASH	37,094	39,997

INCREASE (DECREASE) IN CASH	1,021,061	(2,396,292)

CASH, beginning of year	403,822	2,800,114

CASH, end of year	$1,424,883	$403,822

See report of independent registered public accounting firm.
The accompanying notes are an integral part of these statements.

XIN AO CONSTRUCTION MATERIALS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2007

Note 1 - Organization and description of business

Xin Ao Construction Materials, Inc. (“BVI-ACM”) was established on October 9, 2007, under the laws of British Virgin Islands. The majority shareholders of BVI-ACM are Chinese citizens who own 100% of Beijing Xin Ao Concrete Co., Ltd. (“Xin Ao”), a limited liability company formed under laws of the People’s Republic of China (“PRC”). BVI-ACM was established as a “special purpose vehicle” for foreign fund raising for Xin Ao. China State Administration of Foreign Exchange (“SAFE”) requires the owners of any Chinese companies to obtain SAFE’s approval before establishing any offshore holding company structure for foreign financing as well as subsequent acquisition matter under the “Circular 106” in the PRC. On September 29, 2007, BVI-ACM was approved by local Chinese SAFE as a “special purpose vehicle” offshore company.

On November 23, 2007, BVI-ACM established a subsidiary, Beijing Ao Hang Construction Material Technology Co., Ltd. (“China-ACMH”), in PRC as a wholly owned foreign limited liability company with registered capital of $5 million.

BVI-ACM, through its 100% owned China-ACMH and its variable interest entity (VIE) Xin Ao (see note 2), is engaged in producing general ready-mixed concrete, customized mechanical refining concrete, and some other concrete-related products which are mainly sold in PRC.

Xin Ao, licensed by Beijing Administration of Industry & Commerce, PRC, was established on June 28, 2002 with an initial capital contribution of approximately $3,630,000 (RMB30 million) and owned by Beijing Shang Di Xing Da Mixed Soil Ltd Co. (Shang Di) with 79% of ownership and Beijing Heng Xin Ao Tong Trading Ltd. (Heng Xin) with 21% of ownership.

On July 8, 2005, the Board of Directors of Xin Ao made a decision to increase its registered capital from approximately $3,630,000 (RMB30 million) to $12,100,000 (RMB100 million) through the use of Xin Ao’s undistributed profits. The percentage of the shareholders did not change and the registered capital contributed by Boya Fangyuan had increased from approximately $2.9 million (RMB23.7 million) to $9.6 million (RMB79 million) and by Jia Shi Long Teng had increased from approximately $762,300 (RMB6.3 million) to $2.5 million (RMB21 million). On the same day, Xin Ao had an ownership change with Boya Fangyuan transferring 50% of its 79% ownership, which was approximately $6.05 million (RMB50 million) of registered capital to Mr. Han Xianfu and Jia Shi Long Teng transferring 1% of its 21% interest to Mr. Han Xianfu. In December 2005, Jia Shi Long Teng transferred its remaining 20% ownership in Xin Ao to Boya Fangyuan. On August 27, 2007, Boya Fangyuan transferred its 9% to Mr. Han Xianfu and 40% to Mr. He Weili.

On November 28, 2007, China-ACMH entered a series of contractual arrangements (the “Contractual Arrangements”) with Xin Ao and its shareholders in which China-ACMH effectively takes over management of the business activities of Xin Ao and has the right to appoint all executives and senior management and the members of the board of directors of Xin Ao. The contractual arrangements are comprised of a series of agreements, including an Exclusive Technical Consulting and Services Agreement and an Operating Agreement, through which China-ACMH has the right to advise, consult, manage and operate Xin Ao for an annual fee in the amount of Xin Ao’s yearly net profits after tax. Additionally, Xin Ao’s Shareholders have pledged their rights, titles and equity interest in Xin Ao as security for China-ACMH to collect technical consulting and services fees provided to China-ACMH through an Equity Pledge Agreement. In order to further reinforce China-ACMH’s rights to control and operate Xin Ao, Xin Ao’s shareholders have granted China-ACMH the exclusive right and option to acquire all of their equity interests in Xin Ao through An Option Agreement. As all of the companies are under common control, this has been accounted for as a reorganization of entities and the financial statements have been prepared as if the reorganization had occurred retroactively. The Company consolidates Xin Ao’s results, assets and liabilities in its financial statements.

See report of independent registered public accounting firm.

XIN AO CONSTRUCTION MATERIALS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2007

Through China-ACMH, BVI-ACM operates and controls Xin Ao through the Contractual Arrangements. The reasons that BVI-ACM used the contractual arrangements to acquire control of Xin Ao, instead of using a complete acquisition of Xin Ao’s assets or equity to make Xin Ao a wholly-owned subsidiary of BVI-ACM, are that (i) new PRC laws governing share exchanges with foreign entities, which became effective on September 8, 2006, make the consequences of such acquisitions uncertain and (ii) other than by share exchange transactions, PRC law requires Xin Ao to be acquired for cash and BVI-ACM was not able to raise sufficient funds to pay the full appraised value for Xin Ao’s assets or shares as required under PRC law.

Note 2 - Summary of significant accounting policies

Basis of presentation

The financial statements are prepared in accordance with generally accepted accounting principles in the United States of America ("US GAAP").

Principles of consolidation

The accompanying consolidated financial statements include the financial statements of BVI-ACM and its wholly owned subsidiary, China-ACMH and its variable interest entity Xin Ao. All significant inter-company transactions and balances have been eliminated in consolidation. BVI-ACM, its subsidiary and Xin Ao, together are referred to as the Company.

In accordance with Interpretation No. 46R, Consolidation of Variable Interest Entities ("FIN 46R"), variable interest entities (“VIEs”) are generally entities that lack sufficient equity to finance their activities without additional financial support from other parties or whose equity holders lack adequate decision making ability. All VIEs with which the Company is involved must be evaluated to determine the primary beneficiary of the risks and rewards of the VIE. The primary beneficiary is required to consolidate the VIE for financial reporting purposes. In connection with the adoption of FIN 46R, the Company concludes that Xin Ao is a VIE and BVI-ACM is the primary beneficiary. Under FIN 46R transition rules, the financial statements of Xin Ao are then consolidated into the Company’s consolidated financial statements.

See report of independent registered public accounting firm.

XIN AO CONSTRUCTION MATERIALS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2007

Foreign currency translation

The reporting currency of the Company is the US dollar. The Company uses their local currency Renminbi (“RMB”), as their functional currency. Results of operations and cash flows are translated at average exchange rates during the period, assets and liabilities are translated at the unified exchange rate as quoted by the People’s Bank of China at the end of the period, and equity is translated at historical exchange rates.

Asset and liability accounts at June 30, 2007 were translated at 7.60 RMB to $1.00 USD. Equity accounts were stated at their historical rate. The average translation rates applied to income statements for the years ended June 30, 2007 and 2006 were 7.81 RMB and 8.06 RMB to $1.00 USD. In accordance with Statement of Financial Accounting Standards No. 95, "Statement of Cash Flows," cash flows from the Company's operations is calculated based upon the local currencies using the average translation rate. As a result, amounts related to assets and liabilities reported on the statement of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheet.

Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the results of operations as incurred. Gains and losses from foreign currency transactions are included in the results of operation. No material transaction gain or loss for the years ended June 30, 2007 and 2006.

Revenue recognition

The Company recognizes revenue in accordance with SAB No. 101, “Revenue Recognition in Financial Statements” as amended by SAB No. 104 (together, “SAB 104”), which specifies that revenue is realized or realizable and earned when four criteria are met:

•	Persuasive evidence of an arrangement exists (the Company considers its sales contracts to be pervasive evidence of an arrangement);

•	Delivery has occurred or services have been rendered;

•	The seller’s price to the buyer is fixed or determinable; and

•	Collectibility of payment is reasonably assured.

See report of independent registered public accounting firm.

XIN AO CONSTRUCTION MATERIALS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2007

The Company sells its products mainly to major local construction companies. Sales agreements are signed with each customer. The agreements list all terms and conditions with the exception of delivery and quantity terms, which are evidenced separately in purchase orders. The Company does not sell products to customers on a consignment basis. There is no right of return after the product has been injected into the location specified by the contract and accepted by the customer. Titles are transferred after the products are shipped and accepted by customer.

The Company recognizes revenue when the goods are delivered and title has passed. Sales revenue represents the invoiced value of goods, net of a value-added tax (VAT). All of the Company’s products that are sold in the PRC are subject to a Chinese value-added tax at a rate of 6% of the gross sales price.

Due to the fact that the Company uses recycled raw materials to manufacture its products, the State Administration of Taxation has granted the Company VAT Tax Exemption from August 2005 thru August 2009. The VAT tax collected from customer is kept by the Company and recorded as Other Subsidy Income due to the above mentioned exemption.

The purchase price of our products is fixed and customers are not allowed to renegotiate pricing after contracts have been signed. The agreement with the customers includes a cancellation clause if the Company breaches the contract terms specified in the agreement.

Shipping and handling

Shipping and handling costs related to costs of the raw material purchased is included in cost of revenues.

Use of estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. The Company estimates the allowance for doubtful accounts. Management believes that the estimates utilized in preparing its financial statements are reasonable and prudent. Actual results could differ materially from these estimates.

Financial instruments

Statement of Financial Accounting Standards No. 107 (“SFAS 107”), “Disclosures about Fair Value of Financial Instruments” requires disclosure of the fair value of financial instruments held by the Company. SFAS 107 defines the fair value of financial instruments as the amount at which the instrument could be exchanged in a current transaction between willing parties. The Company considers the carrying amount of cash, accounts receivable, other receivables, prepayments, accounts payable, accrued liabilities, other payables, taxes payable, and loans to approximate their fair values because of the short period of time between the origination of such instruments and their expected realization and their current market rate of interest.

See report of independent registered public accounting firm.

XIN AO CONSTRUCTION MATERIALS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2007

Concentration of risk

•
Cash - Cash includes cash on hand and demand deposits in accounts maintained with state owned banks within the People’s Republic of China. For purposes of the statement of cash flows, the Company considers all highly liquid instruments purchased with a maturity of three months or less and money market accounts to be cash equivalents. Total cash in these banks at June 30, 2007 amounted to $844,400, of which no deposits are covered by insurance. The Company has not experienced any losses in such accounts and believes it is not exposed to any risks on its cash in bank accounts.

•
Major customers and suppliers - For the year ended June 30, 2007, three customers accounted for approximately 40%, of the Company's sales, these customers accounted for approximately 31% of the Company’s accounts receivable as of June 30, 2007. For the year ended June 30, 2006, one customer accounted for approximately 10%, of the Company's sales. For the years ended June 30, 2007 and 2006, four suppliers accounted for approximately 90% and 33%, respectively, of the Company's purchases. These four suppliers represent 21% of the Company's total accounts payable as of June 30, 2007.

•
Political and economic risk - The Company's operations are carried out in the PRC. Accordingly, the Company's business, financial condition and results of operations may be influenced by the political, economic and legal environments in the PRC, and by the general state of the PRC's economy. The Company's operations in the PRC are subject to specific considerations and significant risks not typically associated with companies in the North America and Western Europe. These include risks associated with, among others, the political, economic and legal environments and foreign currency exchange. The Company's results may be adversely affected by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

Inventories

Inventories, consisting of raw materials related to the Company’s products, are stated at the lower of cost or market, using a weighted average cost method. The Company reviews its inventory periodically for possible obsolete goods or to determine if any reserves are necessary for potential obsolescence. As of June 30, 2007, the Company determined that no reserves were necessary.

See report of independent registered public accounting firm.

XIN AO CONSTRUCTION MATERIALS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2007

Prepayments

The Company advances monies to certain vendors for purchasing its materials. The advances to suppliers or prepayments are interest free and unsecured.

Plant and equipment

Plant and equipment are stated at historical cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets with 5% residual value.

Estimated useful lives of the assets are as follows:

Useful Life
Transportation equipment	10 years
Plant machinery	10 years
Office equipment	5 years

Construction in progress represents the costs incurred in connection with the construction of buildings or new additions to the Company’s plant facilities. No depreciation is provided for construction in progress until such time as the assets are completed and are placed into service. Maintenance, repairs and minor renewals are charged directly to expenses as incurred. Major additions and betterment to property and equipment are capitalized.

The cost and related accumulated depreciation and amortization of assets sold or otherwise retired are eliminated from the accounts and any gain or loss is included in the statement of operations.

Long-lived assets of the Company are reviewed periodically, or more often if circumstances dictate, to determine whether their carrying value has become impaired. The Company considers assets to be impaired if the carrying value exceeds the future projected cash flows from related operations. The Company evaluates the periods of depreciation to determine whether subsequent events and circumstances warrant revised estimates of useful lives. As of June 30, 2007, the Company expects these assets to be fully recoverable.

Accounts receivable, trade and allowance for doubtful accounts

The Company’s business operations are conducted in the People’s Republic of China. During the normal course of business, the Company extends unsecured credit to its customers by selling on various credit terms. Management reviews its accounts receivable on at each reporting period to determine if the allowance for doubtful accounts is adequate. An estimate for doubtful accounts is recorded when collection of the full amount is no longer probable. The Company’s existing reserve is consistent with its historical experience and considered adequate by the management.

See report of independent registered public accounting firm.

XIN AO CONSTRUCTION MATERIALS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2007

Income taxes

In July 2006, the FASB issued FASB Interpretation (“FIN”) No. 48, “Accounting for Uncertainty in Income Taxes,” which prescribes a comprehensive model for how a company should recognize, measure, present and disclose in its financial statements uncertain tax positions that the company has taken or expects to take on a tax return (including a decision whether to file or not to file a return in a particular jurisdiction). The accounting provisions of FIN No.48 are effective for fiscal years beginning after December 15, 2006. The adoption of this Interpretation had no impact on the Company’s financial position or results of operations.

The Company is governed by the Income Tax Law of the People’s Republic of China (PRC). The Company adopted Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes” (SFAS 109) that requires recognition of deferred income tax liabilities and assets for the expected future tax consequences of temporary differences between income tax basis and financial reporting basis of assets and liabilities. Provision for income taxes consist of taxes currently due plus deferred taxes. Since the Company had no operations within the United States there is no provision for US income taxes and there are no deferred tax amounts as of June 30, 2007.

The charge for taxation is based on the results for the year as adjusted for items, which are non-assessable or disallowed. It is calculated using tax rates that have been enacted or substantively enacted by the balance sheet date.

Deferred taxes are accounted for using the balance sheet liability method in respect of temporary differences arising from differences between the carrying amount of assets and liabilities in the financial statements and the corresponding tax basis used in the computation of assessable tax profit. In principle, deferred tax liabilities are recognized for all taxable temporary differences, and deferred tax assets are recognized to the extent that it is probably that taxable profit will be available against which deductible temporary differences can be utilized.

A tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being assumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. The adoption had no effect on the Company’s financial statements.

See report of independent registered public accounting firm.

XIN AO CONSTRUCTION MATERIALS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2007

Deferred taxes are calculated at the tax rates that are expected to apply to the period when the asset is realized or the liability is settled. Deferred taxes are charged or credited to the income statement, except when it related to items credited or charged directly to equity, in which case the deferred tax is also dealt with in equity. Deferred tax assets and liabilities are offset when they relate to income taxes levied by the same taxation authority and the Company intends to settle its current tax assets and liabilities on a net basis.

Chinese Income Tax

The Company and its subsidiary are governed by the Income Tax Law of the People’s Republic of China concerning Foreign Investment Enterprises and Foreign Enterprises and various local income tax laws (the Income Tax Laws).

Beijing Xin Ao has been using recycled raw materials in its production since its inception which entitles the Company to an income tax exemption from January 1, 2003 through December 31, 2007 as granted by the State Administration of Taxation, PRC.

PRC law requires that before a foreign invested enterprise can legally distribute profits to its partners, it must satisfy all tax liabilities, provide for losses in previous years, and make allocations, in proportions made at the discretion of the board of directors, after the statutory reserve. The statutory reserves include the surplus reserve fund and the common welfare fund and represent restricted retained earnings.

The following table reconciles the U.S. statutory rates to the Company’s effective tax rate for the years ended June 30, 2007 and 2006:

	2007	2006
U.S. Statutory rates	34.0%	34.0%
Foreign income not recognized in USA	(34.0)	(34.0)
China income taxes	33.0	33.0
China income tax exemption	(33.0)	(33.0)
Effective income tax rates	-%	-%

Value added tax

Enterprises or individuals who sell commodities, engage in repair and maintenance or import and export goods in the PRC are subject to a value added tax, VAT, in accordance with Chinese laws. The VAT standard rate is 6% of the gross sales price for the company’s industry. A credit is available whereby VAT paid on the purchases of raw materials used in the production of the Company’s finished products can be used to offset the VAT due on sales of the finished product. Due to the fact that the Company uses recycled raw material to manufacture its products, the State Administration of Taxation has granted the Company VAT Tax Exemption from August 2005 thru August 2009. The VAT tax collected from customer is kept by the Company and recorded as Other Subsidy Income in other income, net in the accompanying financial statements.

See report of independent registered public accounting firm.

XIN AO CONSTRUCTION MATERIALS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2007

Research and development costs

Research and development costs are expensed as incurred. The costs of material and equipment that are acquired or constructed for research and development activities, and have alternative future uses, either in research and development, marketing, or sales, are classified as property and equipment or depreciated over their estimated useful lives. Research and development expense amounted to $165,404 and $213,430 for the years ended June 30, 2007 and 2006, respectively.

Recently issued accounting pronouncements

In September 2006, the FASB issued Statement of Financial Accounting Standards (“SFAS”) No. 157, “Fair Value Measurements”, which establishes a framework for reporting fair value and expands disclosures about fair value measurements. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. Management believes the adoption of this standard will have an immaterial impact on the Company’s financial statements.

In February 2007, the FASB issued Statement of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities-Including an amendment of FASB Statement No. 115, (“SFAS No. 159”). SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value. Most of the provisions of this Statement apply only to entities that elect the fair value option. However, the amendment to FASB Statement No. 115, “Accounting for Certain Investments in Debt and Equity Securities,” (“SFAS No. 115”), applies to all entities with available-for-sale and trading securities. SFAS No. 159 is effective for the Company’s consolidated financial statements for the annual reporting period beginning after November 15, 2007. The Company is currently evaluating the impact of this new pronouncement on its consolidated financial statements.

Company reporting year end

For US financial statement reporting purposes beginning from 2006, the Company has adopted June 30 as its fiscal year end.

See report of independent registered public accounting firm.

XIN AO CONSTRUCTION MATERIALS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2007

Note 3 - Supplemental disclosure of cash flow information

Interest expense paid amounted to $811,661 and $986,440 for the years ended June 30, 2007 and 2006, respectively.

Income tax payments paid amounted to $0 and $0 for the years ended June 30, 2007 and 2006, respectively.

Non-cash transactions in 2007

The Company assigned accounts receivables totaling $13,776,694 and other receivables totaling $1,337,371 to suppliers as an offset to accounts payable.

Non-cash transactions in 2006

The Company increased its registered capital $8,470,000 through contribution receivable account since the Company did not have enough retained earnings to be contributed into registered capital. See Note 1.

The Company assigned accounts receivables totaling $3,129,042 and other receivables totaling $112,144 to suppliers as an offset to accounts payable.

Note 4 - Marketable securities

All securities are available for sale and therefore are carried at fair value with unrealized gains and losses reported as accumulated other comprehensive income in shareholders’ equity. Realized gains and losses are included in other income (expense) and, when applicable, are reported as a reclassification adjustment in other comprehensive income. Gains and losses on the sale of securities are determined using the specific-identification method.

There were no realized gains or losses from the sale of marketable securities for the years ended June 30, 2007 and 2006. The Company determines cost on the specific identification method. Unrealized gains totaling $8,523 and $14,661 were recorded as other comprehensive income for the years ended June 30, 2007 and 2006, respectively.

Note 5 - Accounts receivable, trade and allowance for doubtful accounts

Accounts receivable, trade net of allowance for doubtful accounts outstanding as of June 30, 2007 amounted to $14,632,050. Management reviews its accounts receivable each reporting period to determine if the allowance for doubtful accounts is adequate. An estimate for doubtful accounts is recorded when collection of the full amount is no longer probable. Accounts receivable and allowance for doubtful accounts consist of the follow:

See report of independent registered public accounting firm.

XIN AO CONSTRUCTION MATERIALS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2007

June 30, 2007
Accounts receivable	$14,782,017
Less: allowance for doubtful accounts	149,967
Total	$14,632,050

Note 6 - Inventories

Inventories consisted only of raw materials used in production. As of June 30, 2007, inventories amounted to $416,420.

Note 7 - Plant and equipments

Plant and equipments consist of the following:

June 30, 2007
Transportation equipment	$4,293,503
Transportation equipment acquired through capital lease ( Note 12)	5,795,553
Plant machinery	1,661,569
Office equipment	37,861
Construction in progress	198,565
Total	11,987,051
Less: accumulated depreciation	(2,197,384)
Less: accumulated depreciation of transportation equipment acquired through capital lease (Note 12)	(1,894,791)
Plant and equipments, net	$7,894,876

The Company leased 37 concrete mixing trucks under non-cancelable capital lease agreements as further discussed in Note 12. As of June 30, 2007, all capital leases were fully paid off. The amount of transportation equipment capitalized under such agreements and related accumulated depreciation are included in the table above.

Construction in progress represents labor costs, material, capitalized interest incurred in connection with the construction of a new mixer station inside the current plant facility in Beijing. The management expects that the construction of the new plant will be completed by the end of 2007. No depreciation is provided for construction in progress until such time until the constructions are completed and are placed into service. Those assets will be subject to the depreciation based upon the nature of the fixed assets.

The depreciation expense for the year ended June 30, 2007 and 2006 amounted to $1,091,740 and $1,051,940, respectively.

See report of independent registered public accounting firm.

XIN AO CONSTRUCTION MATERIALS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2007

As of June 30, 2007, a total of $14,663 interest has been capitalized into construction in progress.

Note 8 - Short term loans

The short term loans represent amounts due to various banks, finance companies, unrelated companies with good business relationships with the Company, and employees, which are due on demand or normally within one year. These loans can be renewable. The Company had a total of $5,876,735 outstanding on these loans as of June 30, 2007. The loans consisted of the following:

June 30,
2007
Loan from Huaxia Bank, with effective annual interest rate of 6.7275%, due July 11, 2007, guaranteed by an unrelated company.	$2,630,000
Loan from Beijing Rural Commercial Bank, with effective annual interest rate of 7.956%, due August 20, 2007, guaranteed by a financing company in exchange for a fee of 2.5% of the face amount of the loan.	3,024,500
Loan from various employees, with effective annual interest rate of 20%, due various dates between 2007 and 2008, unsecured.	222,235
Total short term loans	$5,876,735

Total interest expense on short term loans for the years ended June 30, 2007 and 2006 amounted to $682,688 and $584,944, respectively.

Note 9 - Taxes payable

Corporate income taxes

The Company is organized in the People’s Republic of China (PRC). The Company and its subsidiaries are governed by the Income Tax Law of the People’s Republic of China concerning Foreign Investment Enterprises and Foreign Enterprises and various local income tax laws (the Income Tax Laws).

PRC law requires that before a foreign invested enterprise can legally distribute profits to its partners, it must satisfy all tax liabilities, provide for losses in previous years, and make allocations, in proportions made at the discretion of the board of directors, after the statutory reserve. The statutory reserves include the surplus reserve fund and the common welfare fund and represent restricted retained earnings.
For the years ended June 30, 2007 and 2006, the provision for income taxes amounted to $0 and $0, respectively. The estimated tax savings due to this tax exemption for the year ending June 30, 2007 and 2006 amounted to $1,286,358 and $861,854, respectively.

See report of independent registered public accounting firm.

XIN AO CONSTRUCTION MATERIALS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2007

Value added tax

Enterprises or individuals who sell commodities, engage in repair and maintenance or import and export goods in the PRC are subject to a value added tax, VAT, in accordance with Chinese laws. The VAT standard rate is 6% of the gross sales price for the company’s industry. A credit is available whereby VAT paid on the purchases of raw materials used in the production of the Company’s finished products can be used to offset the VAT due on sales of the finished product.

Due to the Company’s VAT tax exempt status, the Company does not need pay any VAT tax and the VAT collected from customers is recorded as other subsidy income.

Recent changes in PRC’s corporate income taxes

Beginning January 1, 2008, the new Enterprise Income Tax (“EIT”) law will replace the existing laws for Domestic Enterprises (“DES”) and Foreign Invested Enterprises (“FIEs”).
The key changes are:

a.	The new standard EIT rate of 25% will replace the 33% rate currently applicable to both DES and FIEs, except for High Tech companies who pays a reduced rate of 15%;

b.
Companies established before March 16, 2007 will continue to enjoy tax holiday treatment approved by local government for a grace period of either for the next 5 years or until the tax holiday term is completed, whichever is sooner. These companies will pay the standard tax rate as defined in point “a” above when the grace period expires.

The Company is granted income tax exemption from January 1, 2003 to December 31, 2007. Since the detailed guidelines of the new tax law were not publicized yet, the Company can not determine what the new tax rate (15% or 25%) will be applicable to the Company and its subsidiaries after the end of their respective tax holiday terms.

Taxes payable consisted of the following:

June 30, 2007
VAT payable	$-
Income tax payable	-
Other misc. taxes or levies	661
Total taxes payable	$661

See report of independent registered public accounting firm.

XIN AO CONSTRUCTION MATERIALS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2007

Total income tax and VAT tax paid for the years ended June 30, 2007 and 2006 amounted to $0 and $0, respectively.

Note 10 - Reserves and dividends

The laws and regulations of the People’s Republic of China require that before foreign invested enterprise can legally distribute profits, it must first satisfy all tax liabilities, provide for losses in previous years, and make allocations, in proportions determined at the discretion of the board of directors, after the statutory reserve. The statutory reserves include the surplus reserve fund and the common welfare fund.

The Company is required to transfer 10% of its net income, as determined in accordance with the PRC accounting rules and regulations, to a statutory surplus reserve fund until such reserve balance reaches 50% of the Company’s registered capital.

The transfer to this reserve must be made before distribution of any dividends to shareholders. For the years ended June 30, 2007 and 2006, the Company transferred $389,805 and $261,168 to this reserve in accordance with PRC accounting rules and regulations.

The surplus reserve fund is non-distributable other than during liquidation and can be used to fund previous years’ losses, if any, and may be utilized for business expansion or converted into share capital by issuing new shares to existing shareholders in proportion to their shareholding or by increasing the par value of the shares currently held by them, provided that the remaining reserve balance after such issue is not less than 25% of the registered capital.

The Chinese government restricts distributions of registered capital and the additional investment amounts required by a foreign invested enterprise. Approval by the Chinese government must be obtained before distributions of these amounts can be returned to the shareholders.

Note 11 - Operating leases

The Company leases manufacturing plant, office space, and employee dorms from unrelated parties. Total lease expense for the years ended June 30, 2007 and 2006 was $147,646 and $138,998, respectively. Total future minimum lease payments as of June 30, 2007 are as follows:

See report of independent registered public accounting firm.

XIN AO CONSTRUCTION MATERIALS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2007

Year ended June 30,	Amount
2008	$191,142
Thereafter	-

Note 12 - Capital leases

Leases that transfer substantially all the rewards and risks of ownership to the lessee, other than legal title, are accounted for as capital leases. The leased asset is amortized over the shorter of the lease term or its estimated useful life if title does not transfer to the Company, while the leased asset is depreciated in accordance with the Company’s normal depreciation policy if the title is to eventually transfer to the Company.

The Company leased 37 concrete mixing trucks on March 15, 2004 for three years with the lease ending in March 2007 at an interest rate of 8.6% per year. As of June 30, 2007, the lease was fully paid off and the lessor is in the process of transferring title to the Company. The fair value of the trucks capitalized was $5,795,553 including capitalized interest of $1,033,293.

Note 13 - Employee pension

The Company offers a discretionary pension fund, a defined contribution plan, to qualified employees. The pension includes two parts: the first to be paid by the Company is 20% of the employee’s actual salary in the prior year. The other part, paid by the employee, is 8% of the actual salary. The Company made $4,537 in contributions of employment benefits, including pension in the twelve months ended June 30, 2007. The Company made $0 in contributions of employment benefits, including pension in the twelve months ended June 30, 2006.

Note 14 - Contribution receivable

On July 8, 2005, Xin Ao’s board of directors passed a resolution to increase the registered capital from $3.63 million (RMB30 million) to $12.1 million (RMB100 million). The increase in registered capital of $8.47 million (RMB70 million) was to be funded by the undistributed profits as of June 30, 2005. Since Xin Ao did not have sufficient undistributed profits from June 30, 2005, the amount of increase was recorded as a contribution receivable.

Xin Ao Construction Materials, Inc. (“BVI-ACM”) was established on October 9, 2007, under the laws of British Virgin Islands. At inception, BVI-ACM issued 10,000 shares of common stock to its founding shareholders. The shares were issued at par value or $0.01 per share. The balance of $100 is shown in Contribution Receivable on the accompanying consolidated financial statements.

See report of independent registered public accounting firm.

XIN AO CONSTRUCTION MATERIALS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2007

On November 23, 2007, BVI-ACM established a 100% subsidiary, Beijing Ao Hang Construction Material Technology Co., Ltd. (“China-ACMH”), in PRC as a wholly owned foreign limited liability company with registered capital of $5 million. According to the laws of PRC, BVI-ACM is required to pay 15% of $5 million by February 22, 2008 and the remaining balance by November 22, 2009.

As of June 30, 2007, a contribution receivable in the amount of $13,470,100 remains unpaid.

Contribution receivable consisted of the following:

June 30, 2007
Beijing Xin Ao Concrete Company	$8,470,000
Beijing Ao Hang Construction Material Technology Co., Ltd	5,000,000
Xin Ao Construction Materials, Inc	100
Total contribution receivable	$13,470,100

Note 15 - Contribution Payable

As described in note 14 above, BVI-ACM did not make payments of $5 million to China-ACMH as of June 30, 2007 and recorded a contribution payable on the accompanying consolidated financial statements.

Note 16 - Legal proceedings

From time to time, the Company becomes involved in various lawsuits and legal proceedings which arise in the ordinary course of business.

Following is the summary of the current litigation as of June 30, 2007:

Beijing Xin’Ao Concrete Co., Ltd vs. Beijing Boda Guosheng Investment Co., Ltd. (Beijing District Court, PRC)

In August 2006, Beijing Xin’Ao (the “Company”) filed a lawsuit against Beijing Boda Guosheng Investment Co., Ltd (“ Boda”) seeking specific performance of Boda’s alleged obligation under the sales contract with the Company to pay RMB 1,983,267 for the cement supplied by the Company between March 2005 and June 2005 and compensatory damage of RMB 171,087 to cover the interest incurred on the unpaid purchase. The Court has ruled against Boda and had ordered Boda to pay the damages requested by the Company but Boda is still in the process of appealing against the court rulings. The Company does not believe that the ultimate outcome of this case will have a material adverse effect on the Company. In November 2007, the Appeals Court has upheld the original verdict and ordered Boda to pay all the damages to the Company.

See report of independent registered public accounting firm.

XIN AO CONSTRUCTION MATERIALS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2007

Yunwei Zhang vs. Beijing Xin’Ao Concrete Co., Ltd. (Beijing District Court, PRC)

In May 2006, an action against the Company and Beijing Shandi Xinda Company by Yunwei Zhang in Beijing District Court seeking payment of RMB 814,200 for the damage caused by Qingbao Zhang, a contracted driver of the Company and an employee of Zhangbei County Labor Service Co., Ltd. The vehicle involved in the accident is owned by Beijing Shandi Xingda Company that leased the vehicle to the Company that subsequently leased the vehicle to Zhangbei County Labor Service Company. There has been no discovery to date and no trial has been scheduled. The Company intends to vigorously defend against Mr. Zhang’s claim. The Company does not believe that the ultimate outcome of this matter will have a material adverse effect on the Company.

Note 17 - Subsequent Events

Short-term loan repayment

The Company repaid the bank loan in the amount of approximately $2.6 million (RMB20 million) to Huaxia Bank on July 11, 2007 according to the terms and conditions established by the loan agreement.

Reorganization and recapitalization (also see Note 1)

On August 27, 2007, Boya Fangyuan transferred its 9% to Mr. Han Xianfu and 40% to Mr. He Weili.

On October 9, 2007, BVI-ACM was established under the laws of British Virgin Islands as a “special purpose vehicle” for the foreign fund rising for Xin Ao. On September 29, 2007, China State Administration of Foreign Exchange (“SAFE”) approved BVI-ACM’s status as a “special purpose vehicle” offshore company.

On November 23, 2007, BVI-ACM established a 100% subsidiary, China-ACMH Construction Material Technology Co., Ltd. (“China-ACMH”), in PRC as a wholly owned foreign limited liability company with registered capital of $5 million.

On November 28, 2007, China-ACMH entered a series of contractual arrangements (the “Contractual Arrangements”) with Xin Ao and its shareholders in which China-ACMH effectively takes over management of business activities of Xin Ao, has right to appoint all executives and senior management and the members of the board of directors of Xin Ao, has the right to advise, consult, manage and operate each of Xin Ao at an annual fee in the amount of Xin Ao’s yearly net profits after tax, and was granted the exclusive right and option to acquire all of their equity interests in Xin Ao. As all of the companies are under common control, this has been accounted for as a reorganization of entities and the financial statements have been prepared as if the reorganization had occurred retroactively. The Company consolidates Xin Ao’s results, assets and liabilities in its financial statements.

See report of independent registered public accounting firm.

XIN AO CONSTRUCTION MATERIALS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2007

On April 29, 2008, the Company entered into a Share Exchange Agreement (“Exchange Agreement”) by and among TJS Wood Flooring, Inc., (a Delaware Corporation) (“TJS”), BVI-ACM, and each of the shareholders of BVI-ACM. The close of the transaction took place on April 29, 2008. On the Closing date, pursuant to the terms of the Exchange Agreement, TJS acquired all of the outstanding shares of BVI-ACM from the BVI-ACM shareholders; and the BVI-ACM shareholders transferred and contributed all of their interest to TJS. In exchange, TJS issued to the BVI-ACM shareholders, 11,500,000 shares of common stock.

See report of independent registered public accounting firm.

9,493,750 Shares of Common Stock

875,000 Common Stock Purchase Warrants

CHINA ADVANCED CONSTRUCTION MATERIALS GROUP, INC.

PROSPECTUS

       , 2008

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of common stock being registered. All amounts, other than the SEC registration fee, are estimates. We will pay all these expenses.

Amount to be Paid
SEC Registration Fee	$634
Printing Fees and Expenses	10,000
Legal Fees and Expenses	75,000
Accounting Fees and Expenses	3,400
Blue Sky Fees and Expenses	7,500
Transfer Agent and Registrar Fees	1,110
Miscellaneous	5,000
Total	$102,644

Item 14. Indemnification of Directors and Officers

Our bylaws provide for the indemnification of our present and prior directors and officers or any person who may have served at our request as a director or officer of another corporation in which we own shares of capital stock or of which we are a creditor, against expenses actually and necessarily incurred by them in connection with the defense of any actions, suits or proceedings in which they, or any of them, are made parties, or a party, by reason of being or having been director(s) or officer(s) of us or of such other corporation, in the absence of negligence or misconduct in the performance of their duties. This indemnification policy could result in substantial expenditure by us, which we may be unable to recoup.

Insofar as indemnification by us for liabilities arising under the Securities Exchange Act of 1934 may be permitted to our directors, officers and controlling persons pursuant to provisions of the Articles of Incorporation and Bylaws, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy and is, therefore, unenforceable. In the event that a claim for indemnification by such director, officer or controlling person of us in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being offered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

At the present time, there is no pending litigation or proceeding involving a director, officer, employee or other agent of ours in which indemnification would be required or permitted. We are not aware of any threatened litigation or proceeding which may result in a claim for such indemnification.

 Item 15. Recent Sales of Unregistered Securities

Since February 15, 2007, we have issued and sold the following unregistered securities:

On March 12, 2007, Xin Ao entered a consulting agreement with Beijing Allstar Business Consulting, Inc., or Allstar, a People’s Republic of China Corporation. On April 26, 2008, Xin Ao and Allstar amended and restated the consulting agreement to provide, among other things, that Allstar and its chosen consultants would provide financial advisory services to Xin Ao financing options and access to capital markets. Pursuant to the consulting agreement, Allstar was entitled to 4.75% shares of our common stock following the reverse acquisition of BVI-ACM, which was consummated on April 29, 2008, as described above. On June 4, 2008, we issued to Allstar, and its assigns, an aggregate of 498,750 shares of our common stock.

On April 29, 2008 we issued 11,500,000 shares of our common stock to stockholders of BVI-ACM. The total consideration for the 11,500,000 shares of our common stock was all the issued and outstanding capital stock of BVI-ACM. We did not receive any cash consideration in connection with the share exchange. The number of our shares issued to the stockholders of BVI-ACM was determined based on an arms-length negotiation. The issuance of our shares to these individuals was made in reliance on the exemption provided by Section 4(2) of the Securities Act for the offer and sale of securities not involving a public offering and regulation D promulgated thereunder. Following the transaction, there were 12,666,667 shares of common stock issued and outstanding, of which 2,166,667 were subsequently cancelled.

On June 10, 2008, we issued to certain accredited investors an aggregate of 875,000 Units for total gross proceeds of $7,000,000, with each Unit consisting of one share of Series A Preferred Stock, and one common stock purchase warrant to purchase two shares of our common stock at an exercise price of $2.40. Such securities were not registered under the Securities Act of 1933. The issuance of these securities was exempt from registration under Regulation D and Section 4(2) of the Securities Act. We made this determination based on the representations of Investors, which included, in pertinent part, that such shareholders were either (a) "accredited investors" within the meaning of Rule 501 of Regulation D promulgated under the Securities Act, or (b) not a "U.S. person" as that term is defined in Rule 902(k) of Regulation S under the Act, and that such shareholders were acquiring our common stock, for investment purposes for their own respective accounts and not as nominees or agents, and not with a view to the resale or distribution thereof, and that the shareholders understood that the shares of our common stock may not be sold or otherwise disposed of without registration under the Securities Act or an applicable exemption therefrom.

Also on June 10, 2008, we issued to Maxim Group LLC, the placement agent for the offering described above, five year warrants to purchase 245,000 shares of our common stock at an exercise price of $2.40 per share. Such securities were not registered under the Securities Act of 1933. The issuance of these securities was exempt from registration under Section 4(2) of the Securities Act. We made this determination based on the representations of Maxim Group, which included, in pertinent part, that it was an "accredited investors" within the meaning of Rule 501 of Regulation D promulgated under the Securities Act and that it was acquiring our common stock for investment purposes for its own respective accounts and not as nominees or agents, and not with a view to the resale or distribution thereof, and that it understood that the shares of our common stock may not be sold or otherwise disposed of without registration under the Securities Act or an applicable exemption therefrom.

On June 20, 2008, we issued to Alex Yao 25,000 shares of our common stock as partial compensation for his services as our Chief Financial Officer. Thereafter, on July 31, 2008, Mr. Yao resigned as our Chief Financial Officer due to personal reasons. Mr. Yao has agreed to return the 25,000 shares of our common stock previously issued to him for services.

In instances described above where we issued securities in reliance upon Regulation D, we relied upon Rule 506 of Regulation D of the Securities Act. These stockholders who received the securities in such instances made representations that (a) the stockholder is acquiring the securities for his, her or its own account for investment and not for the account of any other person and not with a view to or for distribution, assignment or resale in connection with any distribution within the meaning of the Securities Act, (b) the stockholder agrees not to sell or otherwise transfer the purchased shares unless they are registered under the Securities Act and any applicable state securities laws, or an exemption or exemptions from such registration are available, (c) the stockholder has knowledge and experience in financial and business matters such that he, she or it is capable of evaluating the merits and risks of an investment in us, (d) the stockholder had access to all of our documents, records, and books pertaining to the investment and was provided the opportunity to ask questions and receive answers regarding the terms and conditions of the offering and to obtain any additional information which we possessed or were able to acquire without unreasonable effort and expense, and (e) the stockholder has no need for the liquidity in its investment in us and could afford the complete loss of such investment. Management made the determination that the investors in instances where we relied on Regulation D are Accredited Investors (as defined in Regulation D) based upon management’s inquiry into their sophistication and net worth. In addition, there was no general solicitation or advertising for securities issued in reliance upon Regulation D.

In instances described above where we indicate that we relied upon Section 4(2) of the Securities Act in issuing securities, our reliance was based upon the following factors: (a) the issuance of the securities was an isolated private transaction by us which did not involve a public offering; (b) there were only a limited number of offerees; (c) there were no subsequent or contemporaneous public offerings of the securities by us; (d) the securities were not broken down into smaller denominations; and (e) the negotiations for the sale of the stock took place directly between the offeree and us.

Item 16. Exhibits.

Exhibit			Filed	To be Filed by
Index	Description of Document		Herewith	Amendment	Incorporated by Reference To:

2.1
Share Exchange Agreement by and among TJS Wood Flooring, Inc.; Xin Ao Construction Materials, Inc.; and each of the equity owners of Xin Ao Construction Materials, Inc. Shareholders, dated April 29, 2008
Exhibit 2.1 to the Registrant’s Current Report on Form 8-K filed on May 5, 2008.

3.1	Articles of Incorporation of the Registrant as filed with the Secretary of State of Delaware on February 13, 2007, as amended to date.				Exhibits 3.1 and 3.1a to the Registrant’s Registration Statement on Form SB-2 filed on March 26, 2007.

3.2	Amended and Restated Bylaws of the registrant.				Exhibit 3.2 to the Registrant’s Registration Statement on Form SB-2 filed on March 26, 2007.

4.1	Certificate of Designation for Series A Convertible Preferred Stock				Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed on June 13, 2008.

4.2	Lock-Up Agreement amongst Registrant, Xianfu Han and Weili He dated June 11, 2008				Exhibit 4.2 to the Registrant’s Current Report on Form 8-K filed on June 13, 2008.

5	Opinion of Thelen Reid Brown Raysman & Steiner LLP as to the legality of the shares.	✓

10.1	Employment Agreement with Xiangsheng Xu				Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on May 5, 2008.

10.2	Employment Agreement with Weili He				Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed on May 5, 2008.

10.3	Employment Agreement with Xianfu Han				Exhibit 10.3 to the Registrant’s Current Report on Form 8-K filed on May 5, 2008.

10.4	Employment Agreement with Alex Yao				Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on May 7, 2008.

10.5	Subscription Escrow Agreement between the Registrant, Maxim Group, LLC and American Stock Transfer & Trust Company as Escrow Agent dated June 11, 2008.				Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on June 13, 2008.

10.6
Make Good Escrow Agreement by and among the Registrant, the Investors, the Investor Representative, Xianfu Han and Weili He, and American Stock Transfer & Trust Company as Escrow Agent, dated June 11, 2008
Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed on June 13, 2008.

10.7	Form of Common Stock Purchase Warrant		Exhibit 10.3 to the Registrant’s Current Report on Form 8-K filed on June 13, 2008.

10.8	Form of Placement Agent Stock Purchase Warrant		Exhibit 10.4 to the Registrant’s Current Report on Form 8-K filed on June 13, 2008.

10.9	Escrow Agreement for IR and Dividends by and among the Registrant, the Investor Representative, Maxim Group, LLC and Anslow + Jaclin, LLP as Escrow Agent		Exhibit 10.5 to the Registrant’s Current Report on Form 8-K filed on June 13, 2008.

16.1	Auditor Letter of Li & Company, PC		Exhibit 16.1 to the Registrant’s Current Report on Form 8-K filed on May 5, 2008.

21	List of subsidiaries of the Registrant	✓

23.1	Consent of Moore Stephens Wurth Frazer and Torbet, LLP	✓

23.2	Consent of Thelen Reid Brown Raysman & Steiner LLP (included in Exhibit 5).

24	Power of Attorney (included on the signature page of this Registration Statement).

Item 17. Undertakings

The undersigned registrant hereby undertakes to:

File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(a) Include any prospectus required by Section 10(a)(3) of the Securities Act, and

(b) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement, and

(c) Include any additional or changed material information on the plan of distribution.

For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

For determining liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Beijing, China, on the 8th day of August, 2008.

By:	/s/ Xianfu Han
Xianfu Han Prinicipal Executive Officer and Interim Principal Financial Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below constitutes and appoints Xianfu Han and Weili He, and each of them individually, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title
/s/ Xianfu Han	Chief Executive Officer, President, and Chairman of
Xianfu Han	the Board (Principal Executive Officer and Interim Principal Financial Officer)

/s/Weili He	Vice Chairman and Chief Operating Officer
Weili He

/s/Xiangsheng Xu	President and Director
Xiangsheng Xu

EXHIBIT INDEX

Exhibit			Filed	To be Filed by
Index	Description of Document		Herewith	Amendment	Incorporated by Reference To:

2.1
Share Exchange Agreement by and among TJS Wood Flooring, Inc.; Xin Ao Construction Materials, Inc.; and each of the equity owners of Xin Ao Construction Materials, Inc. Shareholders, dated April 29, 2008
Exhibit 2.1 to the Registrant’s Current Report on Form 8-K filed on May 5, 2008.

3.1	Articles of Incorporation of the Registrant as filed with the Secretary of State of Delaware on February 13, 2007, as amended to date.				Exhibits 3.1 and 3.1a to the Registrant’s Registration Statement on Form SB-2 filed on March 26, 2007.

3.2	Amended and Restated Bylaws of the registrant.				Exhibit 3.2 to the Registrant’s Registration Statement on Form SB-2 filed on March 26, 2007.

4.1	Certificate of Designation for Series A Convertible Preferred Stock				Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed on June 13, 2008.

4.2	Lock-Up Agreement amongst Registrant, Xianfu Han and Weili He dated June 11, 2008				Exhibit 4.2 to the Registrant’s Current Report on Form 8-K filed on June 13, 2008.

5	Opinion of Thelen Reid Brown Raysman & Steiner LLP as to the legality of the shares.	✓

10.1	Employment Agreement with Xiangsheng Xu				Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on May 5, 2008.

10.2	Employment Agreement with Weili He				Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed on May 5, 2008.

10.3	Employment Agreement with Xianfu Han				Exhibit 10.3 to the Registrant’s Current Report on Form 8-K filed on May 5, 2008.

10.4	Employment Agreement with Alex Yao				Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on May 7, 2008.

10.5	Subscription Escrow Agreement between the Registrant, Maxim Group, LLC and American Stock Transfer & Trust Company as Escrow Agent dated June 11, 2008.				Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on June 13, 2008.

10.6
Make Good Escrow Agreement by and among the Registrant, the Investors, the Investor Representative, Xianfu Han and Weili He, and American Stock Transfer & Trust Company as Escrow Agent, dated June 11, 2008
Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed on June 13, 2008.

10.7	Form of Common Stock Purchase Warrant		Exhibit 10.3 to the Registrant’s Current Report on Form 8-K filed on June 13, 2008.

10.8	Form of Placement Agent Stock Purchase Warrant		Exhibit 10.4 to the Registrant’s Current Report on Form 8-K filed on June 13, 2008.

10.9	Escrow Agreement for IR and Dividends by and among the Registrant, the Investor Representative, Maxim Group, LLC and Anslow + Jaclin, LLP as Escrow Agent		Exhibit 10.5 to the Registrant’s Current Report on Form 8-K filed on June 13, 2008.

16.1	Auditor Letter of Li & Company, PC		Exhibit 16.1 to the Registrant’s Current Report on Form 8-K filed on May 5, 2008.

21	List of subsidiaries of the Registrant	✓

23.1	Consent of Moore Stephens Wurth Frazer and Torbet, LLP	✓

23.2	Consent of Thelen Reid Brown Raysman & Steiner LLP (included in Exhibit 5).

24	Power of Attorney (included on the signature page of this Registration Statement).